As filed with the Securities and Exchange Commission on January 24, 2023

 File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Axar Credit Opportunity Fund, Inc.

(Exact name of registrant as specified in charter)

Maryland	92-18873578
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

402 W 13th Street, 5th Floor New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(212) 356-6130

(Registrant’s telephone number, including area code)

with copies to:

John J. Mahon, Esq. Schulte Roth & Zabel LLP 901 Fifteenth Street, NW, Suite 800 Washington, DC 20005 Tel: (202) 729-7470 Fax: (202) 730-4520

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period from complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

TABLE OF CONTENTS

Page

EXPLANATORY NOTE	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2

EXPLANATORY NOTE

Axar Credit Opportunity Fund, Inc. is filing this registration statement on Form 10 (this “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In this Registration Statement, each of the “Company,” “we,” “us” and “our” refers to Axar Credit Opportunity Fund, Inc. and “Investment Adviser” refers to ACOF Management LLC, unless otherwise specified.

Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:

•	“we,” “us,” “our” and the “Company” refer to Axar Credit Opportunity Fund, Inc.;

•	“Axar Capital” refers to Axar Capital Management LP; and

•	“Investment Adviser” refer to ACOF Management LLC our investment adviser.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. “Item 1. Business—Emerging Growth Company.”

Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The SEC maintains a website (http://www.sec.gov) that contains the reports mentioned in this section.

In connection with the foregoing, we will file an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, we will become subject to the 1940 Act requirements applicable to BDCs.

Investing in shares of our common stock (“Shares”) involves a high degree of risk, including the following:

•	We have limited prior operating history and there is no assurance that we will achieve our investment objective.

•	You should not expect to be able to sell your Shares regardless of how we perform.

•	You should consider that you may not have access to the money you invest for an extended period of time.

•	We do not expect to list our Shares on any securities exchange and we do not expect a secondary market in our Shares to develop prior to any listing.

•	Because you may be unable to sell your Shares, you will be unable to reduce your exposure in any market downturn.

•	We have implemented a share repurchase program, but only a limited number of Shares will be eligible for repurchase and repurchases will be subject to available liquidity and other significant restrictions.

•	An investment in our Shares is not suitable for you if you need access to the money you invest.

•	You will bear substantial fees and expenses in connection with your investment.

•	We cannot guarantee that we will make distributions, and if we do, we may fund such distributions from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds, and although we generally expect to fund distributions from cash flow from operations, we have not established limits on the amounts we may pay from such sources.

•	Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by the Investment Adviser or its affiliates, that may be subject to reimbursement to the Investment Adviser or its affiliates. The repayment of any amounts owed to our affiliates will reduce future distributions to which you would otherwise be entitled.

•	We will be subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code or to satisfy RIC requirements.

•	We use and continue to expect to use leverage, which will magnify the potential for loss on amounts invested in us.

•	Uncertainty relating to the London Interbank Offered Rate (“LIBOR”) calculation process may adversely affect the value of our portfolio.

•	We intend to invest in securities that are rated below-investment-grade by rating agencies or that would be rated below-investment-grade if they were rated. Below-investment-grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be illiquid and difficult to value.

•	We may be susceptible to being adversely affected by any single corporate, economic, political or regulatory occurrence.

•	We may face additional competition due to the fact that individuals associated with the Investment Adviser are not prohibited from raising money for, or managing, another entity that makes the same types of investments that we target.

•	Our ability to enter into transactions with our affiliates will be restricted. We will be unable to participate in certain transactions originated by the Investment Adviser or its affiliates unless we receive co-investment exemptive relief from the SEC, and prior to the receipt of such relief, we may only engage in such co-investment opportunities in accordance with existing regulatory guidance.

•	Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but, rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “project”, “seek”, “should”, “target”, “will”, “would” or variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this Registration Statement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation:

•	changes in laws and regulations, changes in political, economic, or industry conditions, and changes in the interest rate environment or other conditions affecting the financial and capital markets, including with respect to changes resulting from or in response to, or potentially even the absence of changes as a result of, the impact of the Coronavirus (“COVID-19”) pandemic;

•	the length and duration of the COVID-19 outbreak in the United States as well as worldwide, and the magnitude of its impact and time required for economic recovery, including with respect to the impact of travel restrictions and other isolation and quarantine measures on the ability of the Investment Adviser’s investment professionals to conduct in-person diligence on, and otherwise monitor, existing and future investments;

•	an economic downturn and the time period required for robust economic recovery therefrom could impair our portfolio companies’ ability to continue to operate and financial conditions, which could lead to the loss of some or all of our investments in such portfolio companies and have a material adverse effect on our results of operations and financial condition;

•	a contraction of available credit and/or an inability to access the equity markets or additional sources of liquidity could have a material adverse effect on our results of operations and financial condition and impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars; and

•	risks associated with possible disruption in our or our portfolio companies’ operations due to wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this Registration Statement and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. The safe harbor provisions of Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement because we are an investment company.

ITEM 1. BUSINESS.

The Company

We are a Maryland corporation incorporated on December 14, 2022. We are a newly formed, externally managed non-diversified, closed-end management investment company that intends to elect to be regulated as a BDC under the 1940 Act. We are externally managed by an affiliate of Axar Capital. Our Investment Adviser is controlled by Axar Capital. We intend to elect to be treated for federal income tax purposes, and intend to qualify annually thereafter, as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”). As a BDC and a RIC, we must comply with certain regulatory requirements. See “Item 1. Business—Operating and Regulatory Environment” and “Item 1. Business—Material U.S. Federal Income Tax Considerations.”

Our investment objective is to generate consistent current income coupled with the potential for long-term capital appreciation. We seek to generate current income and long-term capital appreciation by investing primarily in middle-market credit investments, including stressed and distressed credit, structured capital and other types of investments with asymmetric return profiles and hard catalysts linked to a corporate situation. We may also invest in originated loans and other securities, including broadly syndicated loans, of U.S. companies and to a lesser extent European and other non-U.S. companies.

For investment purposes, “middle-market” refers to companies with annual revenues of between $100 million and $1 billion at the time we invest.

We expect to conduct a continuous private offering (the “Offering”) of our Shares to investors in reliance on exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We intend to seek exemptive relief from the Securities and Exchange Commission (the “SEC”) in order to permit us to issue multiple classes of Shares in the Offering, including Class S Shares, Class D Shares and Class I Shares. The Share classes will have different ongoing shareholder servicing and/or distribution fees. Until we have received such exemptive relief, we will only issue and sell Class I Shares in the Offering. We anticipate commencing loan origination and investment activities at the time we conduct our first closing under the Offering, which we refer to as our “Initial Closing.” We expect to conduct subsequent closings from time to time after the Initial Closing (each, a “Subsequent Closing” and, together with the Initial Closing, each, a “Closing”). We anticipate that we may incur organizational and offering expenses of approximately [ ]% of the aggregate gross proceeds that we raise in connection with the offer and sale of our Shares and any other securities issued by us.

At each Closing, each investor will purchase Shares pursuant to a subscription agreement entered into with us.

Prior to the Initial Closing, we will file an election to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “—Operating and Regulatory Environment” and “—Material U.S. Federal Income Tax Considerations.”

We may make investments through wholly-owned subsidiaries. Such subsidiaries are expected to be organized as corporations or limited liability companies and will not be registered under the 1940 Act. These subsidiaries may be formed to obtain favorable tax benefits or to obtain financing on favorable terms due to their bankruptcy-remote characteristics. Our board of directors (the “Board”) has oversight responsibility for our investment activities, including our investment in any subsidiary, and our role as sole shareholder of any subsidiary. To the extent applicable to the investment activities of a subsidiary, the subsidiary will follow the same compliance policies and procedures as the Company. We would “look through” any such subsidiary to determine compliance with our investment policies and would generally expect to consolidate any such wholly-owned subsidiary for purposes of our financial statements and compliance with the 1940 Act. Furthermore, we intend to comply with the current requirements under the Code and Treasury Regulations (defined below) for income derived from our investment in the subsidiary to be treated as “qualifying income” from which a RIC must derive at least 90% of its annual gross income. See “—Material U.S. Federal Income Tax Considerations.”

We intend to invest in investments that are rated below-investment-grade or may be unrated, which are often referred to as “leveraged loans,” “high yield” or “junk” debt investments, and may be considered “high risk” or speculative compared to debt investments that are rated investment-grade. Such issuers are considered more likely than investment-grade issuers to default on their payments of interest and principal, and such risk of default could reduce our net asset value and income distributions. In addition, investments we could potentially acquire in the secondary market may also have less restrictive covenant terms that provide us with fewer protections, called “covenant-lite” loans, that generally provide for fewer restrictions on the borrower’s operations and use of proceeds than do debt instruments that contain traditional financial and operating covenants.

Because we intend to qualify as a RIC under the Code, our portfolio will be subject to diversification and other requirements. See “—Material U.S. Federal Income Tax Considerations.”

In accordance with the 1940 Act as presently in effect, BDCs generally are prohibited from incurring additional leverage to the extent it would cause them to have less than a 200% asset coverage ratio, reflecting approximately a 1:1 debt to equity ratio, taking into account the then current fair value of their investments. However, under changes implemented in accordance with the Small Business Credit Availability Act and with the approval of our Board and sole initial Shareholder pursuant to Section 61(a)(2) under the 1940 Act, we have elected to be subject to the lower coverage ratio of 150% available thereunder in order to maintain maximum flexibility, reflecting approximately a 2:1 debt to equity ratio. The use of borrowed funds or the proceeds of preferred shares issued by the Company to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing preferred shares would be borne by the holders of the Shares (each, a “Shareholder”).

Investment Adviser

We are externally managed by ACOF Management LLC, a newly formed entity and an affiliate of Axar Capital. The Investment Adviser is a Delaware limited liability company registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Axar Capital is a value-oriented alternative asset management firm that focuses on United States middle-market opportunities that larger alternative investment managers are less likely to pursue due to size, complexity, duration and potential need for active involvement. The Company brings Axar Capital’s credit-focused investment platform to the non-exchange-traded BDC industry at a time when credit markets in the United States are undergoing a historic transition period. We expect our Investment Adviser to rely on the investment expertise and experience of a team of senior investment professionals with over 75 years of combined investment experience, which we refer to collectively as our “Investment Team.” Our Investment Team will also have access to additional investment and administrative personnel presently employed by Axar Capital.

Subject to the overall supervision of our Board, the Investment Adviser manages our day-to-day operations and provides us with investment advisory and management services pursuant to the investment advisory and management agreement (the “Investment Management Agreement”) by and between the Investment Adviser and us. In particular, the Investment Adviser is responsible for identifying attractive investment opportunities, conducting research and due diligence on prospective investments, structuring our investments and monitoring and servicing our investments.

The members of our Investment Team currently provide management or investment advisory services to entities that have overlapping objectives with us. As a result, the Investment Adviser could face conflicts in the allocation of investment opportunities between us and other vehicles sponsored or managed by Axar Capital, which we refer to collectively as the “Axar Funds.” In order to address these conflicts, the Investment Adviser has adopted an investment allocation policy designed to allocate investment opportunities in a fair and equitable manner among us and the Axar Funds. From time to time, we may co-invest with other Axar Funds, to the extent permitted under the 1940 Act or any exemptive relief the SEC may in the future grant us to participate in such co-investment opportunities.

The Administrator

We will enter into an administration agreement (the “Administration Agreement”) with ACOF Management LLC (the “Administrator”), which is an affiliate of Axar Capital, under which the administrator (the "Administrator) will provide administrative services for us, including arranging office facilities for us and providing office equipment and clerical, bookkeeping and recordkeeping services at such facilities. Under the Administration Agreement, the Administrator will also perform, or oversee the performance of, our required administrative services, which includes being responsible for the financial records which we are required to maintain and preparing reports for our Shareholders and reports filed with the SEC and providing the services of our chief financial officer, chief compliance officer and their respective staffs. In addition, the Administrator will assist us in determining and publishing our net asset value, overseeing the preparation and filing of tax returns and the printing and dissemination of reports to our Shareholders, and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others. The Administrator may provide such services directly, or may engage one or more sub-administrators to provide such administrative services to us on its behalf. We expect to engage a third-party sub-administrator prior to the Initial Closing. The Administrator may also provide on our behalf managerial assistance to our portfolio companies.

Competition

Our primary competitors in providing financing to middle-market companies include public and private funds, other BDCs, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. Some competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Further, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company, or to the distribution and other requirements we must satisfy to qualify for RIC tax treatment.

Investment Objective and Strategy

Our investment objective is to generate consistent current income coupled with the potential for long-term capital appreciation. We will seek to generate current income and long-term capital appreciation by investing primarily in middle-market credit investments, including stressed and distressed credit, structured capital and other types of investments with asymmetric return profiles and hard catalysts linked to a corporate situation. We may also invest in originated loans and other securities, including broadly syndicated loans, of U.S. companies and to a lesser extent European and other non-U.S. companies. For investment purposes, “middle-market” refers to companies with annual revenues of between $100 million and $1 billion at the time of investment by the Company.

We will seek to meet our investment objective by:

•	employing an opportunistic, value-oriented investment strategy supported by an analytical, fundamental research approach to identifying and assessing intrinsic value;

•	utilizing the experience and expertise of the management team of the Investment Adviser, along with the broader resources of Axar Capital in sourcing, evaluating and structuring transactions, subject to Axar Capital’s policies and procedures regarding the management of conflicts of interest;

•	employing a defensive investment approach focused on long-term credit performance and principal protection, generally investing in first lien loans or secured bonds with asset coverage ratios and interest coverage ratios that the Investment Adviser believes provide substantial credit protection, and also seeking favorable financial protections, including, where the Investment Adviser believes necessary, financial maintenance covenants and incurrence covenants;

•	focusing primarily on loans and securities of United States middle-market private companies, and to a lesser extent European and other non-U.S. companies. In many market environments, we believe such a focus offers an opportunity for superior risk-adjusted returns;

•	maintaining portfolio monitoring, in an attempt to anticipate and pre-empt negative credit events within our portfolio and use our extensive restructuring skills to resolve any credit issues that develop in the portfolio; and

•	identifying those companies that demonstrate analyzable and sustainable intrinsic value, employ catalyst and downside protection, have logical under valuations, and exhibit asymmetric return potential.

Investment Criteria

We will invest our portfolio principally in three types of situations in the middle market:

(1)	Stressed Credit, including bonds and loans trading below par, where situational circumstances have created volatility, but the Company believes there is a very low probability of default. We expect these investments to make up the majority of the portfolio with exit catalysts either being an open market sale or issuer led refinancing.

(2)	Distressed Credit, including bonds and loans trading significantly below par that represent the fulcrum positions in situations where a restructuring or Chapter 11 is anticipated or in progress.

(3)	Structured Capital, including (i) privately originated investments in middle-market companies seeking non-control financing including rescue financing and (ii) bespoke, hybrid capital typically containing a fixed-income component with upside participation via equity or options/warrants.

Under normal circumstances, we will invest at least 80% of our net assets, plus borrowings for investment purposes, in credit investments (loans, bonds and other credit instruments) that we expect will be issued primarily by middle-market companies. This percentage limitation (the “Name Policy”) applies at the time of purchase of an investment, and may be changed by the Board without Shareholder approval. However, to the extent required by SEC regulations, Shareholders will be provided with at least sixty (60) days’ notice prior to any change in our Name Policy. Under normal circumstances, we expect that the majority of our portfolio will be in public and private middle-market credit investments, including stressed credit, distressed credit, structured capital and other types of investments with current yield plus upside return profiles and hard catalysts linked to a corporate situation. For investment purposes, “middle-market” refers to companies with annual revenues of between $100 million and $1 billion at the time of investment by the Company (changes in a company’s revenues after time of purchase by the Company will not disqualify such company from being considered middle-market). We also expect to invest in some non-middle-market companies, including publicly traded securities of large corporate issuers (“Opportunistic Credit”), and other debt and equity securities. We expect that the Opportunistic Credit investments will generally be liquid, and may be used for the purposes of maintaining liquidity for our share repurchase program and cash management, while also presenting an opportunity for attractive investment returns.

Most of our investments will be in private U.S. companies, but (subject to compliance with BDCs’ requirement to invest at least 70% of its assets in private U.S. companies) we may invest to some extent in European and other non-U.S. companies, but we do not expect to invest in emerging markets. We may invest in companies of any size or capitalization, but expect to primarily invest in middle-market companies. From time to time, we may co-invest with other Axar Funds, to the extent permitted under the 1940 Act or any exemptive relief the SEC may in the future grant us to participate in such co-investment opportunities. See “—Operating and Regulatory Environment.”

The loans in which we invest will generally pay floating interest rates based on a variable base rate. The senior secured loans, unitranche loans and senior secured bonds in which we may invest generally have stated terms of three to eight years, and the mezzanine, unsecured or subordinated debt investments that we may make will generally also have stated terms of three to eight years, but the expected average life of such securities is generally between three and five years. However, there is no limit on the maturity or duration of any security we may hold in our portfolio. Loans and securities purchased in the secondary market will generally have shorter remaining terms to maturity than newly issued investments. We expect most of our debt investments will be unrated. Our debt investments may also be rated by a nationally recognized statistical rating organization, and, in such case, generally will carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc. or lower than “BBB-” by S&P Global Ratings).

We expect that our unrated debt investments will generally have credit quality consistent with below investment grade securities. In addition, we may invest in collateralized loan obligations (“CLOs”) and will generally have the right to receive payments only from the CLOs, and will generally not have direct rights against the underlying borrowers or entities that sponsored the CLOs.

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

Market Opportunity

Growing Supply of Distressed Investment Opportunities. The Investment Adviser believes that current market conditions have presented abundant opportunities to invest in stressed/distressed markets and expects that such opportunities will continue to expand for these types of investments in the future. Due to the recent growth in new issuance and refinancing of leveraged loans, the Investment Adviser expects that the supply of distressed securities will continue to expand in the future. The Investment Adviser believes that there continues to be a significant imbalance between the ongoing supply of distressed securities as compared to the amount of capital actively allocated to such investments.

The Investment Adviser believes that the most important driver of corporate defaults has traditionally been new issue supply of leveraged loans and high-yield bonds. The Investment Adviser believes that the growth rates experienced by these markets will continue, as both markets have become critical sources of capital to a number of issuers, including: (i) established companies looking to finance sizeable acquisitions or riskier growth initiatives; (ii) opportunistic issuers of debt, such as leveraged buyout firms, that derive returns from leveraged acquisitions and recapitalizations; (iii) “fallen angels” needing to refinance their liabilities; (iv) middle-market and unlisted companies with limited access to institutional investor capital; and (v) start-up firms within selected industries.

Middle-Market and Unlisted Opportunities. The Investment Adviser believes that the nature of middle-market and unlisted loan borrowers, as compared to larger or listed, high-yield borrowers, typically results in a more consistent supply of distressed securities from middle-market and unlisted loan borrowers over the course of a business cycle. Middle-market and unlisted loan borrowers are typically just as susceptible to macro-economic factors, such as interest rates and economic outlook, as larger or listed, high-yield borrowers. However, as compared to larger or listed, high-yield borrowers, factors causing new issuance activity and financial distress in middle-market and unlisted loan borrowers are caused by more company specific issues that occur throughout the credit cycle. As a result, the Investment Adviser believes that while the supply of distressed, larger or listed, high-yield issuers can vary significantly, the supply of distressed middle-market and unlisted loans should remain more consistent over time.

Inefficient Stressed / Distressed Credit Markets. The Investment Adviser believes the stressed and distressed credit markets are relatively inefficient due to a number of factors, including:

•	Non-Economic Selling. Many investors are unwilling or unable to purchase or hold distressed debt, leading to artificially low pricing on issues. Additionally, regulatory or capital restrictions at many institutions prevent the holding, leveraging or active managing of defaulted securities and often force the divestment of such positions at uneconomic prices.

•	Complexity of Analysis. The analysis of distressed investment opportunities is significantly more complex and challenging than that of traditional private equity investments. Investors often overestimate the long-term impact of a given company’s distress on fundamental value or become intimidated by the complexities of the restructuring process, leading to significant selling pressure and resulting in inefficient pricing. Likewise, holders of trade claims often lack expertise in assessing the value of their claims once a company has filed for bankruptcy and feel compelled to divest such claims at a discount for liquidity purposes.

•	Lack of Middle-Market and Unlisted Demand. Middle-market and unlisted investment opportunities are often overlooked by distressed debt analysts because of lower trading volume and the lack of institutional investor interest in such securities. As a result, middle-market and unlisted investments are generally characterized by less competition than larger, more-liquid, listed opportunities and typically offer more attractive valuations.

•	Barriers to Entry. Successful control-focused distressed investing requires a specialized skill set that includes: (i) the capacity to value accurately a company’s assets and analyze its capital structure; (ii) a sophisticated knowledge of the complex legal environment in which such investing occurs, particularly bankruptcy, securities, corporate and indenture law; (iii) the experience necessary to determine accurately the financial interests and legal rights of the debtor and each of its creditor constituencies; and (iv) refined negotiating skills. The difficulty of acquiring such competencies militates the potential introduction of competitors.

Potential Competitive Advantages

The Investment Adviser believes there are three primary sources of “competitive edge” that help create a successful investment, (1) information asymmetry, (2) analytical complexity and (3) time horizon/duration. While taking advantage of one or more of these sources, the members of our Investment Team will typically identify securities with what they believe is a large asymmetry between upside return potential and downside protection.

Information Asymmetry

•	Distortion in reported earnings, cash flow or balance sheets due to accounting or cyclical factors.

•	Bankruptcy creates potentially major value dislocations that are often difficult to uncover without investment participation in the bankruptcy process.

Analytical Complexity

•	Distill corporate and capital structure complexity.

•	Identify credit-driven anomalies and mispriced securities within a capital structure, which often requires combining financial and legal analysis.

•	Sellers who are unable or unwilling to do deep, rigorous research can often provide these opportunities (e.g., CLOs, mutual funds and ETFs).

Time-Horizon/Duration

•	Willingness to look beyond the next quarter.

•	Discipline to demand the catalyst, but accepting 18 to 24 months of duration when a large enough discount is available.

•	Our Investment Team’s internal process and psychological discipline are critical to accessing these opportunities.

Historically, the members of our Investment Team have found more such opportunities in smaller credits of the type we intend to target, rather than in larger ones targeted by other alternative asset managers, and expect this dynamic to persist for the foreseeable future.

Investment Opportunity

Consistent with our investment objective, our Investment Team intends to employ an opportunistic, value-oriented investment strategy supported by an analytical, fundamental research approach to identifying and assessing intrinsic value. In connection with its investment strategy, we expect our Investment Team to generally seek investment opportunities that fall within two broad categories: stressed credit and distressed credit.

Stressed Credit

We consider stressed credit to generally include investments in solvent companies undergoing company specific, industry-wide or other macro pressures, and can include dislocations caused by corporate events, regulatory issues or competitive pressures. Stressed credit investments fall within the broader $3.0 trillion leveraged credit markets worldwide. We would typically target an expected time horizon of 6 to 24 months for our stressed credit portfolio investments. Stressed credit consists of both secured and unsecured debt in the form of secured notes, first and second lien bank debt, convertible debt, unsecured bonds and subordinated debt instruments.

Distressed Credit

We consider distressed credit to generally include investments in distressed corporate credit across the capital structure, where the members of our Investment Team believe their experience and network of connections can drive attractive outcomes. This includes fulcrum securities, where a restructuring is anticipated or is in progress. As with stressed credit investments, distressed credit investments fall within the broader $3.0 trillion leveraged credit markets worldwide. We would typically target an expected time horizon of 6 to 36 months for our distressed credit portfolio investments. Distressed credit consists of both secured and unsecured debt in the form of secured notes, first and second lien bank debt, convertible debt, unsecured bonds and subordinated debt instruments, as well as other investment structures such as debtor-in-possession or “DIP” financing, exit financing or credit default swaps. Distressed credit investments often result in the exchange of legacy securities for new securities including both new debt and equity securities, most often under the supervision of a Chapter 11 court process.

Investment Criteria and Process

In implementing our investment strategy, we will seek to identify those companies that:

•	demonstrate analyzable and sustainable intrinsic value;

•	employ catalyst and downside protection;

•	have logical undervaluations; and

•	exhibit asymmetric return potential.

Our investment process involves, at a high level, the use of a series of filters to identify potential investment opportunities:

•	Universe Filter: The full, theoretical universe of investment opportunities is narrowed down to a “practical universe” of investments that are of sufficient size, have adequate liquidity and are in permissible jurisdictions.

•	Thematic Filter: The investment opportunities in the practical universe are assessed for potential company-specific, industry-wide or other macro pressures, including dislocations caused by corporate events, regulatory issues or competitive pressures, to create an inventory of potential investments.

•	Price Analysis: The inventory of potential investment opportunities is then further narrowed down through a price analysis, in which only opportunities that are within 10% of the target price are considered. An investment pipeline of 20‒25 securities is identified.

•	Investment Decision: Investments are chosen from the investment pipeline based on the investment criteria described above.

Due Diligence Process

The process through which an investment decision is made involves extensive research into the company, its industry, its growth prospects and expected business catalysts. If the Investment Team determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. Though each transaction will involve a somewhat different approach, our diligence of each opportunity may include:

•	Company- and industry-specific research: Review of public filings, transcripts and available research; an assessment of the competitive landscape and industry structure in which the company operates; interviews with customers, competitors and suppliers; and a review of the quality of management and incentives provided to management.

•	Valuation analysis of the company’s balance sheet: Capital structure analysis and review of leverage, covenants and maturities; assessment of off-balance-sheet liabilities; liquidation analysis and review of property, plant, equipment and other sources of asset value; and extensive debt documentation review, including review of credit agreements and indentures.

•	Valuation analysis of cash flow and earnings power: Evaluation of the economics of the business at the corporate and unit level; proprietary financial modeling including key operational metrics and cash flow build-up; analysis of return on capital and capital allocation; and assessment of reinvestment/retained earnings potential.

•	Assessment of intrinsic value and path to realization: Evaluation of options for liquidation or asset sales; analysis of liability management, balance sheet restructuring and liquidity profile; cycle turn and improved business fundamentals; and re-rating of valuation multiples.

Capital Resources and Borrowings

We anticipate generating cash in the future from the issuance of common stock and cash flows from operations, including interest received on our debt investments.

We may in the future conduct additional private offerings of common stock to additional accredited investors in reliance on exemptions from the registration requirements of the Securities Act outside of or after the conclusion of the Offering. At each Closing during the Offering, and at each closing during any future private offering, if any, each investor will purchase Shares pursuant to a subscription agreement entered into with us. With respect to the Offering, we expect to conduct Subsequent Closings from time to time after the Initial Closing. We cannot assure you when or if we will conduct any such Subsequent Closings or future private offerings, or the amount of additional equity capital, if any, that we may raise as a result.

We may borrow money from time to time within the levels permitted by the 1940 Act (which generally allows us to incur leverage up to one half of our assets). We expect to use credit facilities and other borrowings, along with proceeds from the rotation of our portfolio and proceeds from any private offerings to finance our investment objective.

Additionally, we will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 150% immediately after each such issuance.

Furthermore, while any indebtedness and senior securities remain outstanding, we must take provisions to prohibit any distribution to our Shareholders (which may cause us to fail to distribute amounts necessary to avoid entity-level taxation under the Code), or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. In addition, we must also comply with positive and negative covenants customary for these types of facilities.

Dividend Policy

To qualify for tax treatment as a RIC, we must distribute (or be treated as distributing) in each taxable year dividends of an amount equal to at least 90% of our investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short-term capital gains over net long-term capital losses, as well as other taxable income, excluding any net capital gains reduced by deductible expenses) and 90% of our net tax-exempt income for that taxable year. As a RIC, we generally will not be subject to corporate-level U.S. federal income tax on our investment company taxable income and net capital gains that we distribute to shareholders. We may be subject to a nondeductible 4% U.S. federal excise tax if we do not distribute (or are treated as distributing) in each calendar year an amount at least equal to the sum of:

•	98% of our net ordinary income, excluding certain ordinary gains and losses, recognized during a calendar year;

•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the 12-month period ending on October 31 of such calendar year; and

•	100% of any income or gains recognized, but not distributed, in preceding years.

While we intend to distribute income and capital gains to minimize exposure to the 4% excise tax, we may not be able to, or may not choose to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

We generally expect to distribute substantially all of our earnings on a quarterly basis, but will reinvest dividends on behalf of those investors that do not elect to receive their dividends in cash. See “Item 1. Business—Dividend Reinvestment Plan” for a description of our dividend policy. One or more of the considerations described below, however, could result in the deferral of dividend distributions until the end of the fiscal year:

•	We may make investments that are subject to tax rules that require us to include amounts in our income before we receive cash corresponding to that income or that defer or limit our ability to claim the benefit of deductions or losses. For example, if we hold securities issued with original issue discount (“OID”), that OID may be accrued in income before we receive any corresponding cash payments. Similarly, the terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

•	In cases where our taxable income exceeds our available cash flow, we will need to fund distributions with the proceeds of sale of securities or with borrowed money, and may raise funds for this purpose opportunistically over the course of the year.

•	In certain circumstances (e.g., where we are required to recognize income before or without receiving cash representing such income), we may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding U.S. federal income and excise taxes. Accordingly, we may have to sell investments at times we would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thereby be subject to corporate-level U.S. federal income tax.

•	If in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to Shareholders, and distributions will be taxable to our Shareholders as ordinary dividends to the extent of our current or accumulated earnings and profits, and distributions would not be required. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Shareholder’s tax basis and any remaining distributions would be treated as capital gain. If we fail to qualify as a RIC for a period greater than two consecutive taxable years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the taxable year) that we elect to recognize on requalification or when recognized over the next five years.

•	In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our Shareholders their share of the foreign taxes paid by us.

Dividend Reinvestment Plan

We expect to adopt an “opt out” dividend reinvestment plan, pursuant to which we will reinvest all cash distributions declared by the Board on behalf of our Shareholders who do not elect to receive their distribution in cash as provided below. As a result, if the Board authorizes, and we declare, a cash dividend or other distribution, then Shareholders who have not elected to “opt out” of the dividend reinvestment plan will have their cash dividends or distributions automatically reinvested in additional Shares as described below.

The number of shares to be issued to a Shareholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such Shareholder by the net asset value per share of our Shares, as of the last day of the calendar quarter immediately preceding the date such distribution was declared. We intend to use newly issued shares to implement the plan.

No action will be required on the part of a registered Shareholder to have its cash dividend or other distribution reinvested in our Shares. A registered Shareholder will be able to opt out of the plan and elect to receive an entire cash dividend or other distribution in cash by notifying the Investment Adviser in writing so that such notice is received by the Investment Adviser no later than ten days prior to the record date for cash dividends or distributions to the Shareholders.

Even if a Shareholder chooses to “opt out” of the dividend reinvestment plan, we may decide, for legal or other reasons, to make distributions that are payable in part in our Shares. In such cases, taxable Shareholders receiving such dividends will be required to include the full amount of the dividend (whether received in cash, stock, or a combination thereof) as ordinary income (or as long-term capital gain to the extent such distribution is properly reported as a capital gain dividend) to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. Shareholder may be required to pay tax with respect to such dividends in excess of any cash received.

There will be no brokerage charges or other charges to Shareholders who participate in the plan.

The plan is terminable by us upon notice in writing mailed to each Shareholder of record at least 30 days prior to any record date for the payment of any cash dividend or distribution by us.

Competition

Our primary competitors in providing financing to middle-market companies include public and private funds, other BDCs, commercial and investment banks, commercial finance companies, and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Further, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company, or to the distribution and other requirements we must satisfy to qualify for RIC tax treatment.

Operating and Regulatory Environment

As with other companies regulated by the 1940 Act, a BDC must adhere to certain regulatory requirements. The 1940 Act contains prohibitions and restrictions relating to investments by a BDC in another investment company as well as transactions between BDCs and their affiliates, principal underwriters and affiliates of those affiliates or underwriters. A BDC (i) must be organized and have its principal place of business in the United States, (ii) it must be operated for the purpose of investing in or lending primarily to private companies and (iii) it must make significant managerial assistance available to qualifying investments.

We have a Board. A majority of our Board must be persons who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Directors”). As a BDC, we will be prohibited from indemnifying any director or officer against any liability to us or our Shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC.

As a BDC, we will be required to meet a coverage ratio of the value of total assets to total senior securities, which include all of our borrowings, and any preferred stock we may issue. Under changes implemented in accordance with the Small Business Credit Availability Act passed in 2018, a BDC may increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. With the approval of our Board and sole initial Shareholder pursuant to Section 61(a)(2) under the 1940 Act, we have elected to be subject to the lower coverage ratio of 150% available thereunder in order to maintain maximum flexibility, reflecting approximately a 2:1 debt to equity ratio.

We may, to the extent permitted under the 1940 Act, issue additional equity or debt capital. We will generally not be able to issue and sell our Shares at a price below net asset value per Share without Shareholder approval. We may, however, sell our Shares, or warrants, options or rights to acquire our Shares, at a price below the then-current net asset value of our Shares if our Board determines that such sale is in our best interests and the best interests of our Shareholders, and our Shareholders approve such sale. In addition, we may generally issue new Shares at a price below net asset value in rights offerings to existing Shareholders, in payment of dividends and in certain other limited circumstances.

We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67.0% or more of such company’s voting securities present at a meeting if more than 50.0% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50.0% of the outstanding voting securities of such company. Under normal circumstances, we will invest at least 80% of our net assets, plus borrowings for investment purposes, in credit investments (loans, bonds and other credit instruments) that we expect will be issued primarily by middle-market companies. This Name Policy applies at the time of purchase of an investment, and may be changed by the Board without Shareholder approval. However, to the extent required by SEC regulations, Shareholders will be provided with at least sixty (60) days’ notice prior to any change in our Name Policy. We do not anticipate any substantial change in the nature of our business.

In addition, as a BDC, we will not be permitted to issue stock in consideration for services.

Affiliated Transactions

We may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without prior approval of the Independent Directors, and in some cases, the prior approval of the SEC. While we believe that existing SEC guidance permitting co-investments involving secondary market trades will allow us to co-invest alongside other Axar Funds without hindering our investment strategy, we, the Investment Adviser and certain of its affiliates may in the future seek to obtain exemptive relief from the SEC to co-invest in directly negotiated portfolio investments with other funds managed by the Investment Adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance when or if such relief, if sought, will actually be obtained. Pursuant to such exemptive relief, if obtained, we would generally be permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our Shareholders and do not involve overreaching by us or our Shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our Shareholders and is consistent with our investment objective and strategies, and (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing.

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and an investment in our Shares. The discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices of the IRS expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers that requested and received those rulings) and judicial decisions, each as of the date of this prospectus and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. The U.S. federal income tax laws addressed in this summary are highly technical and complex, and certain aspects of their application to us are not completely clear. In addition, certain U.S. federal income tax consequences described in this summary depend upon certain factual matters, including (without limitation) the value and tax basis ascribed to our assets and the manner in which we operate, and certain complicated tax accounting calculations. We have not sought, and will not seek, any ruling from the IRS regarding any matter discussed in this summary, and this summary is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed below. This summary does not purport to be a complete description of all the tax aspects affecting us and our stockholders. For example, this summary does not describe all U.S. federal income tax consequences that may be relevant to certain types of stockholders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, partnerships or other pass-through entities and their owners, persons subject to Section 1061 of the Code, persons that hold our Shares through a foreign financial institution, persons that hold our Shares through a non-financial foreign entity, Non-U.S. stockholders (as defined below) engaged in a trade or business in the U.S. or Non-U.S. stockholders entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, dealers in securities, a trader in securities that elects to use a market-to-market method of accounting for its securities holdings, pension plans and trusts, and financial institutions. This summary assumes that stockholders hold our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary generally does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if the we invested in tax-exempt securities or certain other investment assets.

A “U.S. stockholder” generally is a beneficial owner of our Shares that is, for U.S. federal income tax purposes:

•	A citizen or individual resident of the U.S.;

•	A corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	A trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantive decisions of the trust or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-U.S. stockholder” generally is a beneficial owner of our Shares that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Shares, the U.S. federal income tax treatment of the partnership and each partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A stockholder that is a partnership holding shares of our common stock, and each partner in such a partnership, should consult his, her or its own tax adviser with respect to the tax consequences of the purchase, ownership and disposition of our Shares.

Tax matters are very complicated and the tax consequences to each stockholder of an investment in shares of our common stock will depend on the facts of his, her or its particular situation. You should consult your own tax adviser regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Taxation as a Regulated Investment Company

We intend to elect, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. Rather, dividends distributed by us generally will be taxable to our stockholders, and any net operating losses, foreign tax credits and other tax attributes of ours generally will not pass through to our stockholders, subject to certain exceptions and special rules for certain items such as net capital gains and qualified dividend income recognized by us. See “—Taxation of U.S. Stockholders” and “—Taxation of Non-U.S. Stockholders” below.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to be eligible to be taxed as a RIC, we must distribute to our stockholders, for each taxable year, at least 90.0% of our “investment company taxable income”, which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses (the “Annual Distribution Requirement”).

If we:

•	qualify as a RIC and

•	satisfy the Annual Distribution Requirement,

then we will not be subject to U.S. federal income tax on the portion of our income that is timely distributed (or is deemed to be timely distributed) to our stockholders. If we fail to qualify as a RIC, we will be subject to U.S. federal income tax at the regular corporate rates on our income and capital gains.

We will be subject to a 4.0% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98.0% of our net ordinary income for each calendar year, (2) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income and gain recognized, but not distributed and on which we did not pay corporate-level U.S. federal income tax, in preceding years (the “Excise Tax Avoidance Requirement”). While we intend to make distributions to our stockholders in each taxable year that will be sufficient to avoid any U.S. federal excise tax on our earnings, there can be no assurance that we will be successful in entirely avoiding this tax.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	continue to qualify as a BDC under the 1940 Act at all times during each taxable year;

•	derive in each taxable year at least 90.0% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•	at least 50.0% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities if such other securities of any one issuer do not represent more than 5.0% of the value of our assets or more than 10.0% of the outstanding voting securities of the issuer; and

•	no more than 25.0% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of: (1) one issuer, (2) two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades, or (3) businesses or of certain “qualified publicly traded partnerships” (the “Diversification Tests”).

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses). If our expenses in a given year exceed our investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses do not pass through to its stockholders. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset capital gains, indefinitely. Additionally, we may be required to make payments of interest on its debt obligations, which under the rules limiting the deductibility of business interest expense, may not be currently deductible. Due to these limits on the deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to its stockholders even if such income is greater than the aggregate net income we actually earned during those years.

We may directly or indirectly acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain debt instruments may be made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than its purchase price plus the market discount it had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

In addition, in the event that any debt instruments or debt securities we acquired are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Moreover, we may be required under the terms of indebtedness that it incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our Shareholders.

For U.S. federal income tax purposes, we may be required to include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with payment-in-kind (“PIK”) interest or, in certain cases, increasing interest rates or issued with warrants), we must include in our taxable income in each year the portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Because OID or other amounts accrued will be included in our investment company taxable income for the year of accrual and before we receive any corresponding cash payments, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we would not have received any corresponding cash payment.

Accordingly, to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forgo new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate level U.S. federal income tax (and any applicable state and local taxes).

We may be prevented by financial covenants contained in our debt financing agreements, if any, from making distributions to our Shareholders. In addition, under the 1940 Act, we are generally not permitted to make distributions to our Shareholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “—Senior Securities,” below. Limits on distributions to our Shareholders may prevent us from satisfying the Annual Distribution Requirement and, therefore, may jeopardize our qualification for taxation as a RIC or subject us to the 4.0% U.S. federal excise tax.

Although we do not presently expect to do so, we may borrow funds and sell assets in order to make distributions to our Shareholders that are sufficient for us to satisfy the Annual Distribution Requirement. However, our ability to dispose of assets may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

Under the 1940 Act, we are not permitted to make distributions to our Shareholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. If we are prohibited from making distributions, we may fail to qualify for tax treatment as a RIC and become subject to tax as an ordinary corporation.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert long-term capital gain into short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause us to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% Income Test described above. We will monitor our transactions and may make certain tax decisions in order to mitigate the potential adverse effect of these provisions.

Foreign exchange gains and losses realized by us in connection with certain transactions involving non-dollar debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, foreign currencies, or payables or receivables denominated in a foreign currency are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our shareholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) could, under future Treasury Regulations, produce income not among the types of “qualifying income” from which a RIC must derive at least 90% of its annual gross income.

We intend to comply with the current requirements under the Code and the Treasury Regulations for income derived from any investment in a subsidiary to be treated as qualifying income. There is no assurance that the applicable provisions of the Code and the Treasury Regulations will remain in effect; these provisions (and interpretations thereof) are subject to change, potentially with retroactive effect. We could be required to restructure or liquidate our investments accordingly. In the case of such liquidation, there is no guarantee that we would be able to reinvest such investments in securities with comparable returns.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Failure to Qualify as a RIC

If we fail to satisfy the 90% Income Test or the Diversification Tests for any taxable year or quarter of such taxable year, we may nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which may, among other things, require us to pay certain corporate-level U.S. federal income taxes or to dispose of certain assets). If we fail to qualify for treatment as a RIC and such relief provisions do not apply to us, we will be subject to U.S. federal income tax on all of our taxable income at regular corporate rates (and also will be subject to any applicable state and local taxes), regardless of whether we make any distributions to our stockholders. Distributions would not be required. However, if distributions were made, any such distributions would be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits and, subject to certain limitations under the Code, any such distributions may be eligible for the 20.0% maximum rate applicable to non-corporate taxpayers. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.

Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the five-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such built-in gain at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular year would be in our best interests.

Taxation of U.S. Stockholders

The following discussion only applies to U.S. stockholders. Prospective stockholders that are not U.S. stockholders should refer to “—Taxation of Non-U.S. Stockholders” below.

Distributions

Distributions by us generally are taxable to U.S. stockholders as either dividend income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) generally will be taxable as dividend income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional Shares.

Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at a current maximum rate of 20% in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its Shares and regardless of whether paid in cash or reinvested in additional Shares. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s Shares and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

We may elect to retain our net capital gains or a portion thereof for investment and be subject to tax at corporate rates on the amount retained. In such case, we may designate the retained amount as undistributed net capital gains in a notice to our shareholders who will be treated as if each received a distribution of the pro rata share of such net capital gain, with the result that each shareholder will: (i) be required to report the pro rata share of such net capital gain on the applicable tax return as long-term capital gains; (ii) receive a refundable tax credit for the pro rata share of tax paid by us on the net capital gain; and (iii) increase the tax basis for our Shares held by an amount equal to the deemed distribution less the tax credit.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by its U.S. stockholders on December 31 of the year in which the dividend was declared.

If an investor purchases our Shares shortly before the record date of a distribution, the price of the Shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

We or the applicable withholding agent will send to each of its U.S. stockholders, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions from us generally will be reported to the IRS (including the amount of dividends, if any, that are Qualifying Dividends eligible for the 20.0% maximum rate). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

Dispositions

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its Shares. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its Shares for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of our Shares held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such Shares. In addition, all or a portion of any loss recognized upon a disposition of our Shares may be disallowed if other Shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such case, the basis of the newly purchased Shares will be adjusted to reflect the disallowed loss.

A 3.8% tax is imposed under Section 1411 of the Code on the “net investment income” of certain U.S. citizens and residents and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes payments of dividends on, and net gains recognized from the sale, exchange, redemption, retirement or other taxable disposition of our Shares (unless the Shares are held in connection with certain trades or businesses), less certain deductions. Prospective investors in our securities should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our Shares.

To the extent we are not treated as a “publicly offered regulated investment company” within the meaning of Section 67 (c)(2) of the Code and the Treasury Regulations issued thereunder, certain “affected investors” would be unable deduct, for federal income tax purposes, their allocable share of our “affected RIC expenses.” To be treated as a “publicly offered regulated investment company” for this purpose, our Shares would need to be (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market, and (iii) held by at least 500 stockholders at all times during the applicable taxable year. Investors that would be subject to the deductibility limitations under these rules include stockholders that are (i) individuals (other than nonresident aliens whose do not treat income from us as effectively connected with the conduct of a U.S. trade or business), (ii) persons such as trusts or estates that compute their income in the same manner as an individual, (iii) and pass-through entities that have one or more partners or members that are described in clauses (i) or (ii). Under temporary Treasury Regulations, such “affected RIC expenses” include those expenses allowed as a deduction in determining our investment company taxable income, less (among other items) registration fees, directors’ fees, transfer agent fees, certain legal and accounting fees and expenses associated with legally required stockholders communications. Stockholders that would be treated as “affected investors” should consult their own tax advisors concerning the applicability of such rules to their investment in our Shares.

U.S. Taxation of Tax-Exempt U.S. Stockholders

A U.S. stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. stockholder of the activities we propose to conduct could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law.

Therefore, a tax-exempt U.S. stockholder is not expected to be subject to U.S. taxation solely as a result of the holder’s ownership of, and receipt of dividends with respect to, our common stock. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. stockholder. Therefore, a tax-exempt U.S. Holder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to RICs, the treatment of dividends payable to tax-exempt investors could be adversely affected.

Prospective tax-exempt U.S. stockholders are encouraged to consult with their own tax advisors regarding the tax consequences of an investment in our common stock.

Tax Shelter Reporting Regulations

Under applicable Treasury Regulations, if a U.S. stockholder recognizes a loss with respect to our common stock of $2.0 million or more for a non-corporate U.S. stockholder or $10.0 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Backup Withholding

We may be required to withhold U.S. federal income tax (“backup withholding”) from any distribution to a U.S. stockholder (other than a corporation, a financial institution, or a stockholder that otherwise qualifies for an exemption) (1) that fails to provide us or the distribution paying agent with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability; provided that proper information is timely provided to the IRS.

Taxation of Non-U.S. Stockholders

The following discussion applies only to Non-U.S. stockholders. Whether an investment in our Shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in our Shares by a Non-U.S. stockholder may have adverse tax consequences to such Non-U.S. stockholder. Non-U.S. stockholders should consult their tax advisers before investing in our common stock.

Distributions; Dispositions

Subject to the discussion in “—Foreign Account Tax Compliance Act” below, distributions of our “investment company taxable income” to Non-U.S. stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to Non-U.S. stockholders directly) will be subject to withholding of U.S. federal income tax at a 30.0% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits, unless an applicable exception applies. Such dividends will not be subject to withholding of U.S. federal income tax to the extent that we report such dividends as “interest-related dividends” or “short-term capital gain dividends”. Under this exemption, interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gains that would not have been subject to withholding of U.S. federal income tax at the source if they had been received directly by a foreign person, and that satisfy certain other requirements. No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding tax or, if eligible, will be reported as such by us.

If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), we will not be required to withhold U.S. federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

Subject to the discussion in “—Foreign Account Tax Compliance Act” below, actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal income or withholding tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder).

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, both distributions (actual or deemed) and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30.0% rate (or at a lower rate if provided for by an applicable income tax treaty). Accordingly, investment in our Shares may not be appropriate for a Non-U.S. stockholder.

Backup Withholding

A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on taxable distributions unless the Non-U.S. stockholder provides us or the distribution paying agent with an IRS Form W-8BEN, W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and foreign tax consequences, of an investment in our Shares.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”) generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and certain transaction activity related to such holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a beneficial owner and the status of the intermediaries through which they hold their Shares, beneficial owners could be subject to this 30% withholding tax with respect to dividends paid in respect of our Shares. Under certain circumstances, a beneficial owner might be eligible for refunds or credits of such taxes.]

Certain State, Local and Foreign Tax Matters

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. In particular, our investments in foreign securities may be subject to foreign withholding taxes. The imposition of any such foreign, state, local or other taxes would reduce cash available for distribution to our stockholders, and our stockholders would not be entitled to claim a credit or deduction with respect to such taxes. Prospective investors should consult with their own tax advisers regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Shares.

Management and Other Agreements

Investment Management Agreement

We are a closed-end, non-diversified management investment company that intends to elect to be regulated as a BDC under the 1940 Act. We will be externally managed by our Investment Adviser and pay our Investment Adviser a fee for its services. The following summarizes our arrangements with the Investment Adviser pursuant to the Investment Management Agreement.

Pursuant to the Investment Management Agreement, the Investment Adviser will:

•	determine the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	determine the securities and other assets that we will purchase, retain or sell;

•	identify, evaluate and negotiate the structure of the investments that we make;

•	execute, monitor and service the investments that we make;

•	perform due diligence on prospective portfolio companies;

•	vote, exercise consents and exercise all other rights appertaining to such securities and other assets on our behalf; and

•	provide us with such other investment advisory, research and related services as we may, from time to time, reasonably require.

The Investment Adviser’s services under the Investment Management Agreement are not exclusive, and the Investment Adviser (so long as its services to us are not impaired) and other entities affiliated with Axar Capital are permitted to furnish similar services to other entities. Under the Investment Management Agreement, the Investment Adviser will receive a fee for investment advisory and management services consisting of a base management fee (the “Management Fee”). The cost of the Management Fee payable to the Investment Adviser is borne by us and, as a result, is indirectly borne by our Shareholders.

The Investment Management Agreement is expected to be approved by our Board at the initial board meeting.

Unless terminated earlier as described below, the Investment Management Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by our Board or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by a majority of our Independent Directors. The Investment Management Agreement will automatically terminate in the event of its assignment. The Investment Management Agreement may also be terminated by either party without penalty upon 60 days’ written notice to the other party. See “Item 1A. Risk Factors—Our ability to achieve our investment objective depends on our Investment Adviser’s ability to manage and support our investment process. If our Investment Adviser were to lose a significant number of its key professionals, or terminate the Investment Management Agreement, our ability to achieve our investment objective could be significantly harmed.”

The Investment Management Agreement provides that the Investment Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Investment Adviser’s services under the Investment Management Agreement or otherwise. However, the Investment Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, will not be entitled to such indemnification, if such damages, costs and expenses arose from their willful misfeasance, bad faith, or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations.

Under our charter, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

We have obtained liability insurance for our Independent Directors and certain of our officers, which will be paid for by the Company.

Management Fee

Pursuant to the Investment Management Agreement between us and the Investment Adviser, the Investment Adviser is responsible for, among other things, identifying investment opportunities, conducting research, performing diligence on potential investments, monitoring our investors and investments and determining the composition of our portfolio. We will pay the Investment Adviser a fee for its services under the Investment Management Agreement consisting of two components: the Management Fee and an incentive fee.

•	The Management Fee is payable quarterly in arrears at an annual rate of 1.50% of our gross assets as of the end of the most recently completed calendar quarter. For purposes of computing the Management Fee, gross assets exclude temporary assets[1] acquired at the end of each fiscal quarter for purposes of preserving investment flexibility in the next fiscal quarter. Additional fees and expenses may also be reimbursed to the Investment Adviser in connection with its role as the Administrator of the Company.

•	The incentive fee consists of two components as follows:

•	The first part of the incentive fee is based on investment income, whereby we will pay the Investment Adviser quarterly in arrears 15.0% of our Pre-Incentive Fee Net Investment Income Returns[2] for each calendar quarter subject to a 6.0% annualized hurdle rate, with a catch-up.

•	The second part of the incentive fee is based on realized capital gains, whereby we will pay the Investment Adviser at the end of each calendar year in arrears (or upon termination of the Investment Management Agreement) 15.0% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains.

1 Temporary assets include, but are not limited to, U.S. treasury bills, other short-term U.S. government or government agency securities, repurchase agreements or cash borrowings.

2 “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of our net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).

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The following is a graphical representation of the calculation of the income-related portion of the incentive fee:

Quarterly Incentive Fee Based on Net Investment Income

Pre-incentive fee net investment income

(expressed as a percentage of the value of net assets)

Percentage of pre-incentive fee net investment income allocated to the Investment Adviser

These calculations are appropriately prorated for any period of less than three months. You should be aware that a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase in the amount of incentive fees payable to our Investment Adviser with respect to pre-incentive fee net investment income.

Administration Agreement

Prior to the consummation of this Offering, we will enter into an Administration Agreement with the Investment Adviser, in its capacity as our Administrator. Under the terms of the Administration Agreement, the Administrator will perform, or oversee the performance of, required administrative services, which includes providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others. The Administration Agreement will also provide that we reimburse the Administrator for certain organization costs incurred prior to the commencement of our operations, and for certain offering costs. We will reimburse the Administrator for services performed for it pursuant to the terms of the Administration Agreement. In addition, pursuant to the terms of the Administration Agreement, the Administrator may delegate its obligations under the Administration Agreement to an affiliate or to a third party and we will reimburse the Administrator for any services performed for it by such affiliate or third party. We expect to engage a third-party sub-administrator prior to the Initial Closing.

Expenses

The costs associated with the Investment Adviser’s investment professionals and staff, when and to the extent engaged in providing us investment advisory and management services, are paid for by the Investment Adviser, other than to the extent described below and more specifically in the Investment Management Agreement.

In addition to the fees contemplated under the Investment Management Agreement, we bear all other fees, costs and expenses of our activities, operations, administration and transactions, including but not limited to the following:

(i)	all costs and expenses with respect to the actual or proposed acquisition, financing, holding, monitoring or disposition of our investments, whether such investments are ultimately consummated or not, including, origination fees, syndication fees, due diligence costs, broken deal expenses, bank service fees, fees and expenses of custodians, transfer agents, consultants, experts, travel expenses incurred for investment-related purposes, outside legal counsel, consultants and accountants, administrator’s fees of third-party administrators (subject to clause (xxiv) below) and financing costs (including interest expenses);

(ii)	organizational and offering expenses related to the offering and sale of our Shares or any other securities issued by us, including any underwriting discounts or commissions and any related legal or accounting fees and expenses;

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(iii)	expenses for liability insurance, including officers and independent directors liability insurance, cyber insurance and other insurance;

(iv)	extraordinary expenses incurred by us (including litigation);

(v)	indemnification and contribution expenses provided, that we will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law;

(vi)	U.S. federal, state, local and foreign taxes and other governmental fees and charges;

(vii)	administering and servicing and special servicing fees paid to third parties for our benefit, including any third-party valuation firms, legal fees, or fees associated with the retention of any sub-administrator or third-party compliance firm;

(viii)	costs of Company-related operational and accounting software and related expenses;

(ix)	cost of software (including the fees of third-party software developers) used by the Investment Adviser and its affiliates to track and monitor our investments (specifically, cost of software related to data warehousing, portfolio administration/reconciliation, loan pricing and trade settlement attributable to the Company);

(x)	expenses related to the valuation or appraisal of our investments and our net asset value (including the cost and expenses of any independent valuation firms);

(xi)	risk, research and market data-related expenses (including software) incurred for our investments, including in connection with conducting due diligence on a proposed portfolio holding;

(xii)	fees, costs and expenses (including legal fees and expenses) incurred to comply with any applicable law, rule or regulation (including regulatory filings such as financial statement filings, ownership filings (Section 16 or Section 13 filings), blue sky filings and registration statement filings, as applicable) to which we are subject or incurred in connection with any governmental inquiry, investigation or proceeding involving us; provided that we will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law;

(xiii)	costs associated with our wind-up, liquidation, dissolution and termination;

(xiv)	other legal, operating, accounting, tax return preparation and consulting, auditing and administrative expenses in accordance with the Investment Management Agreement and the Administration Agreement and fees for outside services provided to us or on our behalf;

(xv)	expenses of the Board (including the reasonable costs of legal counsel, accountants, financial advisors and/or such other advisors and consultants engaged by the Board, as well as travel and out-of-pocket expenses related to the attendance by directors at Board meetings and performance of their Board responsibilities), to the extent permitted under applicable law;

(xvi)	annual or special meetings of the Shareholders;

(xvii)	costs and expenses associated with preparing, filing and delivering to Shareholders periodic and other reports and filings required under federal securities laws as a result of our status as a BDC;

(xviii)	our ongoing offering and any marketing-related expenses;

(xix)	federal and state registration fees pertaining to us;

(xx)	costs of Company-related proxy statements and related materials, Shareholders’ reports and notices;

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(xxi)	costs associated with obtaining fidelity bonds as required by the 1940 Act;

(xxii)	printing, mailing and all other similar direct expenses relating to us;

(xxiii)	expenses incurred in preparation for or in connection with (or otherwise relating to) any initial public offering or other debt or equity offering conducted by us, including, but not limited to, external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts;

(xxiv)	our allocable portion of overhead, including office equipment and supplies, rent and our allocable portion of the compensation paid to accounting, compliance and administrative staff employed by the Investment Adviser or its affiliates who provide services to us necessary for our operation, including related taxes, health insurance and other benefits, including the allocable portion of the compensation of our chief financial officer and chief compliance officer and their respective staffs;

(xxv)	costs, fees and expenses related to debt, including expenses associated with the establishment or operation of any credit facility or other leverage that we may utilize;

(xxvi)	interest payable on debt incurred by the Fund;

(xxvii)	any exchange listing fees;

(xxviii)	independent audits and the engagement of outside accountants and legal counsel;

(xxix)	any material acquisition, merger, consolidation, reorganization, asset sale or other business combination involving us; and

(xxx)	costs related to sales and purchases of our Shares, including in connection with any tender offers or repurchase offers relating thereto.

We bear our allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of our officers who provide operational and administrative services under the Administration Agreement, their respective staffs and other professionals who provide services to us (including, in each case, employees of the Administrator or an affiliate) who assist with the preparation, coordination and administration of the foregoing or provide other “back-office” or “middle-office” financial or operational services to us. We reimburse the Investment Adviser (or its affiliates) for an allocable portion of the compensation paid by the Investment Adviser (or its affiliates) to such individuals (based on the percentage of time such individuals devote, on an estimated basis, to our business and affairs and to acting on our behalf).

In addition, from time to time, the Investment Adviser may pay amounts owed by us to third-party providers of goods or services. We will subsequently reimburse the Investment Adviser for those amounts paid on our behalf. We will also reimburse the Investment Adviser for the allocable portion of the compensation paid by the Investment Adviser or its affiliates to our chief compliance officer, chief financial officer and other professionals who spend time on those related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs). All of the expenses described above are ultimately borne by our Shareholders.

Investment-related expenses with respect to investments in which we invest together with one or more parallel funds (or co-investment vehicles) will generally be allocated among all such entities on the basis of capital invested by each such entity into the relevant investment; provided that if the Investment Adviser reasonably believes that such allocation method would produce an inequitable result to any such entity, the Investment Adviser may allocate such expenses among such entities in any other manner that the Investment Adviser believes in good faith to be fair and equitable.

We are permitted to enter into credit facilities. In connection with borrowings, our lenders may require us to pledge assets, commitments and/or the right to draw down on commitments.

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Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “Qualifying Assets, unless, at the time the acquisition is made, Qualifying Assets represent at least 70% of the BDC’s total assets. The principal categories of Qualifying Assets relevant to our business are any of the following:

1)	Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An “eligible portfolio company” is defined in the 1940 Act as any issuer that:

a)	is organized under the laws of, and has its principal place of business in, the United States;

b)	is not an investment company (other than a small business investment company wholly-owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

c)	satisfies any of the following:

i)	does not have any class of securities that is traded on a national securities exchange;

ii)	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii)	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv)	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

2)	Securities of any eligible portfolio company that the BDC controls.

3)	Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

4)	Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the BDC already owns 60.0% of the outstanding equity of the eligible portfolio company.

5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a BDC must have been organized and have its principal place of business in the U.S. and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

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Managerial Assistance to Portfolio Companies

A BDC must have been organized under the laws of, and have its principal place of business in, any state or states within the United States. However, in order to count portfolio securities as Qualifying Assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investments in other types of Qualifying Assets, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment (collectively, “temporary investments”); provided that 70% of our assets are Qualifying Assets. We may also invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price that is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty, we would not meet the Diversification Tests in order to qualify as a RIC for U.S. federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Investment Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Senior Securities

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% after each such issuance. However, recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. The reduced asset coverage requirement permits a BDC to double the amount of leverage it can incur. In connection with our election to be regulated as a BDC under the 1940 Act, our Board and sole initial Shareholder will approve our election to be subject to this reduced asset coverage requirement and, therefore, the maximum amount of leverage we may incur will be subject to an asset coverage ratio of 150%. For example, under the 150% asset coverage requirement, we may generally borrow up to $2 for investment purposes for every $1 of equity, reflecting a maximum 2:1 debt-to-equity ratio. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our Shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. We may borrow money, which would magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.

The 1940 Act imposes limitations on a BDC’s ability to issue preferred shares, which are considered “senior securities” subject to the 200% asset coverage requirement described above. In addition, preferred Shareholders must have the right, as a class, to appoint two directors to the Board and, if at any time dividends on the preferred shares are unpaid in an amount equal to two full years’ dividends thereon, the holders of all outstanding preferred shares, voting as a class, will be allowed to elect a majority of the Board until all dividends in default have been paid or declared and set apart for payment.

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Code of Ethics

We and the Investment Adviser have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code of ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us so long as such investments are made in accordance with the requirements of the code of ethics. The code of ethics is available on the SEC’s web site at http://www.sec.gov.

Compliance Policies and Procedures

We and the Investment Adviser will adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws and we are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation. Our chief compliance officer is responsible for administering these policies and procedures.

Proxy Voting Policies and Procedures

Introduction

We have delegated our proxy voting responsibility to our Investment Adviser. A summary of the Investment Adviser’s policies and procedures for voting proxies for investment advisory clients (“Proxy Voting Policies and Procedures”) are set forth below. The guidelines are reviewed periodically by the Investment Adviser and our non-interested directors, and, accordingly, are subject to change.

As an investment adviser registered under the Investment Advisers Act of 1940, the Investment Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. These Proxy Voting Policies and Procedures are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

Our Investment Adviser votes proxies relating to our portfolio securities in the best interest of our Shareholders. The Investment Adviser reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on our investments. Although it generally votes against proposals that may have a negative impact on our investments, it may vote for such a proposal if there exists compelling long-term reasons to do so. The proxy voting decisions of our Investment Adviser are made by the senior investment professionals who are responsible for monitoring each of our investments. To ensure that our vote is not the product of a conflict of interest, it is required that: (i) anyone involved in the decision-making process disclose to the Investment Adviser any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision-making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.

Information about how we voted proxies can be obtained, free of charge, by making a written request for proxy voting information to: 402 W 13th Street, 5th Floor, New York, New York, 10014, or by emailing us at InvestorRelations@axarcapital.com. The SEC also maintains a website at http://www.sec.gov that contains such information.

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Employees

We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Investment Adviser or its affiliates, pursuant to the terms of the Investment Management Agreement. Each of our executive officers is employed by the Investment Adviser or its affiliates. Our day-to-day investment operations are managed by the Investment Adviser. The services necessary for the origination and administration of our investment portfolio are provided by investment professionals employed by the Investment Adviser or its affiliates. Our Investment Team is focused on origination and transaction development and the ongoing monitoring of our investments. We reimburse the Investment Adviser for the allocable portion of the compensation paid by the Investment Adviser (or its affiliates) to our chief compliance officer and chief financial officer and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to our business and affairs). See “— Investment Management Agreement.”

License Agreement

We have also entered into a license agreement (the “License Agreement”) with Axar Capital, pursuant to which we were granted a non-exclusive license to use the name “Axar” for so long as the Investment Adviser or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we have no legal right to the “Axar” name or logo.

Derivatives

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

We intend to qualify as a “limited derivatives user” under the new SEC Rule 18f-4 under the 1940 Act, which will require us to limit our derivatives exposure to 10% of our net assets at any given time, excluding certain currency and interest rate hedging transactions.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise applicable to public companies that are not “emerging growth companies” including, but not limited to:

•	Permission for an “emerging growth company” to include only two years of audited financial statements in its common equity initial public offering registration statement (“IPO registration statement”);

•	Permission for an “emerging growth company” to provide Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosures that correspond to the financial statements included in its IPO registration statement;

•	Permission for an “emerging growth company” to omit in other Securities Act registration statements filed with the SEC selected financial data for any period prior to the earliest audited period included in its IPO registration statement;

•	Permission for an “emerging growth company” to omit selected financial data for any period prior to the earliest audited period included in its first registration statement to become effective under the Exchange Act or Securities Act in any Exchange Act registration statement, periodic report or other report filed with the SEC;

•	Exemption for an “emerging growth company” from the advisory shareholder votes on the compensation of its named executive officers (“say-on-pay”), the frequency of the say-on-pay votes (“say-on-frequency”) and golden parachute compensation arrangements with any named executive officers required by Sections 14A(a) and (b) of the Exchange Act;

•	Permission for an “emerging growth company” to comply with executive compensation disclosure requirements under Item 402 of Regulation S-K by providing the same executive compensation disclosure as a smaller reporting company;

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•	Exemption of an “emerging growth company” from the “pay versus performance” proxy disclosure requirements of Section 14(i) of the Exchange Act and from the pay ratio disclosure requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of chief executive officers;

•	Permission for an “emerging growth company” to defer compliance with any new or revised financial accounting standards until the date that companies that are not “issuers” as defined in Section 2(a) of the Sarbanes-Oxley Act are required to comply;

•	Exemption for an “emerging growth company” from the Sarbanes-Oxley Act Section 404(b) auditor attestation on management’s assessment of its internal controls; and

•	Permission for an “emerging growth company” to engage in “test-the-waters” communications with qualified institutional buyers and institutional accredited investors.

Although we have not made a determination whether to take advantage of any or all of these exemptions, we expect to remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the end of the fiscal year in which the fifth anniversary of any initial public offering by us has occurred, (iii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of our Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 calendar months, or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period. In addition, we may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

The Private Offering

We expect to conduct a continuous private offering of our Shares to investors in reliance on exemptions from the registration requirements of the Securities Act. We intend to seek exemptive relief from the SEC in order to permit us to issue multiple classes of Shares in the Offering, including Class S Shares, Class D Shares and Class I Shares. The Share classes will have different ongoing shareholder servicing and distribution fees. Until we have received such exemptive relief, we will only issue and sell Class I Shares in the Offering. We anticipate commencing loan origination and investment activities at the time of our Initial Closing. We expect to conduct Subsequent Closings from time to time after the Initial Closing. We anticipate that we may incur organizational and offering expenses of approximately [    ]% of the aggregate gross proceeds that we raise in connection with the offer and sale of our Shares and any other securities issued by us.

At each Closing, each investor will purchase Shares pursuant to a subscription agreement entered into with us.

Investors who participate in the Offering may transfer or assign their Shares upon prior notice to the Board and satisfaction of the applicable requirements set forth in the our operating documents and in accordance with applicable law. The Board is entitled to object to such transfers or assignments if our operations would likely be materially and adversely affected, or if such transfer or assignment would raise legal, regulatory or competitive concerns for either us or the parties involved.

While we expect each subscription agreement to reflect the terms and conditions summarized in the preceding paragraphs, we reserve the right to enter into Subscription Agreements that contain terms and conditions not found in the subscription agreements entered into with other investors, subject to applicable law. No Shareholder will be granted, in its subscription agreement, the right to invest in Shares on more favorable economic terms and conditions than other Shareholders.

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ERISA

We intend to conduct our affairs so that our assets should not be deemed to constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and certain U.S. Department of Labor regulations promulgated thereunder, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). In this regard, until such time as all classes of our Shares are considered “publicly-offered securities” within the meaning of the Plan Asset Regulations, we intend to limit investment in our Shares by “benefit plan investors” to less than 25% of the total value of each class of our Shares, within the meaning of the Plan Asset Regulations.

In addition, each prospective investor that is, or is acting on behalf of any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) “plan” described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code (including, for example, an individual retirement account and a “Keogh” plan), (iii) entity whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to as a “Plan”), or (iv) plan, account or other arrangement that is subject to the provisions of any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), must independently determine that our Shares are an appropriate investment, taking into account its obligations under ERISA, the Code and any applicable Similar Laws, and the facts and circumstances of each investing Plan.

Prospective investors should carefully review the matters discussed under “Risk Factors—Risks Related to the Shares” and should consult with their own advisors as to the consequences of investing in us.

Reporting Obligations

In order to be regulated as a BDC under the 1940 Act, we are required to register a class of equity securities under the Exchange Act. As a result, we have filed this Registration Statement for our Shares with the SEC under the Exchange Act. Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available at the SEC’s website at www.sec.gov.

In addition to the above regulatory filings, provided that no litigation has commenced between a Shareholder and us or the Investment Adviser, we will provide a Shareholder with information requested by the Shareholder to facilitate such Shareholder’s ongoing operational due diligence, including periodic review of portfolio companies and the internal controls and procedures utilized by the Company, upon reasonable notice and provided such information is customarily kept by the Company or the Investment Adviser. Notwithstanding the foregoing, a Shareholder shall have no right to obtain any information relating to any other investor or the Company’s proposed investment activities. In addition, information may be subject to confidentiality agreements with third parties which may preclude the Company and/or the Investment Adviser’s ability to provide such information to a Shareholder. The Company may also keep confidential from a Shareholder, for such periods as the Investment Adviser deems reasonable, any information that the Investment Adviser reasonably believes to be in the nature of trade secrets or other information (such as, for example, the identity of a Company’s portfolio positions) the disclosure of which the Investment Adviser in good faith believes is not in the Company’s best interests or could damage the Company or its business.

Privacy Principles

We are committed to maintaining the privacy of our Shareholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

We do not disclose any non-public personal information about our Shareholders or former Shareholders to anyone, except as permitted by law or as is necessary in order to service shareholder accounts (for example, to a transfer agent or third-party administrator).

We restrict access to non-public personal information about our Shareholders to employees of our Investment Adviser and its affiliates with a legitimate business need for the information. We maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our Shareholders.

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ITEM 1A RISK FACTORS.

An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially affect our business, our structure, our financial condition, our investments and operating results. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline. There can be no assurance that we will achieve our investment objective and you may lose all or part of your investment.

Risks Related to the Shares

An active trading market for our Shares is not expected to, and may not ever, develop, which could limit the market price of our Shares or your ability to sell them.

There currently is no trading market for our Shares, and we cannot provide any assurances that our Shares will be listed or that an active trading market will develop or be sustained for our Shares or that you will be able to sell your Shares in the future. Although we may offer to repurchase Shares from Shareholders, no assurance can be given that these repurchases will occur as contemplated or at all. If we conduct repurchase offers we will do so at times and in amounts decided by the Board. We may need to suspend or postpone repurchase offers if we are not able to dispose of portfolio securities or loans in a timely manner.

Even if we make a tender offer, there is no guarantee that Shareholders will be able to sell all of the Shares that they desire to sell in any particular tender offer. If a tender offer is oversubscribed by Shareholders, we will generally repurchase only a pro rata portion of the Shares tendered by each Shareholder. A large Shareholder seeking repurchase may cause a greater likelihood of all Shareholders seeking repurchase having their requests reduced pro rata. The potential for pro ration may cause some Shareholders to tender more Shares for repurchase than they otherwise would wish to have repurchased, which may adversely affect other Shareholders wishing to participate in the tender offer. In addition, in extreme cases, we may not be able to complete repurchases due to our inability to liquidate a portion of our portfolio.

We may be unable to invest a significant portion of the net proceeds of this offering quickly, which could harm our financial condition and operating results.

Delays in investing the net proceeds raised in this Offering may cause our performance to be worse than that of other fully invested BDCs, lenders or investors pursuing comparable investment strategies. We cannot assure you that we will be able to identify any investments that meet our investment objective or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds of this Offering within the time period that we anticipate or at all, which could harm our financial condition and operating results.

We anticipate that, depending on market conditions and the amount of the capital we seek to invest, it may take us a substantial period of time to invest substantially all of the capital in securities meeting our investment objective. During periods where we are unable to invest all of the capital in securities meeting are investment objective, we will invest the capital primarily in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less or use the net proceeds from such offerings to reduce then-outstanding debt obligations, which may produce returns that are significantly lower than the returns which we expect to achieve when our portfolio is fully invested in securities meeting our investment objective. In addition, until such time as the net proceeds of this offering are invested in new securities meeting our investment objective, the market price for our Shares may decline.

We intend to operate so that our assets are not deemed to constitute “plan assets” under ERISA, which may limit the ability of certain benefit plan investors to acquire our Shares.

We intend to conduct our affairs so that our assets should not be deemed to constitute “plan assets” under ERISA. In this regard, until such time as all classes of our Shares are considered “publicly offered securities” within the meaning of the Plan Asset Regulations, we intend to limit investment in each class of our Common Shares by “benefit plan investors” to less than 25% of the total value of each class of our Common Shares (as defined in Section 3(42) of ERISA).

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If, notwithstanding our intent, the assets of the Fund were deemed to be “plan assets” of any shareholder that is a “benefit plan investor” as defined in Section 3(42) of ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, the Investment Adviser and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the “benefit plan investor” any profit realized on the transaction and (ii) reimburse the “benefit plan investor” for any losses suffered by it as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. The Fiduciary of a “benefit plan investor” who decides to invest in us could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in us or as co-fiduciaries for actions taken by or on behalf of us or the Investment Adviser. With respect to a “benefit plan investor” that is an individual retirement account (an “IRA”) that invests in us, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Until such time as all the classes of our Shares constitute “publicly traded securities” within the meaning of the Plan Asset Regulations, we have the power to (a) exclude any Shareholder or potential shareholder from purchasing our Shares; (b) prohibit any redemption of our Shares; and (c) redeem some or all Shares held by any holder if, and to the extent that, our Board determines that there is a substantial likelihood that such holder’s purchase, ownership or redemption of Shares would result in our assets to be characterized as “plan assets,” for purposes of the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, and all of our Shares shall be subject to such terms and conditions.

Prospective investors should consult with their own advisors as to the consequences of investing in us.

Risks Related to Our Business

We have no operating history as a business development company.

We were formed on December 14, 2022 and are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective.

We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

As part of our business strategy, we may borrow from and issue senior debt securities to banks, insurance companies and other lenders or investors. Holders of these senior securities will have fixed-dollar claims on our assets that are superior to the claims of our common Shareholders. If the value of our assets decreases, leverage would cause our net asset value to decline more sharply than it would had we not employed leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments.

Our ability to service any borrowings that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. Moreover, the Management Fee will be payable based on our average gross assets excluding cash and cash equivalents but including assets purchased with borrowed amounts, which may give our Investment Adviser an incentive to use leverage to make additional investments. Our fee structure may create incentives for our Investment Adviser to make speculative investments or use substantial leverage. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board’s assessment of market and other factors at the time of any proposed borrowing. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us, which could affect our return on capital.

In addition to having fixed-dollar claims on our assets that are superior to the claims of our common Shareholders, obligations to lenders may be secured by a first priority security interest in our portfolio of investments and cash. In the case of a liquidation event, those lenders would receive proceeds to the extent of their security interest before our common Shareholders.

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Our Board may additionally authorize us to issue shares of preferred stock, in one or more classes or series without Shareholder approval, to the extent permitted by the 1940 Act. In the event we issue preferred stock, we will make any required disclosures to Shareholders. Preferred stock could be issued with terms that would adversely affect our common Shareholders. Every issuance of preferred stock, will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Shares and before any purchase of Shares is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more.

Defaults under any future borrowing facility or notes may adversely affect our business, financial condition, results of operations and cash flows.

Our future borrowings may include customary covenants, including certain limitations on our incurrence of additional indebtedness and on our ability to make distributions to our Shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and liquidity and other maintenance covenants, as well as customary events of default. In the event we default under the terms of any future borrowings, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at prices that may be disadvantageous to us in order to meet our outstanding payment obligations or support working capital requirements under the terms of such borrowings, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. An event of default under the terms of any future borrowings could result in an accelerated maturity date for all amounts outstanding thereunder, and in some instances, lead to a cross-default under other borrowings. This could reduce our liquidity and cash flow and impair our ability to grow our business. If we were to default on our obligations under the terms of any future secured debt instrument, the agent for the applicable creditors would be able to assume control of the disposition of any or all of our assets securing such debt, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Provisions in any future borrowings may limit discretion in operating our business.

Any security interests and/or negative covenants required by a credit facility we enter into or notes we issue may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing.

To the extent that we borrow money, the potential for gain or loss on amounts invested in us will be magnified and may increase the risk of investing in us. Borrowed money may also adversely affect the return on our assets, reduce cash available to service our debt or for distribution to our shareholders, and result in losses.

The use of borrowings, also known as leverage, increases the volatility of investments by magnifying the potential for gain or loss on invested equity capital. To the extent that we use leverage to partially finance our investments through borrowing from banks and other lenders, you will experience increased risks of investing in our securities. If the value of our assets decreases, leverage would cause our net asset value to decline more sharply than it otherwise would if we had not borrowed and employed leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have if we had not borrowed and employed leverage. Such a decline could negatively affect our ability to service our debt or make distributions to our shareholders. In addition, our shareholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the base management or incentive fees payable to our Investment Adviser attributable to the increase in assets purchased using leverage.

The amount of leverage that we employ will depend on our Investment Adviser’s and our Board’s assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that leveraged financing will be available to us on favorable terms or at all. However, to the extent that we use leverage to finance our assets, our financing costs will reduce cash available for distributions to shareholders. Moreover, we may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. In such an event, we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses.

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As a BDC, we are currently required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred stock that we may issue, of at least 200%; however, recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. The reduced asset coverage requirement permits a BDC to double the amount of leverage it can incur. Our Board and sole initial Shareholder will approve our election to be subject to this reduced asset coverage requirement in connection with our election to be regulated as a BDC under the 1940 Act, and, therefore, the maximum amount of leverage we may incur will be subject to an asset coverage ratio of 150%. For example, under the 150% asset coverage requirement, we may generally borrow up to $2 for investment purposes for every $1 of equity, reflecting a maximum 2:1 debt-to-equity ratio. If this ratio declines below 150%, we cannot incur additional debt and could be required to sell a portion of our investments to repay some indebtedness when it may be disadvantageous to do so. This could have a material adverse effect on our operations, and we may not be able to service our debt or make distributions.

Global economic, political and market conditions may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.

Our business is directly influenced by the economic cycle, and could be negatively impacted by a downturn in economic activity in the U.S. as well as globally. Fiscal and monetary actions taken by U.S. and non-U.S. government and regulatory authorities could have a material adverse impact on our business. To the extent uncertainty regarding the U.S. or global economy negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be adversely affected. Moreover, Federal Reserve policy, including with respect to certain interest rates, along with the general policies of the current presidential administration, may also adversely affect the value, volatility and liquidity of dividend- and interest-paying securities. These conditions, government actions and future developments may cause interest rates and borrowing costs to rise, which may adversely affect our ability to access debt financing on favorable terms and may increase the interest costs of our borrowers, hampering their ability to repay us. Continued or future adverse economic conditions could have a material adverse effect on our business, financial condition and results of operations.

If key economic indicators, such as the unemployment rate or inflation, do not progress at a rate consistent with the Federal Reserve’s objectives, the target range for the federal funds rate may increase and cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms and may also increase the costs of our borrowers, hampering their ability to repay us. In addition, in 2022, the U.S. Federal Reserve has raised short-term interest rates and has suggested that additional interest rate increases during the remainder of 2022 are likely.

Legislation may be adopted that could significantly affect the regulation of U.S. financial markets. Areas subject to potential change, amendment or repeal include the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the authority of the Federal Reserve and the Financial Stability Oversight Council. These or other regulatory changes could result in greater competition from banks and other lenders with which we compete for lending and other investment opportunities. The United States may also potentially withdraw from or renegotiate various trade agreements and take other actions that would change current trade policies of the United States. We cannot predict which, if any, of these actions will be taken or, if taken, their effect on the financial stability of the United States. Such actions could have a material adverse effect on our business, financial condition and results of operations.

We may face presently unforeseen material risks as a result of unexpected force majeure events occurring.

Our business may be affected by force majeure events (i.e., events beyond the control of the party claiming that the event has occurred, including, without limitation, acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, terrorism and labor strikes). Some force majeure events may adversely affect the our or counterparty’s ability to perform its obligations until the force majeure event has been remedied. The liability and cost arising out of a failure to perform obligations as a result of a force majeure event could be considerable. Certain force majeure events (such as war or an outbreak of an infectious disease) could have a broader negative impact on the world economy and international business activity generally, or in any of the countries in which we may invest specifically. Additionally, a major governmental intervention into industry, including the nationalization of an industry or the assertion of control, could result in a loss to us if an investment is affected, and any compensation provided by the relevant government may not be what we consider adequate. Any of the foregoing may therefore adversely affect our performance and investments.

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COVID-19 and any renewed outbreaks thereof could materially impact our operations and those of our Adviser, along with the operations and financial condition of any portfolio companies in which we invest.

In late 2019 and early 2020, a novel coronavirus (“SARS-CoV-2”) and related respiratory disease (“COVID-19”) spread rapidly across the world, including to the U.S. This outbreak has led, and for an unknown period of time will continue to lead, to disruptions in local, regional, national and global markets and economies affected thereby. The COVID-19 outbreak has resulted in millions of deaths globally and the imposition of both local and more widespread “work from home” and other quarantine measures, mandatory closures of businesses deemed “non-essential,” border closures and other travel restrictions, a decline in consumer demand for certain goods and services, commercial disruption on a global scale, and general concern and uncertainty, all of which have caused social unrest and significant volatility in financial markets. In March 2020, the World Health Organization declared COVID-19 outbreak a pandemic.

The ongoing spread of COVID-19, along with its various mutations and variants has had, and is expected to continue to have, a material adverse impact on local economies in the affected locations and also on the global economy. Many countries have reacted by instituting quarantines and travel restrictions, which has resulted in disruptions in supply chains and adversely impacted various industries, including, but not limited to, retail, transportation, hospitality, energy and entertainment. These developments may adversely impact certain operating businesses in which we may invest and the value of our investments. In addition, while we do not expect disruptions to the operations of the Investment Adviser (including those relating to us) or its service providers, such disruptions (including through quarantine measures and travel restrictions imposed on personnel located in affected locations, or any related health issues of such personnel) could nonetheless occur. Any of the foregoing events could materially and adversely affect the Investment Adviser’s ability to source, manage, and divest investments on our behalf and pursue our investment objective and strategies. Similar consequences could arise with respect to other infectious diseases. Given the significant economic and financial market disruptions associated with the COVID-19 pandemic, the valuation and performance of our investments may be impacted adversely. The duration of the COVID-19 pandemic and its effects cannot be determined at this time, but the effects could be present for an extended period of time. COVID-19 and the current financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to our performance, financial condition, results of operations and ability to pay distributions.

The impact of the Russia-Ukraine conflict, as well as economic damage attributable to such conflict, could materially impact the operations and financial condition of certain portfolio companies in which we invest, which impact may not be readily predictable.

The Russian invasion of Ukraine that commenced on February 24, 2022, has resulted in complex, evolving and systemic economic effects that may influence financial benchmarks key to asset pricing, interest rates and lending availability, as well as financial and physical market liquidity, and the price and availability of essential commodities, in an unpredictable fashion for an uncertain duration. Acute effects to particular commodity and foreign securities markets are possible. Russia and Ukraine are major participants in certain commodities sectors, such as for agricultural (e.g., wheat) and energy (e.g., oil and natural gas) products. Furthermore, this conflict has also resulted in swift multilateral sanctions targeting Russia’s financial sector and access to capital markets with designations of dozens of individuals and entities, including the Russian Central Bank, several large publicly traded Russian banks and companies, Russia’s sovereign wealth funds, and Russian oligarchs and other members of the Russian elite, including Russian Federation President Vladimir Putin. The sanctions imposed are complex and the prohibitions apply to various types of debt and equity transactions involving sanctioned persons, including bonds, loans, loan guarantees, extensions of credit, letters of credit, stocks, share issuances and depository receipts, among others. For example, U.S. persons are prohibited from transacting, financing or otherwise dealing in certain new debt and equity of certain financial institutions and companies critical to the Russian economy. In addition, certain imports, exports, the transfer of U.S. dollar banknotes to Russia, and new investments involving the Russian energy sector are prohibited.

The unpredictable and evolving economic effects resulting from the Russia-Ukraine conflict and the regulations, orders, and sanctions adopted by governments in response to this conflict may affect the value of our portfolio. These factors may have unanticipated, negative consequences for the valuation of our portfolio.

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Economic recessions or downturns could impair the ability of our portfolio companies to repay loans and harm our operating results.

Many of our portfolio companies are susceptible to economic slowdowns or recessions (including industry specific downturns) and may be unable to repay our debt investments during these periods. In the past, instability in the global capital markets resulted in disruptions in liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major domestic and international financial institutions. In particular, in past periods of instability, the financial services sector was negatively impacted by significant write-offs as the value of the assets held by financial firms declined, impairing their capital positions and abilities to lend and invest. The global outbreak of COVID-19 has disrupted, and continues to disrupt, economic markets, and the prolonged economic impact is uncertain. In addition, continued uncertainty surrounding the ongoing Russia-Ukraine conflict and related sanctions, the negotiation of trade deals between Britain and the European Union following the United Kingdom’s exit from the European Union, uncertainty between the United States and other countries, including China, with respect to trade policies, treaties, and tariffs, among other factors, have caused disruptions in the global markets. There can be no assurance that market conditions will not worsen in the future.

In an economic downturn, our non-performing assets may increase, and the value of our portfolio may decrease during these periods. Adverse economic conditions may also decrease the value of any collateral securing our debt investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions could also increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us on terms we deem acceptable. These events could prevent us from increasing our investments and harm our operating results.

The occurrence of recessionary conditions or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our investments, and our ongoing operations, costs and profitability. Any such unfavorable economic conditions, including rising interest rates, may also increase our funding costs, limit our access to capital markets or negatively impact our ability to obtain financing, particularly from the debt markets. In addition, any future financial market uncertainty could lead to financial market disruptions and could further impact our ability to obtain financing. These events could limit our investment originations, limit our ability to grow and negatively impact our operating results and financial condition.

An extended disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business.

As a BDC, we must maintain our ability to raise additional capital for investment purposes. If we are unable to access the capital markets or credit markets, we may be forced to curtail our business operations and may be unable to pursue new investment opportunities. The capital markets and the credit markets have experienced extreme volatility in recent periods, and, as a result, there have been and will likely continue to be uncertainty in the financial markets in general. Disruptions in the capital markets in recent years increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. In addition, a prolonged period of market illiquidity may limit available investments and constrain our ability to pursue new business opportunities and grow our business. Unfavorable economic conditions could also increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could limit our investment originations, limit our ability to grow and negatively impact our operating results. Ongoing disruptive conditions in the financial industry and the impact of new legislation in response to those conditions could restrict our business operations and, consequently, could adversely impact our business, results of operations and financial condition.

If the fair value of our assets declines substantially, we may fail to maintain the asset coverage ratios imposed upon us by the 1940 Act. Any such failure could result in a default under such indebtedness and otherwise affect our ability to issue senior securities, borrow under a credit facility and pay distributions, which could materially impair our business operations. Our liquidity could be impaired further by our inability to access the capital or credit markets or to draw on any future credit facilities. For example, we cannot be certain that we will be able to renew any future credit facilities as they mature or to consummate new borrowing facilities to provide capital for normal operations, including new originations. In recent years, reflecting concern about the stability of the financial markets, many lenders and institutional investors have reduced or ceased providing funding to borrowers. This market turmoil and tightening of credit have led to increased market volatility and widespread reduction of business activity generally in recent years. In addition, adverse economic conditions due to these disruptive conditions could materially impact our ability to comply with the financial and other covenants in any existing or future credit facilities. If we are unable to comply with these covenants, this could materially adversely affect our business, results of operations and financial condition.

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If we are unable to renew or replace such facilities and consummate new facilities on commercially reasonable terms, our liquidity will be reduced significantly. If we are unable to repay amounts outstanding under such facilities and are declared in default or are unable to renew or refinance these facilities, we would not be able to initiate significant originations or to operate our business in the normal course. These situations may arise due to circumstances that we may be unable to control, such as inaccessibility to the credit markets, a severe decline in the value of the U.S. dollar, a further economic downturn or an operational problem that affects third parties or us, and could materially damage our business. Moreover, we are unable to predict when economic and market conditions may become more favorable. Even if such conditions improve broadly and significantly over the long term, adverse conditions in particular sectors of the financial markets could adversely impact our business.

If we cannot obtain additional capital because of either regulatory or market price constraints, we could be forced to curtail or cease our new lending and investment activities, our net asset value could decrease and our level of distributions and liquidity could be affected adversely.

Our ability to secure additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The worsening of current economic and capital market conditions could have a material adverse effect on our ability to secure financing on favorable terms, if at all.

If we are unable to obtain debt capital, then our equity investors will not benefit from the potential for increased returns on equity resulting from leverage, to the extent that our investment strategy is successful, and we may be limited in our ability to make new commitments or fundings to our portfolio companies.

Our ability to achieve our investment objective depends on our Investment Adviser’s ability to manage and support our investment process. If our Investment Adviser were to lose a significant number of its key professionals, or terminate the Investment Management Agreement, our ability to achieve our investment objective could be significantly harmed.

We do not have any employees. Additionally, we have no internal management capacity other than our appointed executive officers and will be dependent upon the investment expertise, skill and network of business contacts of our Investment Adviser to achieve our investment objective. Our Investment Adviser will evaluate, negotiate, structure, execute, monitor, and service our investments. Our success will depend to a significant extent on the continued service and coordination of our Investment Adviser, including its key professionals. The departure of a significant number of key professionals from our Investment Adviser could have a material adverse effect on our ability to achieve our investment objective.

Our ability to achieve our investment objective also depends on the ability of our Investment Adviser to identify, analyze, invest in, finance, and monitor companies that meet our investment criteria. Our Investment Adviser’s capabilities in structuring the investment process, providing competent, attentive and efficient services to us, and facilitating access to financing on acceptable terms depend on the involvement of investment professionals of adequate number and sophistication to match the corresponding flow of transactions. To achieve our investment objective, our Investment Adviser may need to retain, hire, train, supervise and manage new investment professionals to participate in our investment selection and monitoring process. Our Investment Adviser may not be able to find qualified investment professionals in a timely manner or at all. Any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

In addition, the Investment Management Agreement may be terminated without penalty (i) by either party upon 60 days’ written notice, (ii) by a majority of the Board or (iii) by the affirmative vote of the holders of a majority of our then outstanding voting securities, which means the lesser of (a) 67% or more of the voting securities present at a meeting, if more than 50% of our outstanding voting securities are present or represented by proxy, or (b) more than 50% of our outstanding voting securities. Furthermore, the Investment Management Agreement automatically terminates in the event of its assignment, as defined in the 1940 Act. If the Investment Management Agreement is terminated, it may adversely affect the quality of our investment opportunities and it may be difficult for us to replace the Investment Adviser resulting in a disruption in our operations that could adversely affect our financial condition, business, results of operations, and our ability to meet our payment obligations under the Shares and other indebtedness. In addition, the costs under any new agreements that we enter into could increase.

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Because our business model depends to a significant extent upon the Investment Adviser’s relationships with corporations, financial institutions and investment firms, the inability of our Investment Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

Our Investment Adviser depends on its relationships with corporations, financial institutions and investment firms, and we will rely to a significant extent upon these relationships to provide us with potential investment opportunities. If our Investment Adviser fails to maintain its existing relationships or develop new relationships or sources of investment opportunities, we may not be able to grow our investment portfolio. In addition, individuals with whom our Investment Adviser has relationships are not obligated to provide us with investment opportunities, and, therefore, there is no assurance that such relationships will generate investment opportunities for us.

If we cannot obtain debt financing or equity capital on acceptable terms, our ability to acquire investments and to expand our operations may be adversely affected.

The net proceeds from the sale of our Shares will be used for our investment opportunities and, if necessary, the payment of operating expenses and the payment of various fees and expenses such as base management fees, incentive fees, other fees and distributions. Any working capital reserves we maintain may not be sufficient for investment purposes, and we may require additional debt financing or equity capital to operate. In order to maintain our RIC tax treatment, we will be required to distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our Shareholders. Accordingly, in the event that we need additional capital in the future for investments or for any other reason we may need to access the capital markets periodically to issue debt or equity securities or borrow from financial institutions in order to obtain such additional capital. These sources of funding may not be available to us due to unfavorable economic conditions, which could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Consequently, if we cannot obtain further debt or equity financing on acceptable terms, our ability to acquire additional investments and to expand our operations will be adversely affected. As a result, we would be less able to diversify our portfolio and achieve our investment objective, which may negatively impact our results of operations and reduce our ability to make distributions to our Shareholders.

We may face increasing competition for investment opportunities, which could delay further deployment of our capital, reduce returns and result in losses.

We may compete for investments with other BDCs and investment funds (including registered investment companies, private equity funds and mezzanine funds), as well as traditional financial services companies, such as commercial banks, and other sources of funding. Moreover, alternative investment vehicles, such as hedge funds, continue to increase their investment focus in our target market of privately owned U.S. companies. We may experience increased competition from banks and investment vehicles who may continue to lend to the middle market. Additionally, the Federal Reserve and other bank regulators may periodically provide incentives to U.S. commercial banks to originate more loans to U.S. middle-market private companies. As a result of these market participants and regulatory incentives, competition for investment opportunities in privately owned U.S. companies is strong and may intensify. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some competitors may have higher risk tolerances or different risk assessments than us. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do.

We may lose investment opportunities if we do not match our competitors’ pricing, terms and investment structure criteria. If we are forced to match these competitors’ investment terms criteria, we may not be able to achieve acceptable returns on our investments or may bear substantial risk of capital loss. A significant increase in the number or the size of our competitors in our target market could force us to accept less attractive investment terms. Furthermore, many competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or the source of income, asset diversification and distribution requirements we must satisfy to maintain our RIC tax treatment. The competitive pressures we face, and the manner in which we react or adjust to competitive pressures, may have a material adverse effect on our business, financial condition, results of operations, effective yield on investments, investment returns, leverage ratio and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time. Also, we may not be able to identify and make investments that are consistent with our investment objective.

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A significant portion of our investment portfolio is recorded at fair value as determined in good faith by our valuation designee and, as a result, there is uncertainty as to the value of our portfolio investments.

Under the 1940 Act, we are required to carry our portfolio investments at market value or, if there is no readily available market value, at fair value as determined by our Board. Typically, there is not a public market for the securities of the privately held companies in which we invest. As a result, we value these securities quarterly at fair value as determined in good faith by our Board. Typically, there is not a public market for the securities of the privately held companies in which we invest. As a result, we value these securities quarterly at fair value as determined in good faith by our Investment Adviser in its capacity as our valuation designee (the “Valuation Designee”) under Rule 2a-5 under the 1940 Act, subject to oversight by our Board.

Certain factors that may be considered in determining the fair value of our investments include (i) the nature and realizable value of any collateral, (ii) the portfolio company’s earnings and its ability to make payments on its indebtedness, (iii) the markets in which the portfolio company does business, (iv) comparison to comparable publicly traded companies, (v) discounted cash flow and (vi) other relevant factors. Because such valuations, particularly valuations of private securities and private companies, are inherently uncertain, such valuations may fluctuate over short periods of time and may be based on estimates. Our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Due to this uncertainty, our fair value determinations may cause our net asset value on a given date to materially understate or overstate the value that we may ultimately realize upon the sale of one or more of our investments. As a result, investors that may purchase our Shares based on an overstated net asset value would pay a higher price than the realizable value of our investments might warrant.

Our Board may change our operating policies and strategies without significant prior notice or Shareholder approval.

Our Board has the authority to modify or waive current operating policies, investment criteria and strategies without prior notice and without Shareholder approval. We cannot predict the effect any changes to current operating policies, investment criteria and strategies would have on our business, net asset value, operating results and the value of our securities. However, the effects might be adverse, which could negatively impact our ability to pay Shareholders distributions or cause Shareholders to lose all or part of their investment. Moreover, we will have significant flexibility in investing the net proceeds of the Offering and may use the net proceeds from the Offering in ways that our investors may not agree.

We have also adopted a Name Policy, pursuant to which we will, under normal circumstances, invest at least 80% of our net assets, plus borrowings for investment purposes, in credit investments (loans, bonds and other credit instruments) that we expect will be issued primarily by middle-market companies. This percentage limitation applies at the time of purchase of an investment. Our Name Policy may be changed by the Board without Shareholder approval. However, to the extent required by SEC regulations, Shareholders will be provided with at least sixty (60) days’ notice prior to any change in our Name Policy.

Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.

Changes in laws, regulations or the interpretations of laws and regulations, particularly those which govern BDCs, RICs or non-depository commercial lenders could significantly affect our operations and our cost of doing business. We, our portfolio companies and other counterparties are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including our loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, or if we expand our business into jurisdictions that have adopted more stringent requirements than those in which we currently conduct business, then we may have to incur significant expenses in order to comply or we may have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, then we may lose licenses needed to conduct our business and be subject to civil fines and criminal penalties, any of which could have a material adverse effect upon our business results of operations or financial condition. Moreover, new legislation may be enacted or new interpretations, rulings or regulations could be adopted, including those governing the types of investments we are permitted to make, any of which could harm us and our Shareholders, potentially with retroactive effect.

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The current U.S. Presidential Administration may support or advocate an enhanced regulatory agenda that imposes greater costs on all sectors and on financial services companies in particular. In addition, uncertainty regarding legislation and regulations affecting the financial services industry or taxation could also adversely impact our business or the business of our portfolio companies.

Additionally, any changes to or repeal of the laws and regulations governing our operations relating to permitted investments may cause us to alter our investment strategy to avail ourselves of new or different opportunities. Such changes could result in material differences to our strategies and plans as set forth in this Registration Statement and may result in our investment focus shifting from the areas of expertise of the Investment Adviser to other types of investments in which the Investment Adviser may have less expertise or little or no experience. Thus, any such changes, if they occur, could have a material adverse effect on our financial condition and results of operations and the value of a Shareholder’s investment.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Shares less attractive to investors.

We are and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of our initial public offering of common equity securities, (ii) in which we have total annual gross revenue of at least $1.07 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our Shares and debt less attractive because we will rely on some or all of these exemptions.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for Shareholders and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We may experience fluctuations in our operating results.

We may experience fluctuations in our operating results due to a number of factors, including our ability or inability to make investments in companies that meet our investment criteria, interest rates and default rates on the debt investments we make, the level of our expenses, variations in and the timing of the recognition of realized gains or losses, unrealized appreciation or depreciation, the degree to which we encounter competition in our markets, and general economic conditions. These occurrences could have a material adverse effect on our results of operations, the value of our Shares, and our ability to pay distributions to Shareholders and meet our other payment obligations under the Shares and other debt.

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Any unrealized depreciation we experience on our portfolio may be an indication of future realized losses, which could reduce our income available for distribution.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at the fair value as determined in good faith in accordance with procedures established by our Board. Decreases in the market values or fair values of our investments relative to amortized cost will be recorded as unrealized depreciation. Any unrealized losses in our portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us with respect to the affected loans. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods. In addition, decreases in the market value or fair value of our investments will reduce our net asset value.

We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in a single issuer.

We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in a single issuer. Beyond the asset diversification requirements associated with our qualification as a RIC for U.S. federal income tax purposes, we do not have fixed guidelines for diversification. While we are not targeting any specific industries, our investments may be focused on relatively few industries. To the extent that we hold large positions in a small number of issuers, or within a particular industry, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the issuer’s financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence or a downturn in a particular industry in which we may invest compared to a diversified investment company.

We are dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.

Our business is dependent on our and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, portfolio monitoring, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts;

•	outages due to idiosyncratic issues at specific service providers; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the value of our Shares and our ability to meet our payment obligations.

Internal and external cyber threats, as well as other disasters, could impair our ability to conduct business effectively.

The occurrence of a disaster, such as a cyber-attack against us or against a third party that has access to our data or networks, a natural catastrophe, an industrial accident, failure of our disaster recovery systems, or consequential employee error, could have an adverse effect on our ability to communicate or conduct business, negatively impacting our operations and financial condition. This adverse effect could become particularly acute if those events affect our electronic data processing, transmission, storage and retrieval systems, or impact the availability, integrity or confidentiality of our data.

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We depend heavily upon computer systems to perform necessary business functions. Despite our implementation of a variety of security measures, our computer systems, networks, and data, like those of other companies, could be subject to cyber-attacks and unauthorized access, use, alteration, or destruction, such as from physical and electronic break-ins or unauthorized tampering. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, and other information processed, stored in, and transmitted through our computer systems and networks. Such an attack could cause interruptions or malfunctions in our operations, which could result in financial losses, litigation, regulatory penalties, client dissatisfaction or loss, reputational damage, and increased costs associated with mitigation of damages and remediation.

If unauthorized parties gain access to such information and technology systems, they may be able to steal, publish, delete or modify private and sensitive information, including nonpublic personal information related to Shareholders (and their beneficial owners) and material nonpublic information. The systems we have implemented to manage risks relating to these types of events could prove to be inadequate and, if compromised, could become inoperable for extended periods of time, cease to function properly or fail to adequately secure private information. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified even with sophisticated prevention and detection systems, potentially resulting in further harm and preventing them from being addressed appropriately. The failure of these systems or of disaster recovery plans for any reason could cause significant interruptions in our and our Investment Adviser’s operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to Shareholders, material nonpublic information and other sensitive information in our possession.

A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Third parties with which we do business may also be sources of cybersecurity or other technological risk. We outsource certain functions and these relationships allow for the storage and processing of our information, as well as client, counterparty, employee and borrower information. While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure, destruction or other cybersecurity incidents that adversely affects our data, resulting in increased costs and other consequences as described above.

The interest rates of our term loans to our portfolio companies might be subject to change based on recent regulatory changes.

Our investments, payment obligations and financing terms may be based on floating rates, such as LIBOR. LIBOR is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference or “benchmark” for setting the interest rate on loans globally and for various commercial and financial contracts, including corporate and municipal bonds, bank loans, asset- and mortgage-related securities, interest rate swaps and other derivatives. We typically use LIBOR as a reference rate in term loans we extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a portfolio company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.

In July 2017, the head of the UK Financial Conduct Authority (“FCA”) announced a desire to phase out the use of LIBOR by the end of 2021. The ICE Benchmark Administrator has discontinued publishing most LIBOR and the remainder of U.S. dollar LIBOR settings will cease publication after June 30, 2023. It is possible that a subset of LIBOR settings will be published after these dates on a “synthetic” basis, but any such publications would be considered non-representative of the underlying market. The U.S. Federal Reserve, based on the recommendations of the New York Federal Reserve’s Alternative Reference Rate Committee (comprised of major derivative market participants and their regulators), has begun publishing Secured Overnight Financial Rate Data (“SOFR”) that is intended to replace U.S. dollar LIBOR. Proposals for alternative reference rates for other currencies have also been announced or have already begun publication. Although the transition process away from LIBOR has become increasingly well-defined in advance of the anticipated discontinuation dates, the impact on certain debt securities, derivatives and other financial instruments remains uncertain. It is expected that market participants will adopt alternative rates such as SOFR or otherwise amend financial instruments referencing LIBOR to include fallback provisions and other measures that contemplate the discontinuation of LIBOR or other similar market disruption events, but neither the effect of the transition process nor the viability of such measures is known. Further, uncertainty and risk remain regarding the willingness and ability of issuers and lenders to include alternative rates and revised provisions in new and existing contracts or instruments. To facilitate the transition of legacy derivatives contracts referencing LIBOR, the International Swaps and Derivatives Association, Inc. launched a protocol to incorporate fallback provisions. However, there are obstacles to converting certain longer term securities and transactions to a new benchmark or benchmarks and the effectiveness of one alternative reference rate versus multiple alternative reference rates in new or existing financial instruments and products has not been determined. Certain proposed replacement rates to LIBOR, such as SOFR, which is a broad measure of secured overnight U.S. Treasury repo rates, are materially different from LIBOR, and changes in the applicable spread for financial instruments transitioning away from LIBOR will need to be made to accommodate the differences. Furthermore, the risks associated with the expected discontinuation of LIBOR and transition to replacement rates may be exacerbated if an orderly transition to an alternative reference rate is not completed in a timely manner.

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As market participants transition away from LIBOR, LIBOR’s usefulness may deteriorate and these effects could be experienced until the permanent cessation of the majority of U.S. LIBOR rates in 2023. The transition process may lead to increased volatility and illiquidity in markets that currently rely on LIBOR to determine interest rates. LIBOR’s deterioration may adversely affect the liquidity or market value of securities that use LIBOR as a benchmark interest rate, including securities and other financial instruments held by us. Further, the utilization of an alternative reference rate, or the transition process to an alternative reference rate, may adversely affect the liquidity and value of our investments.

Our investments in the business services industry face considerable uncertainties including significant regulatory challenges.

Our investments in portfolio companies in the business services sector include those that provide services related to data and information, building, cleaning and maintenance services, and energy efficiency services. Portfolio companies in the business services sector are subject to many risks, including the negative impact of regulation, changing technology, a competitive marketplace and difficulty in obtaining financing. Portfolio companies in the business services industry must respond quickly to technological changes and understand the impact of these changes on customers’ preferences. Adverse economic, business, or regulatory developments affecting the business services sector could have a negative impact on the value of our investments in portfolio companies operating in this industry, and therefore could negatively impact our business and results of operations.

Risks Related to Our Investment Adviser and its Affiliates

The Investment Adviser and its affiliates have no prior experience managing a business development company.

Our Investment Adviser and its affiliates have no prior experience managing a vehicle regulated as a BDC and may not be able to operate our business successfully or achieve our investment objective. As a result, an investment in our securities may entail more risk than the securities of a comparable company with a substantial operating history.

The 1940 Act and the Code impose numerous constraints on the operations of BDCs and RICs that do not apply to the other types of investment vehicles previously managed by the personnel of our Investment Adviser and its affiliates. For example, under the 1940 Act, BDCs are generally required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private or thinly traded companies. Moreover, qualification for RIC tax treatment under Subchapter M of the Code requires satisfaction of source-of-income, asset diversification and other requirements. Any failure by us to comply with these provisions could prevent us from maintaining our qualification as a BDC or tax treatment as a RIC or could force us to pay unexpected taxes and penalties, which could be material. Our Investment Adviser’s and its affiliates’ limited experience in managing a portfolio of assets under such constraints may hinder their ability to take advantage of attractive investment opportunities and, as a result, make it more difficult for us to achieve our investment objective.

The Investment Adviser and its affiliates, including our officers and some of our directors, may face conflicts of interest caused by compensation arrangements with us and our affiliates, which could result in increased risk-taking by us.

The Investment Adviser and its affiliates may in the future receive substantial fees from us in return for their services. In the event of a private offering or an eventual listing of our Shares on a national securities exchange (an “Exchange Listing”), these fees will likely include management fees based on our gross assets, as well as certain incentive fees based on our net investment income as well as the amount of appreciation of our investments. These fees could influence the advice provided to us. Generally, the more equity we sell and the greater the risk assumed by us with respect to our investments, including through the use of leverage, the greater the potential for growth in our assets and profits, and, correlatively, the fees payable by us to our Investment Adviser. These compensation arrangements could affect our Investment Adviser’s or its affiliates’ judgment with respect to offerings of equity and investments made by us, which allow our Investment Adviser to earn increased asset management fees.

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The time and resources that individuals associated with our Investment Adviser devote to us may be diverted, and we may face additional competition due to the fact that neither our Investment Adviser nor its affiliates is prohibited from raising money for or managing another entity that makes the same types of investments that we target.

The Investment Adviser and its affiliates are not prohibited from raising money for and managing other investment entities that make the same or similar types of investments as those we target. For example, certain professionals of the Investment Adviser may simultaneously provide advisory services to other affiliated entities. As a result, the time and resources that our Investment Adviser devotes to us may be diverted, and during times of intense activity in other investment programs, they may devote less time and resources to our business than is necessary or appropriate.

In addition, we may compete with any such investment entity also managed by the Investment Adviser for the same investors and investment opportunities. We will be unable to participate in certain transactions originated by the Investment Adviser or its affiliates unless we receive co-investment exemptive relief from the SEC, and prior to the receipt of such relief, we may only engage in such co-investment opportunities in accordance with existing regulatory guidance. To the extent we are able to make co-investments with the Investment Adviser’s affiliates, these co-investment transactions may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating accounts. We could be limited in our ability to invest in certain investments in which our Investment Adviser or any of its affiliates are investing or are invested.

Affiliates of the Investment Adviser have no obligation to make their originated investment opportunities available to the Investment Adviser or to us, and such opportunities may be provided to affiliates of the Investment Adviser.

To mitigate the foregoing conflicts, the Investment Adviser and its affiliates intend to allocate investment opportunities in a manner that is fair and equitable over time and is consistent with the Investment Adviser’s allocation policy, so that we are not disadvantaged in relation to any other client, taking into account such factors as the relative amounts of capital available for new investments, cash on hand, existing commitments and reserves, the applicable investment programs and portfolio positions of the participating investment accounts, the clients for which participation is appropriate, targeted leverage level, targeted asset mix and any other factors deemed appropriate.

The Investment Adviser may face conflicts of interest with respect to services performed for issuers in which we invest.

Our Investment Adviser and its affiliates may provide a broad range of financial services to companies in which we invest, including providing arrangement, syndication, origination structuring and other services to our borrowers, in compliance with applicable law, and will generally be paid fees for such services. In addition, affiliates of our Investment Adviser may act as placement agents or in similar capacities in connection with an offering of securities by one of the companies in our portfolio. Any compensation received by our Investment Adviser for providing these services will not be shared with us and may be received before we realize a return on our investment. Our Investment Adviser may face conflicts of interest with respect to services performed for these companies, on the one hand, and investments recommended to us, on the other hand.

The Investment Adviser may have incentives to favor its other accounts and clients over us, which may result in conflicts of interest that could be harmful to us.

Because our Investment Adviser and its affiliates, including Axar Capital, manage assets for, or may in the future manage assets for other investment companies, pooled investment vehicles and/or other accounts (including institutional clients, pension plans, co-invest vehicles and certain high net worth individuals), certain conflicts of interest are present. For instance, the Investment Adviser and its affiliates may receive asset management, performance based or other fees from certain accounts that are higher than the fees our Investment Adviser receives from us. In those instances, a portfolio manager for our Investment Adviser has an incentive to favor the higher fee accounts over us. In addition, a conflict of interest exists to the extent our Investment Adviser, its affiliates, or any of their respective executives, portfolio managers or employees have proprietary or personal investments in other investment companies or accounts or when certain other investment companies or accounts are investment options in our Investment Adviser’s or its affiliates’ employee benefit plans. In these circumstances, our Investment Adviser has an incentive to favor these other investment companies or accounts over us. Our Board will seek to monitor these conflicts but there can be no assurances that such monitoring will fully mitigate any such conflicts.

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Our fee structure may create incentives for our Investment Adviser to make speculative investments or use substantial leverage.

The incentive fee that we expect to be pay to our Investment Adviser after a private offering or an Exchange Listing may create an incentive for our Investment Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangements. The way in which the incentive fee is determined may encourage our Investment Adviser to use leverage to increase the leveraged return on our investment portfolio.

In addition, the fact that the Management Fee that we would expect to be pay our Investment Adviser after we complete a private offering or Exchange Listing will be based upon our average gross assets (which includes any borrowings for investment purposes) may encourage our Investment Adviser to use leverage to make additional investments. Such a practice could make such investments more risky than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns. Under certain circumstances, the use of substantial leverage (up to the limits prescribed by the 1940 Act) may increase the likelihood that we default on our borrowings, which would be detrimental to our Shareholders.

The Investment Adviser may serve as the investment adviser to other funds that have substantially the same investment objective and strategies as us, subjecting our Investment Adviser to certain conflicts of interests.

We may compete with entities, including the Axar Funds, managed by the Investment Adviser, Axar Capital or their affiliates for capital and investment opportunities. As a result, we may not be given the opportunity to participate in certain investments made by investment funds, accounts or other investment vehicles managed by the Investment Adviser, Axar Capital or their affiliates or by members of the Investment Team, including the Axar Funds. However, in order to fulfill its fiduciary duties to each of its clients, the Investment Adviser intends to allocate investment opportunities in a manner that is fair and equitable over time and is consistent with the Investment Adviser’s allocation policy, so that we are not disadvantaged in relation to any other client, taking into account such factors as the relative amounts of capital available for new investments, cash on hand, existing commitments and reserves, the investment programs and portfolio positions of the participating investment accounts, the clients for which participation is appropriate, targeted leverage level, targeted asset mix and any other factors deemed appropriate.

The Investment Adviser, Axar Capital and their affiliates have policies and procedures in place designed to manage the potential conflicts of interest between their fiduciary obligations to us and their similar fiduciary obligations to other clients, including the Axar Funds. An investment opportunity that is suitable for multiple clients of the Investment Adviser, Axar Capital or their affiliates may not be capable of being shared among some or all of such clients and affiliates due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. There can be no assurance that the Investment Adviser’s, Axar Capital’s or their affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Not all conflicts of interest can be expected to be resolved in our favor.

We may co-invest with investment funds, accounts and vehicles managed by the Investment Adviser, where doing so is consistent with our investment strategy as well as applicable law, regulations and SEC staff interpretations. We believe that we will generally be permitted to co-invest with such investment funds, accounts and vehicles where the only terms that are negotiated are price and amount of securities, subject to compliance with applicable SEC staff interpretations relating to such transactions. There can be no assurance, however, that existing SEC staff interpretations will remain in effect, or that specific transactions we contemplate undertaking will fall within the scope of such interpretations. While we believe that existing SEC guidance permitting co-investments involving secondary market trades will allow us to co-invest alongside other Axar Funds without hindering our investment strategy, we, the Investment Adviser and certain of its affiliates may in the future seek to obtain exemptive relief from the SEC to co-invest in directly negotiated portfolio investments with other funds managed by the Investment Adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance when or if such relief, if sought, will actually be obtained. Pursuant to such exemptive relief, if obtained, we would generally be permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching by us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies, and (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing. The Investment Adviser’s allocation policy seeks to ensure equitable allocation of investment opportunities between us and other funds managed by the Adviser or its affiliates.

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Our Investment Adviser’s actions on behalf of its other accounts and clients may be adverse to us and our investments, which could harm our performance.

Our Investment Adviser and its affiliates manage assets for accounts other than us, including private funds (for purposes of this section, “Adviser Funds”). Actions taken by our Investment Adviser or its affiliates on behalf of Adviser Funds may be adverse to us and our investments, which could harm our performance. For example, we may invest in the same credit obligations as other Adviser Funds, although, to the extent permitted under the 1940 Act, our investments may include different obligations or levels of the capital structure of the same issuer. Decisions made with respect to the securities held by one Adviser Fund may cause (or have the potential to cause) harm to the different class of securities of the issuer held by other Adviser Funds (including us).

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect our results of operations.

We, directly or through our Investment Adviser, may obtain confidential information about the companies in which we have invested or may invest or be deemed to have such confidential information. Our Investment Adviser may come into possession of material, non-public information through its members, officers, directors, employees, principals or affiliates. The possession of such information may, to our detriment, limit the ability of us and our Investment Adviser to buy or sell a security or otherwise to participate in an investment opportunity. In certain circumstances, employees of our Investment Adviser may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict our ability to trade in the securities of such companies. For example, if personnel of our Investment Adviser come into possession of material non-public information with respect to our investments, such personnel will be restricted by our Investment Adviser’s information-sharing policies and procedures or by law or contract from sharing such information with our management team, even where the disclosure of such information would be in our best interests or would otherwise influence decisions taken by the members of the management team with respect to that investment. This conflict and these procedures and practices may limit the freedom of our Investment Adviser to enter into or exit from potentially profitable investments for us, which could have an adverse effect on our results of operations. Accordingly, there can be no assurance that we will be able to fully leverage the resources and industry expertise of our Investment Adviser in the course of its duties. Additionally, there may be circumstances in which one or more individuals associated with our Investment Adviser will be precluded from providing services to us because of certain confidential information available to those individuals or to other parts of our Investment Adviser.

We may be obligated to pay our Investment Adviser incentive fees even if we incur a net loss due to a decline in the value of our portfolio and even if our earned interest income is not payable in cash.

Although our Investment Adviser has indicated that it will waive fees payable under our Investment Management Agreement until we complete a private offering or other equity capital raising transaction, once such waiver expires, the Investment Management Agreement will entitle our Investment Adviser to receive an incentive fee based on our pre-incentive fee net investment income regardless of any capital losses. In such case, we may be required to pay our Investment Adviser an incentive fee for a fiscal quarter even if there is a decline in the value of our portfolio or if we incur a net loss for that quarter.

Any incentive fee payable by us that relates to pre-incentive fee net investment income may be computed and paid on income that may include interest that has been accrued but not yet received or interest in the form of securities received in lieu of cash (“payment-in-kind” or “PIK income”). PIK income will be included in the pre-incentive fee net investment income used to calculate the incentive fee to our Investment Adviser even though we do not receive such income in the form of cash. If a portfolio company defaults on a loan that is structured to provide accrued interest income, it is possible that accrued interest income previously included in the calculation of the incentive fee will become uncollectible. Our Investment Adviser is not obligated to reimburse us for any part of the incentive fee it received that was based on accrued interest income that we never receive as a result of a subsequent default, and such circumstances would result in our paying an incentive fee on income we never received.

The quarterly incentive fee on income is recognized and paid without regard to: (i) the trend of pre-incentive fee net investment income as a percent of adjusted capital over multiple quarters in arrears, which may in fact be consistently less than the quarterly preferred return, or (ii) the net income or net loss in the current calendar quarter, the current year or any combination of prior periods.

For U.S. federal income tax purposes, we may be required to recognize taxable income in some circumstances in which we do not receive a corresponding payment in cash and to make distributions with respect to such income to maintain our tax treatment as a RIC or minimize excise tax. In order to obtain RIC tax benefits, we must distribute to our Shareholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses. Under such circumstances, we may have difficulty meeting the Annual Distribution Requirement necessary to maintain RIC tax treatment under the Code. This difficulty in making the required distribution may be amplified to the extent that we are required to pay the incentive fee on income with respect to such accrued income. As a result, we may have to (i) sell some of our investments at times or at prices we would not consider advantageous, (ii) raise additional debt or equity capital, or (iii) forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

Our ability to enter into transactions with our affiliates is restricted.

We are prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of a majority of our Independent Directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act, and we will generally be prohibited from buying or selling any securities from or to such affiliate on a principal basis, absent the prior approval of our Board and, in some cases, the SEC. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, including other funds or clients advised by the Investment Adviser, which in certain circumstances could include investments in the same portfolio company (whether at the same or different times to the extent the transaction involves a joint investment), without prior approval of our Board and, in some cases, the SEC. If a person acquires more than 25% of our voting securities, we will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates or anyone who is under common control with us. The SEC has interpreted the BDC regulations governing transactions with affiliates to prohibit certain joint transactions involving entities that share a common investment adviser. As a result of these restrictions, we may be prohibited from buying or selling any security from or to any portfolio company that is controlled by a fund managed by our Investment Adviser or its affiliates without the prior approval of the SEC, which may limit the scope of investment or disposition opportunities that would otherwise be available to us.

While we believe that existing SEC guidance permitting co-investments involving secondary market trades will allow us to co-invest alongside other Axar Funds without hindering our investment strategy, we, the Investment Adviser and certain of its affiliates may in the future seek to obtain exemptive relief from the SEC to co-invest in directly negotiated portfolio investments with other funds managed by the Investment Adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance when or if such relief, if sought, will actually be obtained. Pursuant to such exemptive relief, if obtained, we would generally be permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our Shareholders and do not involve overreaching by us or our Shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our Shareholders and is consistent with our investment objective and strategies, and (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing.

In situations where co-investment with the Investment Adviser’s other clients is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of the exemptive relief granted to us by the SEC, our Investment Adviser will need to decide which client or clients will proceed with the investment. Generally, we will not be entitled to make a co-investment in these circumstances and, to the extent that another client elects to proceed with the investment, we will not be permitted to participate. Moreover, except in certain circumstances, we will not invest in any issuer in which an affiliate’s other client holds a controlling interest.

We may make investments that could give rise to a conflict of interest.

We do not expect to invest in, or hold securities of, companies that are controlled by an affiliate’s other clients. However, our Investment Adviser’s or an affiliate’s other clients may invest in, and gain control over, one of our portfolio companies. If our Investment Adviser or an affiliate’s other client, or clients, gains control over one of our portfolio companies, it may create conflicts of interest and may subject us to certain restrictions under the 1940 Act. As a result of these conflicts and restrictions our Investment Adviser may be unable to implement our investment strategies as effectively as it could have in the absence of such conflicts or restrictions. For example, as a result of a conflict or restriction, our Investment Adviser may be unable to engage in certain transactions that it would otherwise pursue. In order to avoid these conflicts and restrictions, our Investment Adviser may choose to exit such investments prematurely and, as a result, we may forego any positive returns associated with such investments. In addition, to the extent that an affiliate’s other client holds a different class of securities than us as a result of such transactions, our interests may not be aligned.

The recommendations given to us by our Investment Adviser may differ from those rendered to its other clients.

Our Investment Adviser and its affiliates may give advice and recommend securities to other clients which may differ from advice given to, or securities recommended or bought for, us, even though such other clients’ investment objectives may be similar to ours, which could have an adverse effect on our business, financial condition and results of operations.

Our Investment Adviser’s liability is limited under the Investment Management Agreement, and we are required to indemnify our Investment Adviser against certain liabilities, which may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

Our Investment Adviser has not assumed any responsibility to us other than to render the services described in the Investment Management Agreement (and, separately, under the Administration Agreement), and it will not be responsible for any action of our Board in declining to follow our Investment Adviser’s advice or recommendations. Pursuant to the Investment Management Agreement, our Investment Adviser and its directors, officers, shareholders, members, agents, employees, controlling persons, and any other person or entity affiliated with, or acting on behalf of, our Investment Adviser will not be liable to us for their acts under the Investment Management Agreement, absent willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. We have also agreed to indemnify, defend and protect our Investment Adviser and its directors, officers, shareholders, members, agents, employees, controlling persons and any other person or entity affiliated with, or acting on behalf of, our Investment Adviser with respect to all damages, liabilities, costs and expenses resulting from acts of our Investment Adviser not arising out of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. These protections may lead our Investment Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account.

Risks Related to Business Development Companies

The requirement that we invest a sufficient portion of our assets in Qualifying Assets could preclude us from investing in accordance with our current business strategy; conversely, the failure to invest a sufficient portion of our assets in Qualifying Assets could result in our failure to maintain our status as a BDC.

As a BDC, the 1940 Act prohibits us from acquiring any assets other than certain Qualifying Assets unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are Qualifying Assets. Therefore, we may be precluded from investing in what we believe are attractive investments if such investments are not Qualifying Assets. Conversely, if we fail to invest a sufficient portion of our assets in Qualifying Assets, we could lose our status as a BDC, which would have a material adverse effect on our business, financial condition and results of operations. Similarly, these rules could prevent us from making additional investments in existing portfolio companies, which could result in the dilution of our position, or could require us to dispose of investments at an inopportune time to comply with the 1940 Act. If we were forced to sell non-qualifying investments in the portfolio for compliance purposes, the proceeds from such sale could be significantly less than the current value of such investments.

We may need to raise additional capital to grow because we must distribute most of our income.

We may need additional capital to fund growth in our investments. We may in the future raise capital through a variety of different means, including, without limitation, issuing debt or equity securities or borrowing from financial institutions.

Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. A reduction in the availability of new capital could limit our ability to grow. We intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. To maintain our status as a RIC, among other requirements, we must distribute at least 90% of our investment company taxable income to our Shareholders. As a result, any such cash earnings may not be available to fund investment originations, repay maturing debt or to make payments in respect of our Shares. We expect to borrow from financial institutions and issue additional debt and equity securities to fund our growth. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which may have an adverse effect on the value of our Shares. In addition, as a BDC, our ability to borrow or issue preferred stock may be restricted if our total assets are less than 150% of our total borrowings and preferred stock. Furthermore, equity capital may be difficult to raise because, subject to some limited exceptions, as a BDC, we are generally not able to issue additional shares at a price per share less than NAV without first obtaining approval for such issuance from our Shareholders and our Independent Directors.

Failure to maintain our status as a business development company would reduce our operating flexibility.

If we do not remain a BDC, we might be regulated as a closed-end investment company under the 1940 Act, which would subject us to substantially more regulatory restrictions and correspondingly decrease our operating flexibility.

Regulations governing our operation as a BDC and RIC may affect our ability to raise capital, and the way in which we raise additional capital or borrow for investment purposes, which may have a negative effect on our growth. As a BDC, the necessity of raising additional capital may expose us to risks, including risks associated with leverage.

As a result of the Annual Distribution Requirement to qualify for tax treatment as a RIC, we may need to access the capital markets periodically to raise cash to fund new investments in portfolio companies. We may issue “senior securities,” as defined under the 1940 Act, including borrowing money from banks or other financial institutions only in amounts such that our asset coverage meets the threshold set forth in the 1940 Act after such incurrence or issuance. The 1940 Act currently requires an asset coverage of at least 150% (i.e., the amount of debt, including preferred shares, may not exceed two-thirds of the value of our assets). Our issuance of senior securities, if any, will expose us to risks associated with leverage, including an increased risk of loss. Our ability to issue different types of securities is also limited. Compliance with RIC distribution requirements may unfavorably limit our investment opportunities and reduce our ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. Therefore, we intend to seek to continuously issue equity securities, which may lead to shareholder dilution.

We may borrow for investment purposes. If the value of our assets declines, we may be unable to satisfy the asset coverage test under the 1940 Act, which would prohibit us from paying distributions and could prevent us from qualifying as a RIC, which would generally result in a corporate-level U.S. federal tax on any income and net gains. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous.

Under the 1940 Act, we generally are prohibited from issuing or selling our Shares at a price per share, after deducting selling commissions, that is below our NAV per share, which may be a disadvantage as compared with other companies. We may, however, sell our Shares, or warrants, options or rights to acquire our Shares, at a price below the current NAV of our Shares if our Board, including our Independent Directors, determine that such sale is in our best interests and the best interests of our Shareholders, and our Shareholders, as well as those Shareholders that are not affiliated with us, approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board, closely approximates the fair value of such securities.

In addition, we anticipate that as market conditions permit, we may securitize our loans to generate cash for funding new investments. To securitize loans, we may create a wholly-owned subsidiary, contribute a pool of loans to the subsidiary and have the subsidiary issue primarily investment-grade debt securities to purchasers who would be expected be willing to accept a substantially lower interest rate than the loans earn. We would retain all or a portion of the equity in the securitized pool of loans. Our retained equity would be exposed to any losses on the portfolio of loans before any of the debt securities would be exposed to such losses.

Risks Related to Our Investments

Our investments are very risky and highly speculative.

We invest primarily in senior secured loans, including first lien, stretch-senior, unitranche and second lien debt instruments, made to middle-market companies whose debt is rated below investment grade. We may also invest in debt of public companies that are thinly traded or in equity securities of private companies that may have recently reorganized in a Chapter 11 proceeding, which we refer to as “post-reorganization equity.” We may also invest in senior unsecured loans issued by private companies and, to a lesser extent, subordinated loans issued by private companies and senior and subordinated loans issued by public companies, although we expect to typically target credit instruments that have some element of liquidity. Securities rated below investment grade are often referred to as “leveraged loans,” “high yield” or “junk” securities, and may be considered “high risk” compared to debt instruments that are rated investment grade.

In addition, we intend to focus our investments on portfolio companies that are either stressed or in distress, which may increase our risk of loss on our investments. Specifically, investment in the securities of financially troubled issuers and operationally troubled issuers involves a high degree of credit and market risk. Although we intend to invest in select companies that, in the view of the Investment Adviser, have the potential over the long term for capital growth, there can be no assurance that such financially troubled issuers or operationally troubled issuers can be successfully transformed into profitable operating companies. There is a possibility that we may incur substantial or total losses on its investments or that such investments may not show any return for a considerable period of time. Under such circumstances, the returns generated from our investments may not compensate investors adequately for the risks assumed. The level of analytical sophistication, both financial and legal, necessary for successful investment in companies experiencing significant business and financial difficulties is unusually high. There can be no assurance that the Investment Adviser will correctly evaluate the value of a company’s assets or the prospects for a successful reorganization or similar action. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers are more likely to go into default than securities of other issuers. In addition, it may be difficult to obtain information about financially troubled issuers and operationally troubled issuers.

At times, distressed debt obligations may not produce income and may require us to bear certain extraordinary expenses (including legal, accounting, valuation and transaction expenses) in order to protect and recover its investment. Therefore, to the extent we invest in distressed debt, our ability to achieve current income for Shareholders may be diminished. We also will be subject to significant uncertainty as to when and in what manner and for what value the distressed debt we invest in will eventually be satisfied (e.g., through a liquidation of the obligor’s assets, an exchange offer or plan of reorganization involving the distressed debt securities or a payment of some amount in satisfaction of the obligation). In addition, even if an exchange offer is made or plan of reorganization is adopted with respect to distressed debt we hold, there can be no assurance that the securities or other assets we receive in connection with such exchange offer or plan of reorganization will not have a lower value or income potential than may have been anticipated when the investment was made. Moreover, any securities we receive upon completion of an exchange offer or plan of reorganization may be restricted as to resale. As a result of our participation in negotiations with respect to any exchange offer or plan of reorganization with respect to an issuer of distressed debt, we may be restricted from disposing of such securities.

Securities of financially troubled issuers and operationally troubled issuers are less liquid and more volatile than securities of companies not experiencing financial difficulties. The market prices of such securities are subject to erratic and abrupt market movements, and the spread between bid and ask prices may be greater than normally expected. In addition, it is anticipated that many of our portfolio investments may not be widely traded and that our investment in such securities may be substantial relative to the market for such securities. As a result, we may experience delays and incur losses and other costs in connection with the sale of such portfolio securities.

Troubled company and other asset-based investments require active monitoring and may, at times, require us to participate in business strategy or reorganization proceedings. To the extent that we become involved in such proceedings, we may have a more active participation in the affairs of the issuer than that assumed generally by an investor. In addition, our involvement in an issuer’s reorganization proceedings could result in the imposition of restrictions limiting our ability to liquidate our position in the issuer or increase our likelihood of being involved in litigation.

In addition, investing in middle-market companies involves a number of significant risks, including:

•	middle-market companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

•	middle-market companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	middle-market companies are more likely to depend on the management talents and efforts of a small group of individuals; therefore, the death, disability, resignation or termination of one or more of those individuals could have a material adverse impact on such middle-market portfolio company and, in turn, on us;

•	middle-market companies generally (i) have less predictable operating results, (ii) may from time to time be parties to litigation, (iii) may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and (iv) may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and our Investment Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in such middle-market portfolio companies; and

•	middle-market companies may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.

We may invest through joint ventures, partnerships or other special purpose vehicles and our investments through these vehicles may entail greater risks, or risks that we otherwise would not incur, if we otherwise made such investments directly.

We may make indirect investments in portfolio companies through joint ventures, partnerships, securitization vehicles, other special purpose vehicles or other entities with third-party investors (collectively, “Investment Vehicles”). Investments in Investment Vehicles involve various risks, including the risk that we will not be able to implement investment decisions or exit strategies because of limitations on our control under applicable agreements with our partners in Investment Vehicles, the risk that an Investment Vehicle partner may become bankrupt or may at any time have economic or business interests or goals that are inconsistent with ours, the risk that an Investment Vehicle partner may be in a position to take action contrary to our objectives, the risk of liability based upon the actions of an Investment Vehicle partner and the risk of disputes or litigation with such partner and the inability to enforce fully all rights (or the incurrence of additional risk in connection with enforcement of rights) one partner may have against the other, including in connection with foreclosure on partner loans, because of risks arising under state law. In addition, we may, in certain cases, be liable for actions of our Investment Vehicle partners. The Investment Vehicles in which we participate may sometimes be allocated investment opportunities that might have otherwise gone entirely to us, which may reduce our return on equity. Additionally, our Investment Vehicle investments may be held on an unconsolidated basis and at times may be highly leveraged. Such leverage would not count toward the investment limits imposed on us by the 1940 Act. While we intend to analyze the credit and business of a potential portfolio company in determining whether or not to make an investment in an Investment Vehicle, we will nonetheless be exposed to the creditworthiness of the Investment Vehicle. In the event of a bankruptcy proceeding against the portfolio company, the assets of the portfolio company may be used to satisfy its obligations prior to the satisfaction of our investment in the Investment Vehicle (i.e., our investment in the Investment Vehicle could be structurally subordinated to the other obligations of the portfolio company). In addition, if we are to invest in an Investment Vehicle, we may be required to rely on our partners in the Investment Vehicle when making decisions regarding such Investment Vehicle’s investments; accordingly, the value of the investment could be adversely affected if our interests diverge from those of our partners in the Investment Vehicle.

The lack of liquidity in our investments may make it difficult for us to dispose of our investments at a favorable price, which may adversely affect our ability to meet our investment objective.

We generally make investments in private companies. We invest and expect to continue investing in companies whose securities have no established trading market and whose securities are and will be subject to legal and other restrictions on resale or whose securities are and will be less liquid than are publicly traded securities. Investments purchased by us that are liquid at the time of purchase may subsequently become illiquid due to events relating to the issuer of the investments, market events, economic conditions or investor perceptions. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we previously recorded our investments. As a result, we do not expect to achieve liquidity in our investments in the near term. However, to maintain our qualification as a BDC and as a RIC, we may have to dispose of investments if we do not satisfy one or more of the applicable criteria under the respective regulatory frameworks. Domestic and foreign markets are complex and interrelated, so that events in one sector of the world markets or economy, or in one geographical region, can reverberate and have materially negative consequences for other markets, economic or regional sectors in a manner that may not be foreseen and which may negatively impact the liquidity of our investments and materially harm our business. In addition, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we have material non-public information regarding such portfolio company.

We have not yet identified all of the portfolio companies we will invest in using the proceeds of this offering.

We have not yet identified all of the additional potential investments for our portfolio that we may acquire with the proceeds of the offering. As a result, you will be unable to evaluate any future portfolio company investments prior to purchasing our Shares. Additionally, our Investment Adviser will select our investments subsequent to the consummation of this offering, and our shareholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our Shares.

Investments in lower-credit-quality obligations present certain challenges, including higher risks of default, increased adverse effects caused by economic downturns and lack of liquidity.

Most of our debt investments are likely to be in lower-grade obligations. The lower-grade investments in which we invest may be rated below-investment-grade by one or more nationally recognized statistical rating agencies at the time of investment or may be unrated but determined by the Investment Adviser to be of comparable quality. Debt securities rated below investment grade are commonly referred to as “junk bonds” and are considered speculative with respect to the issuer’s capacity to pay interest and repay the principal.

Investments in lower-grade investments involve substantial risk of loss. Lower-grade securities or comparable unrated securities are considered predominantly speculative with respect to the issuer’s ability to pay interest and principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for lower-grade debt tend to be very volatile, and are less liquid than investment-grade securities. For these reasons, your investment in us is subject to the following specific risks:

•	increased price sensitivity to a deteriorating economic environment;

•	greater risk of loss due to default or declining credit quality;

•	adverse company specific events are more likely to render the issuer unable to make interest and principal payments; and

•	if a negative perception of the lower-grade debt market develops, the price and liquidity of lower-grade securities may be depressed. This negative perception could last for a significant period of time.

Adverse changes in economic conditions are more likely to lead to a weakened capacity of a lower-grade issuer to make principal payments and interest payments than an investment-grade issuer. The principal amount of lower-grade securities outstanding has proliferated in the past decade as an increasing number of issuers have used lower-grade securities for corporate financing. An economic downturn could severely affect the ability of highly leveraged issuers to service their debt obligations or to repay their obligations upon maturity. Similarly, downturns in profitability in specific industries could adversely affect the ability of lower-grade issuers in that industry to meet their obligations. The market values of lower-grade debt tend to reflect individual developments of the issuer to a greater extent than do higher-quality investments, which react primarily to fluctuations in the general level of interest rates. Factors having an adverse impact on the market value of lower-grade debt may have an adverse effect on our net asset value and the market value of our Shares. In addition, we may incur additional expenses to the extent we are required to seek recovery upon a default in payment of principal of or interest on our portfolio holdings. In certain circumstances, we may be required to foreclose on an issuer’s assets and take possession of its property or operations. In such circumstances, we would incur additional costs in disposing of such assets and potential liabilities from operating any business acquired.

The secondary market for lower-grade debt may not be as liquid as the secondary market for more highly rated debt, a factor that may have an adverse effect on our ability to dispose of a particular instrument. There are fewer dealers in the market for lower-grade securities than investment-grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and asked price is generally much larger than higher-quality instruments. Under adverse market or economic conditions, the secondary market for lower-grade debt could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become highly illiquid. As a result, we could find it more difficult to sell these instruments or may be able to sell the securities only at prices lower than if such instruments were widely traded. Prices realized upon the sale of such lower rated or unrated securities, under these circumstances, may be less than the prices used in calculating our net asset value.

Since investors generally perceive that there are greater risks associated with lower-grade debt of the type in which we may invest a portion of its assets, the yields and prices of such debt may tend to fluctuate more than those for higher-rated instruments. In the lower-quality segments of the fixed-income markets, changes in perceptions of issuers’ creditworthiness tend to occur more frequently and in a more pronounced manner than do changes in higher-quality segments of the income securities market, resulting in greater yield and price volatility.

We may invest in “covenant-lite” loan structures that may lack the level of financial and operational protections typically found in traditional bank loans.

Many of the debt investments we acquire in the secondary market may have less restrictive covenant terms that provide us with fewer protections than traditional bank loans and other secured debt instruments. These instruments, often called “covenant-lite” loans, generally permit the borrower to exercise greater latitude over its business and operations than do debt instruments that contain traditional financial and operating covenants. Given our reliance on the secondary market for acquiring new investments, we may have little control over the nature and level of covenants included in the portfolio investments we acquire, particularly to the extent such covenant-lite loans comprise a significant portion of new loan originations. As a result, at any given time, a significant portion of our debt portfolio may consist of such covenant-lite instruments. To the extent we hold a significant amount of covenant-lite loans, we could face challenges protecting our investment in the underlying portfolio companies in the event of an economic downturn, which could have a material adverse impact on the value of those loans, and ultimately on our financial condition and results of operations.

Investments in obligations of distressed or bankrupt issuers present certain challenges inherent in the bankruptcy process or in participation on creditor committees.

We will invest in the securities and other obligations of distressed and bankrupt issuers, including debt obligations that are in covenant or payment default. There is no limit on the amount of our portfolio that can be invested in distressed or bankrupt issuers, and we may invest for purposes of control. Such investments generally trade significantly below par and are considered speculative. The repayment of defaulted obligations is subject to significant uncertainties. Defaulted obligations might be repaid only after lengthy workout or bankruptcy proceedings, during which the issuer might not make any interest or other payments. Typically, such workout or bankruptcy proceedings result in only partial recovery of cash payments or an exchange of the defaulted obligation for other debt or equity securities of the issuer or its affiliates, which may in turn be illiquid or speculative.

There are a number of significant risks inherent in the bankruptcy process. First, many events in a bankruptcy are the product of contested matters and adversary proceedings and are beyond the control of the creditors. While creditors are generally given an opportunity to object to significant actions, there can be no assurance that a bankruptcy court in the exercise of its broad powers would not approve actions that would be contrary to our interests. Second, the effect of a bankruptcy filing on an issuer may adversely and permanently affect the issuer. The issuer may lose its market position and key employees and otherwise become incapable of restoring itself as a viable entity. If, for this or any other reason, the proceeding is converted to a liquidation, the value of the issuer may not equal the liquidation value that was believed to exist at the time of the investment. Third, the duration of a bankruptcy proceeding is difficult to predict. A creditor’s return on investment can be adversely affected by delays while the plan of reorganization is being negotiated, approved by the creditors and confirmed by the bankruptcy court and until it ultimately becomes effective. Fourth, the administrative costs in connection with a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. For example, if a proceeding involves protracted or difficult litigation, or turns into a liquidation, substantial assets may be devoted to administrative costs. Fifth, bankruptcy law permits the classification of “substantially similar” claims in determining the classification of claims in a reorganization. Because the standard for classification is vague, there exists the risk that our influence with respect to the class of securities or other obligations we own can be lost by increases in the number and amount of claims in that class or by different classification and treatment. Sixth, in the early stages of the bankruptcy process it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. Seventh, especially in the case of investments made prior to the commencement of bankruptcy proceedings, creditors can lose their ranking and priority if they exercise “domination and control” over a debtor and other creditors can demonstrate that they have been harmed by such actions. Eighth, certain claims that have priority by law (for example, claims for taxes) may be substantial. In any investment involving distressed debt obligations, there exists the risk that the transaction involving such debt obligations will be unsuccessful, take considerable time or will result in a distribution of cash or a new security or obligation in exchange for the distressed debt obligations, the value of which may be less than our purchase price of such debt obligations. Furthermore, if an anticipated transaction does not occur, we may be required to sell its investment at a loss. Given the substantial uncertainties concerning transactions involving distressed debt obligations in which we invest, there is a potential risk of loss of our entire investment in any particular investment.

Investments in companies operating in workout modes or under Chapter 11 of the Bankruptcy Code are also, in certain circumstances, subject to certain additional liabilities that may exceed the value of our original investment in a company. For example, under certain circumstances, creditors who have inappropriately exercised control over the management and policies of a debtor may have their claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. The Investment Adviser’s active management style may present a greater risk in this area than would a more passive approach. In addition, under certain circumstances, payments to us and distributions by us or payments on the debt may be reclaimed if any such payment is later determined to have been a fraudulent conveyance or a preferential payment.

The Investment Adviser on our behalf may participate on committees formed by creditors to negotiate with the management of financially troubled companies that may or may not be in bankruptcy or may negotiate directly with debtors with respect to restructuring issues. If we do choose to join a committee, we would likely be only one of many participants, all of whom would be interested in obtaining an outcome that is in their individual best interests. There can be no assurance that we would be successful in obtaining results most favorable to us in such proceedings, and we may incur significant legal and other expenses in attempting to do so. As a result of participation by us on such committees, we may be deemed to have duties to other creditors represented by the committees, which might thereby expose us to liability to such other creditors who disagree with our actions. Participation by us on such committees may cause us to be subject to certain restrictions on our ability to trade in a particular investment and may also make us an “insider” or an “underwriter” for purposes of federal securities laws. Either circumstance will restrict our ability to trade in or acquire additional positions in a particular investment when we might otherwise desire to do so.

Investments in debt obligations pose certain risks in U.S. courts with respect to insolvency considerations.

Various laws enacted for the protection of creditors may apply to the debt obligations we hold. The information in this paragraph is applicable with respect to U.S. issuers subject to U.S. bankruptcy laws. Insolvency considerations may differ with respect to other issuers. If a court in a lawsuit brought by an unpaid creditor or representative of creditors of an issuer of a debt obligation, such as a trustee in bankruptcy, were to find that the issuer did not receive fair consideration or reasonably equivalent value for incurring the indebtedness constituting the debt obligation and, after giving effect to such indebtedness, the issuer (i) was insolvent, (ii) was engaged in a business for which the remaining assets of such issuer constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, such court could determine to invalidate, in whole or in part, such indebtedness as a fraudulent conveyance, to subordinate such indebtedness to existing or future creditors of such issuer, or to recover amounts previously paid by such issuer in satisfaction of such indebtedness. The measure of insolvency for purposes of the foregoing will vary. Generally, an issuer would be considered insolvent at a particular time if the sum of its debts were then greater than all of its property at a fair valuation, or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the issuer was “insolvent” after giving effect to the incurrence of the indebtedness constituting the debt obligation or that, regardless of the method of valuation, a court would not determine that the issuer was “insolvent” upon giving effect to such incurrence. In addition, in the event of the insolvency of an issuer of a debt obligation, payments made on such debt obligation could be subject to avoidance as a “preference” if made within a certain period of time (which may be as long as one year) before insolvency. Similarly, a court might apply the doctrine of equitable subordination to subordinate the claim of a lending institution against an issuer, to claims of other creditors of the borrower, when the lending institution, another investor, or any of their transferees, is found to have engaged in unfair, inequitable or fraudulent conduct. In general, if payments on a debt obligation are avoidable, whether as fraudulent conveyances or preferences, such payments can be recaptured either from the initial recipient (such as us) or from subsequent transferees of such payments (such as our investors). To the extent that any such payments are recaptured from us, the resulting loss will be borne by the investors. However, a court in a bankruptcy or insolvency proceeding would be able to direct the recapture of any such payment from such a recipient or transferee only to the extent that such court has jurisdiction over such recipient or transferee or its assets. Moreover, it is likely that avoidable payments could not be recaptured directly from any such recipient or transferee that has given value in exchange for its investment, in good faith and without knowledge that the payments were avoidable. Although the Investment Adviser will seek to avoid conduct that would form the basis for a successful cause of action based upon fraudulent conveyance, preference or equitable subordination, these determinations are made in hindsight, and in any event, there can be no assurance as to whether any lending institution or other investor from which we acquired the debt obligations engaged in any such conduct (or any other conduct that would subject the debt obligations and the issuer to insolvency laws) and, if it did, as to whether such creditor claims could be asserted in a U.S. court (or in the courts of any other country) against us.

The credit ratings of certain of our investments may not be indicative of the actual credit risk of such rated instruments.

Rating agencies rate debt securities based upon their assessment of the likelihood of the receipt of principal and interest payments. Rating agencies do not consider the risks of fluctuations in market value or other factors that may influence the value of debt securities. Therefore, the credit rating assigned to a particular instrument may not fully reflect the true risks of an investment in such instrument. Credit rating agencies may change their methods of evaluating credit risk and determining ratings. These changes may occur quickly and often. While we may give some consideration to ratings, ratings may not be indicative of the actual credit risk of our investments in rated instruments.

Further downgrades of the U.S. credit rating, impending automatic spending cuts, another government shutdown or a failure to raise the statutory debt limit of the United States could negatively impact our liquidity, financial condition and earnings.

U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States.

The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. Absent further quantitative easing by the Federal Reserve, these developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Price declines and illiquidity in the corporate debt markets have adversely affected, and may continue to adversely affect, the fair value of our portfolio investments, reducing our net asset value through increased net unrealized depreciation. Any unrealized depreciation that we experience on our loan portfolio may be an indication of future realized losses, which could reduce our income available for distribution and could adversely affect our ability to service our outstanding borrowings.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of our Board. Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. Any unrealized depreciation in our loan portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us with respect to the affected loans. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods and could materially adversely affect our ability to service our outstanding borrowings. Depending on market conditions, we could incur substantial losses in future periods, which could further reduce our net asset value and have a material adverse impact on our business, financial condition and results of operations.

Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and reduce our return on equity to the extent we had anticipated holding such investments until maturity.

In situations where we invest with a view towards holding a debt instrument to maturity, we are subject to the risk that the investments we make in our portfolio companies may be repaid prior to maturity. When this occurs, we will generally reinvest these proceeds in temporary investments, pending their future investment in new portfolio companies. These temporary investments will typically have substantially lower yields than the debt being prepaid and we could experience significant delays in reinvesting these amounts. Any future investment in a new portfolio company may also be at lower yields than the debt that was repaid. As a result, our results of operations could be materially adversely affected if one or more of our portfolio companies elect to prepay amounts owed to us. Additionally, prepayments and net of prepayment fees could negatively impact our return on equity. This risk will be more acute if interest rates decrease, as we may be unable to reinvest at rates as favorable as when we made our initial investment.

We may choose to waive or defer enforcement of covenants in the debt securities held in our portfolio, which may cause us to lose all or part of our investment in these companies.

We structure the debt investments in our portfolio companies to include business and financial covenants placing affirmative and negative obligations on the operation of the company’s business and its financial condition. However, from time to time, we may elect to waive breaches of these covenants, including our right to payment, or waive or defer enforcement of remedies, such as acceleration of obligations or foreclosure on collateral, depending upon the financial condition and prospects of the particular portfolio company. These actions may reduce the likelihood of our receiving the full amount of future payments of interest or principal and be accompanied by a deterioration in the value of the underlying collateral as many of these companies may have limited financial resources, may be unable to meet future obligations and may go bankrupt. This could negatively impact our ability to pay distributions, adversely affect our results of operation and financial condition, or cause the loss of all or part of your investment.

We may encounter special risks associated with investments in “bank loans,” including being subject to “lender liability” claims.

We may invest in bank loans and participations. The special risks associated with these obligations include (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws, (ii) so called “lender liability” claims by the issuers of the obligations, (iii) environmental liabilities that may arise with respect to collateral securing the obligations, (iv) adverse consequences resulting from participating in such instruments with other institutions with lower credit quality and (v) limitations on our ability of to directly enforce our rights with respect to participations. The Investment Adviser balances the magnitude of these risks against the potential investment gain prior to entering into each such investment. Successful claims by third parties arising from these and other risks, absent bad faith, may be borne by us. We do not currently intend to originate, organize or serve as an agent in connection with bank loans and participations.

In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “lender liability”). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to a borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Because of the nature of certain of our investments, we could be subject to allegations of lender liability.

There are uncertainties related to the foreclosure process that are outside of our control.

If it becomes necessary to foreclose on the assets underlying a loan, significant uncertainty may arise as to the outcome of the proceeding. Courts or other arbiters typically have broad discretion as to how they deal with the claims of different creditors, and the claims of secured creditors may not — despite their legal entitlement — always be respected as a matter of policy. There is greater uncertainty in many emerging markets with respect to foreclosure proceedings because the laws in such markets often are not designed to address institutional lending.

Our loans could be subject to equitable subordination by a court which could increase our risk of loss with respect to such loans.

Courts may apply the doctrine of equitable subordination to subordinate the claim or lien of a lender against a borrower to claims or liens of other creditors of the borrower, when the lender or its affiliates is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lender or its affiliates is found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in a client. We have made direct equity investments or received warrants in connection with loans. Payments on one or more of our loans, particularly a loan to a client in which we may also hold an equity interest, may be subject to claims of equitable subordination. If we were deemed to have the ability to control or otherwise exercise influence over the business and affairs of one or more of our portfolio companies resulting in economic hardship to other creditors of that company, this control or influence may constitute grounds for equitable subordination and a court may treat one or more of our loans as if it were unsecured or common equity in the portfolio company. In that case, if the portfolio company were to liquidate, we would be entitled to repayment of our loan on a pro rata basis with other unsecured debt or, if the effect of subordination was to place us at the level of common equity, then on an equal basis with other holders of the portfolio company’s common equity only after all of its obligations relating to its debt and preferred securities had been satisfied.

To the extent OID and PIK interest income constitute a portion of our income, we will be exposed to risks associated with the deferred receipt of cash representing such income.

Our investments may include instruments that generate OID, and/or contractual PIK interest. To the extent OID or PIK interest constitute a portion of our income, we will be exposed to the typical risks associated with the requirement that such income being required to be included in taxable and accounting income prior to receipt of cash, including the following:

•	OID instruments may have higher yields, which reflect the payment deferral and credit risk associated with these instruments;

•	because we may be required to distribute amounts attributable to OID accruals, such OID;

•	accruals may create uncertainty about the source of our distributions to shareholders;

•	OID and PIK instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of the collateral;

•	PIK interest typically has the effect of increasing the outstanding principal amount of a loan, resulting in a borrower owing more at the end of the term of the loan than what it owed when the loan was originated; and

•	OID and PIK instruments may represent a higher credit risk than coupon loans.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.

Our strategy focuses on investing primarily in the debt of privately owned U.S. companies with a focus on acquiring the majority of our portfolio investments through secondary market trades. Our portfolio companies may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which we invest. By their terms, such debt instruments may entitle the holders to receive payment of interest or principal on or before the dates on which we are entitled to receive payments with respect to the debt instruments in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, any holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior creditors, such portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt instruments in which we invest, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company and our portfolio company may not have sufficient assets to pay all equally ranking credit even if we hold senior, first-lien debt.

Subordinated liens on collateral securing debt investments that we may make to portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.

Certain debt investments that we will make in portfolio companies will be secured on a second priority lien basis by the same collateral securing senior debt of such companies. We also make debt investments in portfolio companies secured on a first priority basis. The first priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the debt. In the event of a default, the holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from any realization of, the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the debt obligations secured by the first priority or second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the debt obligations secured by the first priority or second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.

We may also make unsecured debt investments in portfolio companies, meaning that such investments will not benefit from any interest in collateral of such companies. Liens on any such portfolio company’s collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured debt agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from any realization of, such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured debt obligations after payment in full of all secured debt obligations. If such proceeds were not sufficient to repay the outstanding secured debt obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.

The rights we may have with respect to the collateral securing the debt investments we make in our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more inter-creditor agreements that we enter into with the holders of senior debt. Under such an inter-creditor agreement, at any time obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.

Certain of our investments may be adversely affected by laws relating to fraudulent conveyance or voidable preferences.

Certain of our investments could be subject to federal bankruptcy law and state fraudulent transfer laws, which vary from state to state, if the debt obligations relating to certain investments were issued with the intent of hindering, delaying or defrauding creditors or, in certain circumstances, if the issuer receives less than reasonably equivalent value or fair consideration in return for issuing such debt obligations. If the debt proceeds are used for a buyout of shareholders, this risk is greater than if the debt proceeds are used for day-to-day operations or organic growth. If a court were to find that the issuance of the debt obligations was a fraudulent transfer or conveyance, (i) the court could void or otherwise refuse to recognize the payment obligations under the debt obligations or the collateral supporting such obligations, (ii) further subordinate the debt obligations or the liens supporting such obligations to other existing and future indebtedness of the issuer or (iii) require us to repay any amounts received by us with respect to the debt obligations or collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, we may not receive any repayment on such debt obligations.

Under certain circumstances, payments to us and distributions by us to our Shareholders may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, investments in restructurings may be adversely affected by statutes relating to, among other things, fraudulent conveyances, voidable preferences, lender liability or the court’s discretionary power to disallow, subordinate or disenfranchise particular claims or recharacterize investments made in the form of debt as equity contributions.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

Although we intend to structure certain of our investments as senior debt, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we provided managerial assistance to that portfolio company or a representative of us or our Investment Adviser sat on the board of directors of such portfolio company, a bankruptcy court might recharacterize our debt investment and subordinate all or a portion of our claim to that of other creditors. In situations where a bankruptcy carries a high degree of political significance, our legal rights may be subordinated to other creditors.

In addition, a number of U.S. judicial decisions have upheld judgments obtained by borrowers against lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has violated a duty (whether implied or contractual) of good faith, commercial reasonableness and fair dealing, or a similar duty owed to the borrower, or has assumed an excessive degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Because of the nature of our investments in portfolio companies (including that, as a BDC, we may be required to provide managerial assistance to those portfolio companies if they so request upon our offer), we may be subject to allegations of lender liability. More specifically, we could become subject to a lender liability claim (alleging that we misused our influence on the borrower for the benefit of its lenders), if, among other things, the borrower requests significant managerial assistance from us and we provide that assistance.

We generally will not control the business operations of our portfolio companies and, due to the illiquid nature of our holdings in our portfolio companies, we may not be able to dispose of our interests in our portfolio companies.

We do not currently, and do not expect in the future to, control most of our portfolio companies, although we may have board representation or board observation rights, and our debt agreements may impose certain restrictive covenants on our borrowers. As a result, we are subject to the risk that a portfolio company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as a debt investor. Due to the lack of liquidity for our investments in private companies, we may not be able to dispose of our interests in our portfolio companies as readily as we would like or at a favorable value. As a result, a portfolio company may make decisions that could decrease the value of our portfolio holdings.

We will be exposed to risks associated with changes in interest rates.

Many of our debt investments are based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate, the Prime Rate or the SOFR. General interest rate fluctuations may have a substantial negative impact on our investments, the value of our Shares and our rate of return on invested capital. On one hand, a reduction in the interest rates on new investments relative to interest rates on current investments could have an adverse impact on our net interest income, which also could be negatively impacted by our borrowers making prepayments on their loans. On the other hand, an increase in interest rates could increase the interest repayment obligations of our borrowers and result in challenges to their financial performance and ability to repay their obligations.

An increase in interest rates could also decrease the value of any investments we hold that earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Moreover, an increase in interest rates available to investors could make investment in our Shares less attractive if we are unable to increase our dividend rate, which could reduce the value of our Shares. Federal Reserve policy, including with respect to certain interest rates and the decision to end its quantitative easing policy, may also adversely affect the value, volatility and liquidity of dividend- and interest-paying securities. Market volatility, rising interest rates and/or a return to unfavorable economic conditions could adversely affect our business. See “ —Risks Related to our Business— Global economic, political and market conditions may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability” and —“The interest rates of our term loans to our portfolio companies might be subject to change based on recent regulatory changes.”

A rise in the general level of interest rates typically leads to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates may result in an increase in the amount of the incentive fee payable to the Investment Adviser.

We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. These techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. See “—Risks Related to Our Investments—We may acquire various structured financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and could reduce the cash available to service our debt or for distribution to our shareholders.”

Inflation may cause the real value of our investments to decline.

Inflation risk results from the variation in the value of cash flows from a security due to inflation, as measured in terms of purchasing power. For example, if we purchase a bond in which it can realize a coupon rate of 5%, but the rate of inflation increases from 2% to 6%, then the purchasing power of the cash flow has declined. For all but adjustable bonds or floating rate bonds, we are exposed to inflation risk because the interest rate the issuer promises to make is fixed for the life of the security. To the extent that interest rates reflect the expected inflation rate, floating rate bonds have a lower level of inflation risk.

International investments create additional risks.

We may make investments in portfolio companies that are domiciled outside of the United States. Pursuant to our investment policies, we will not invest more than 20% of our total assets in companies whose principal place of business is outside the United States. Our investments in foreign portfolio companies are deemed “non-qualifying assets,” which means that, as required by the 1940 Act, such investments, along with other investments in non-qualifying assets, may not constitute more than 30% of our total assets at the time of our acquisition of any such asset, after giving effect to the acquisition. Notwithstanding the limitation on our ownership of foreign portfolio companies, such investments subject us to many of the same risks as our domestic investments, as well as certain additional risks, including the following:

•	foreign governmental laws, rules and policies, including those relating to taxation and bankruptcy and restricting the ownership of assets in the foreign country or the repatriation of profits from the foreign country to the United States and any adverse changes in these laws;

•	foreign currency devaluations that reduce the value of and returns on our foreign investments;

•	adverse changes in the availability, cost and terms of investments due to the varying economic policies of a foreign country in which we invest;

•	adverse changes in tax rates, the tax treatment of transaction structures and other changes in operating expenses of a particular foreign country in which we invest;

•	the assessment of foreign-country taxes (including withholding taxes, transfer taxes and value-added taxes, any or all of which could be significant) on income, gains or gross proceeds from our investments in the foreign country;

•	changes that adversely affect the social, political and/or economic stability of a foreign country in which we invest;

•	high inflation in the foreign countries in which we invest, which could increase the costs to us of investing in those countries;

•	deflationary periods in the foreign countries in which we invest, which could reduce demand for our assets in those countries and diminish the value of such investments and the related investment returns to us; and

•	legal and logistical barriers in the foreign countries in which we invest that materially and adversely limit our ability to enforce our contractual rights with respect to those investments.

In addition, we may make investments in countries whose governments or economies may prove unstable. Certain of the countries in which we may invest may have political, economic and legal systems that are unpredictable, unreliable or otherwise inadequate with respect to the implementation, interpretation and enforcement of laws protecting asset ownership and economic interests. In some of the countries in which we may invest, there may be a risk of nationalization, expropriation or confiscatory taxation, which may have an adverse effect on our portfolio companies in those countries and the rates of return that we are able to achieve on such investments. We may also lose the total value of any investment which is nationalized, expropriated or confiscated. The financial results and investment opportunities available to us, particularly in developing countries and emerging markets, may be materially and adversely affected by any or all of these political, economic and legal risks.

We may acquire various structured financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and could reduce the cash available to service our debt or for distribution to our Shareholders.

We may seek to hedge against interest rate and currency exchange rate fluctuations and credit risk by using structured financial instruments such as futures, options, swaps and forward contracts, subject to the requirements of the 1940 Act. These financial instruments may be purchased on exchanges or may be individually negotiated and traded in over-the-counter markets. Use of such financial instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the instrument being hedged. Use of hedging activities may not prevent significant losses and could increase our losses. Further, hedging transactions may reduce cash available to service our debt or pay distributions to our Shareholders.

We may enter into total return swaps that would expose us to certain risks, including market risk, liquidity risk and other risks similar to those associated with the use of leverage.

A total return swap is a contract in which one party agrees to make periodic payments to another party based on changes in the market value of the assets underlying the total return swap, which may include a specified security or loan, a basket of securities or loans or securities or loan indices during the specified period, in return for periodic payments based on a fixed or variable interest rate. A total return swap is typically used to obtain exposure to a security, loan or market without owning or taking physical custody of such security or loan or investing directly in such market. A total return swap may effectively add leverage to our portfolio because, in addition to our total net assets, we would be subject to investment exposure on the amount of securities or loans subject to the total return swap. A total return swap is also subject to the risk that a counterparty will default on its payment obligations thereunder or that we will not be able to meet our obligations to the counterparty. In addition, because a total return swap is a form of synthetic leverage, such arrangements are subject to risks similar to those associated with the use of leverage.

Defaults by our portfolio companies could harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its debt financing and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize such portfolio company’s ability to meet its obligations under the debt or equity investments that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company.

As part of our lending activities, we may in certain opportunistic circumstances originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization or liquidation proceedings. Any such investment would involve a substantial degree of risk. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.

Our portfolio may be focused on a limited number of portfolio companies or industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.

Beyond the asset diversification requirements associated with our qualification as a RIC for U.S. federal income tax purposes, we do not have fixed guidelines for diversification. While we are not targeting any specific industries, our investments may be focused on relatively few industries. As a result, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect our aggregate returns.

An investment strategy focused primarily on privately held companies presents certain challenges, including the lack of available information about these companies.

We invest primarily in privately held companies. Investments in private companies pose certain incremental risks as compared to investments in public companies, including that they:

•	have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress;

•	may have limited financial resources and may be unable to meet their obligations under their debt obligations that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees we may have obtained in connection with our investment;

•	may have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns;

•	are more likely to depend on the management talents and efforts of a small group of persons and, therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the company and, in turn, on us; and

•	generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

In addition, investments in private companies tend to be less liquid. The securities of private companies are not publicly traded or actively traded on the secondary market and are, instead, traded on a privately negotiated over-the-counter secondary market for institutional investors. These over-the-counter secondary markets may be inactive during an economic downturn or a credit crisis and, in any event, often have lower volumes than publicly traded securities even in normal market conditions. In addition, the securities in these companies will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. If there is no readily available market for these investments, we are required to carry these investments at fair value as determined by our Board. As a result, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded these investments. We may also face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we, our Investment Adviser or any of its affiliates have material nonpublic information regarding such portfolio company or where the sale would be an impermissible joint transaction under the 1940 Act. The reduced liquidity of our investments may make it difficult for us to dispose of them at a favorable price, and, as a result, we may suffer losses.

Finally, little public information generally exists about private companies and these companies may not have third-party credit ratings or audited financial statements. We must, therefore, rely on the ability of our Investment Adviser to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies, and to monitor the activities and performance of these investments. To the extent that we (or other clients of the Investment Adviser) may hold a larger number of investments, greater demands will be placed on the Investment Adviser’s time, resources and personnel in monitoring such investments, which may result in less attention being paid to any individual investment and greater risk that our investment decisions may not be fully informed. Additionally, these companies and their financial information will not generally be subject to the Sarbanes-Oxley Act of 2002 and other rules that govern public companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision and we may lose money on our investments.

Certain investment analyses and decisions by the Investment Adviser may be required to be undertaken on an expedited basis.

Investment analyses and decisions by the Investment Adviser may be required to be undertaken on an expedited basis to take advantage of certain investment opportunities. While we generally will not seek to make an investment until the Investment Adviser has conducted sufficient due diligence to make a determination as to the acceptability of the credit quality of the investment and the underlying issuer, in such cases, the information available to the Investment Adviser at the time of making an investment decision may be limited. Therefore, no assurance can be given that the Investment Adviser will have knowledge of all circumstances that may adversely affect an investment. In addition, the Investment Adviser may rely upon independent consultants in connection with its evaluation of proposed investments. No assurance can be given as to the accuracy or completeness of the information provided by such independent consultants and we may incur liability as a result of such consultants’ actions, many of whom we will have limited recourse against in the event of any such inaccuracies.

We may not have the funds or ability to make additional investments in our portfolio companies or to fund our unfunded commitments.

After our initial investment in a portfolio company, we may be called upon from time to time to provide additional funds to such company or have the opportunity to increase our investment through the exercise of a warrant or other right to purchase common stock. There is no assurance that we will make, or will have sufficient funds to make, follow-on investments. Even if we do have sufficient capital to make a desired follow-on investment, we may elect not to make such a follow-on investment for various reasons, including that we may not want to increase our level of risk, we prefer other opportunities, or we are limited in our ability to do so by compliance with BDC requirements or in order to maintain our RIC status. Our ability to make follow-on investments may also be limited by our Investment Adviser’s allocation policies. Any decision not to make a follow-on investment or any inability on our part to make such an investment may have a negative impact on a portfolio company in need of such an investment, may result in a missed opportunity for us to increase our participation in a successful investment or may reduce the expected return to us on the investment.

We intend to utilize legislation to allow us to incur additional leverage.

The 1940 Act generally prohibits us from incurring indebtedness, including issuing preferred stock, unless immediately after such borrowing we have an asset coverage for total borrowings of at least 200% (i.e., the amount of our outstanding indebtedness may not exceed 50% of the value of our total consolidated assets). However, recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. The reduced asset coverage requirement permits a BDC to double the amount of leverage it can incur. Our Board and sole initial Shareholder will approve our election to be subject to this reduced asset coverage requirement in connection with our election to be regulated as a BDC under the 1940 Act, and, therefore, the maximum amount of leverage we may incur will be subject to an asset coverage ratio of 150%. For example, under the 150% asset coverage requirement, we may generally borrow up to $2 for investment purposes for every $1 of equity, reflecting a maximum 2:1 debt-to-equity ratio.

Leverage magnifies the potential for loss on investments in our indebtedness and on invested equity capital. As we use leverage to partially finance our investments, you will experience increased risks of investing in our Shares. If the value of our assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged our business. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net investment income to increase more than it would without the leverage, while any decrease in our income would cause net investment income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to pay common stock dividends, scheduled debt payments or other payments related to our securities. Leverage is generally considered a speculative investment technique. See “Risk Factors—Risks Related to Our Business—To the extent that we borrow money, the potential for gain or loss on amounts invested in us will be magnified and may increase the risk of investing in us. Borrowed money may also adversely affect the return on our assets, reduce cash available to service our debt or for distribution to our shareholders, and result in losses.”

Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

The SEC has recently adopted Rule 18f-4, which constrains our ability to use swaps and other derivatives. Among other requirements, the rule limits the ability of a regulated investment company, including a BDC, to use derivatives and other transactions that create future payment or delivery obligations (except reverse repurchase agreements and similar financing transactions). These requirements will apply unless the fund qualifies as a “limited derivatives user,” as defined under the adopted rules. Under the new rule, a fund may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the fund has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Collectively, these requirements may limit our ability to use derivatives and enter into certain other financial contracts.

Investments in equity securities involve a substantial degree of risk.

We may acquire common stock and other equity securities in connection with our investments, including as a result of restructurings of portfolio companies in which we previously held debt instruments. Although equity securities have historically generated higher average total returns than fixed-income securities over the long term, equity securities also have experienced significantly more volatility in those returns and in recent years have significantly underperformed relative to fixed-income securities. The equity securities we acquire may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on our portfolio company’s success. Investments in equity securities involve a number of significant risks, including:

•	any equity investment we hold in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the portfolio company requires additional capital and is unable to obtain it, we may not recover our investment in equity securities; and

•	in many cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of our portfolio companies. Even if the portfolio companies are successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we are able to sell our equity investments. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell.

We may also hold preferred equity securities in our portfolio companies from time to time. There are special risks associated with investing in preferred securities, including:

•	preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes even though we have not received any cash payments in respect of such income;

•	preferred securities are subordinated with respect to corporate income and liquidation payments, and are therefore subject to greater risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common securities or U.S. government securities; and

•	preferred security holders generally have no voting rights with respect to the issuing company, subject to limited exceptions.

U.S. Federal Income Tax Risks

We cannot predict how tax reform legislation will affect us, our investments or our shareholders, and any such legislation could adversely affect our business.

Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. The Tax Cuts and Jobs Act of 2017 made many changes to the Code, including significant changes to the taxation of business entities, the deductibility of interest expense, and the tax treatment of capital investment. We cannot predict with certainty how any changes in the tax laws might affect us, our shareholders, or our portfolio investments. New legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences applicable to us, our shareholders and holders of Shares. Potential investors are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in the Shares.

We will be subject to corporate-level income U.S. federal tax if we are unable to qualify for and maintain our tax treatment as a RIC under Subchapter M of the Code or if we make investments through taxable subsidiaries.

To qualify for and maintain RIC tax treatment under the Code, we must meet the following minimum annual distribution, income source and asset diversification requirements. See “Certain U.S. Federal Income Tax Considerations.”

The Annual Distribution Requirement for a RIC will be satisfied if we distribute to our shareholders on an annual basis at least 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses. In addition, a RIC may, in certain cases, satisfy the 90% distribution requirement by distributing dividends relating to a taxable year after the close of such taxable year under the “spillback dividend” provisions of Subchapter M. We would be taxed, at regular corporate rates, on retained income and/or gains, including any short-term capital gains or long-term capital gains. We also must satisfy an additional Annual Distribution Requirement with respect to each calendar year in order to minimize the excise tax on the amount of the under-distribution. Because we may use debt financing, we are subject to (i) an asset coverage ratio requirement under the 1940 Act and may, in the future, be subject to (ii) certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirements. If we are unable to obtain cash from other sources, or choose or are required to retain a portion of our taxable income or gains, we could (1) be required to pay excise taxes and (2) fail to qualify for RIC tax treatment, and thus become subject to corporate-level U.S. federal income tax on our taxable income (including gains).

The income source requirement will be satisfied if we obtain at least 90% of our annual gross income from dividends, interest, gains from the sale of stock or securities, or other income derived from the business of investing in stock or securities.

The asset diversification requirement will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. Specifically, at least 50% of the value of our assets must consist of cash, cash-equivalents (including receivables), U.S. government securities, securities of other RICs, and other acceptable securities if such securities or any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and no more than 25% of the value of our assets can be invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and, therefore, will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we fail to qualify for or maintain RIC tax treatment for any reason and are subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions, and may adversely impact our ability to make payments in respect of our Shares.

We may invest in certain debt and equity investments through taxable subsidiaries and the net taxable income of these taxable subsidiaries will be subject to federal and state corporate income taxes. We may invest in certain foreign debt and equity investments which could be subject to foreign taxes (such as income tax, withholding, and value-added taxes).

We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, because we will likely hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK, secondary market purchases of debt securities at a discount to par, interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as unrealized appreciation for foreign currency forward contracts and deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Furthermore, we may invest in non-U.S. corporations (or other non-U.S. entities treated as corporations for U.S. federal income tax purposes) that could be treated under the Code and U.S. Treasury regulations as “passive foreign investment companies” and/or “controlled foreign corporations.” The rules relating to investment in these types of non-U.S. entities are designed to ensure that U.S. taxpayers are either, in effect, taxed currently (or on an accelerated basis with respect to corporate-level events) or taxed at increased tax rates at distribution or disposition. In certain circumstances this could require us to recognize income where we do not receive a corresponding payment in cash.

Unrealized appreciation on derivatives, such as foreign currency forward contracts, may be included in taxable income while the receipt of cash may occur in a subsequent period when the related contract expires. Any unrealized depreciation on investments that the foreign currency forward contracts are designed to hedge are not currently deductible for tax purposes. This can result in increased taxable income whereby we may not have sufficient cash to pay distributions or we may opt to retain such taxable income and pay a 4% excise tax. In such cases we could still rely upon the “spillback provisions” to maintain RIC tax treatment.

We anticipate that a portion of our income may constitute OID or other income required to be included in taxable income prior to receipt of cash. Further, we may elect to amortize market discounts with respect to debt securities acquired in the secondary market and include such amounts in our taxable income in the current year, instead of upon disposition, as an election not to do so would limit our ability to deduct interest expenses for tax purposes. Because any OID or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement, even if we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the Annual Distribution Requirement necessary to maintain RIC tax treatment under the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital, make a partial share distribution, or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, and choose not to make a qualifying share distribution, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.

If we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, certain Shareholders may be taxed as though they received a distribution of some of our expenses.

To the extent we are not treated as a “publicly offered regulated investment company” within the meaning of Section 67(c)(2) of the Code and the Treasury Regulations issued thereunder, certain “affected investors” would be unable to deduct, for federal income tax purposes, their allocable share of our “affected RIC expenses.” To be treated as a “publicly offered regulated investment company” for this purpose, our shares would need to be (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market, or (iii) held by at least 500 Shareholders at all times during the applicable taxable year. Investors that would be subject to the deductibility limitations under these rules include Shareholders that are (i) individuals (other than nonresident aliens who do not treat income from us as effectively connected with the conduct of a U.S. trade or business), (ii) persons such as trusts or estates that compute their income in the same manner as an individual, (iii) and pass-through entities that have one or more partners or members that are described in clauses (i) or (ii). Under temporary Treasury Regulations, such “affected RIC expenses” include those expenses allowed as a deduction in determining our investment company taxable income, less (among other items) registration fees, directors' fees, transfer agent fees, certain legal and accounting fees and expenses associated with legally required Shareholders communications. Shareholders that would be treated as “affected investors” should consult their own tax advisors concerning the applicability of such rules to their investment in our Shares.

We may in the future choose to pay dividends in part in our own stock, in which case Shareholders may be required to pay tax in excess of the cash such Shareholders receive.

We may distribute taxable dividends that are payable in cash or shares of common stock at the election of each Shareholder. Under certain applicable provisions of the Code and the Treasury regulations, distributions payable in cash or in shares of stock at the election of Shareholders are treated as taxable dividends. The Service has issued a revenue procedure indicating that this rule will apply even where the total amount of cash that may be distributed is limited to no more than 20% of the total distribution. Under this revenue procedure, if too many Shareholders elect to receive their distributions in cash, each such Shareholder would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in shares of stock. Even if a Shareholder chooses to “opt out” of the dividend reinvestment program, if we decide to make any distributions consistent with this revenue procedure that are payable in part in our stock, taxable Shareholders receiving such dividends will be required to include the full amount of the dividend (whether received in cash, stock, or a combination thereof) as ordinary income (or as long-term capital gain to the extent such distribution is properly reported as a capital gain dividend) to the extent of our current and accumulated earnings and profits for United States federal income tax purposes. As a result, a U.S. Shareholder may be required to pay tax with respect to such dividends in excess of any cash received. If a U.S. Shareholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. Shareholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of Shareholders determine to sell shares of our stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our stock.

ITEM 2. FINANCIAL INFORMATION.

DISCUSSION OF THE COMPANY’S EXPECTED OPERATING PLANS

The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

We were incorporated on December 14, 2022 under the laws of the State of Maryland. Following the Initial Closing, we will file an election to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated for U.S. federal income tax purposes as a RIC. As such, we will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in Qualifying Assets, source of income limitations, asset diversification requirements and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest. See “Item 1. Business—Operating and Regulatory Environment” and “Item 1. Business—Material U.S. Federal Income Tax Considerations.”

We are currently in the development stage and have not commenced investment operations. Since inception, there has been no investment activity. To date, we only have nominal capital from an affiliate of the Investment Adviser that was contributed as part of our legal formation. To date, our efforts have been limited to organizational activities, the cost of which has been borne by us and paid by the Investment Adviser and its affiliates, subject to recoupment. In the event receipt of a formal commitment of external capital does not occur, all organization and offering expenses will be borne by the Investment Adviser or its affiliates.

Revenues

We plan to generate revenues in the form of interest income from the debt securities we hold and dividends and capital appreciation on either direct equity investments or equity interests obtained in connection with originating loans, such as options, warrants or conversion rights. Interest on debt investments is generally payable quarterly or semiannually. The debt we invest in will typically not be rated by any rating agency, but if it were, it is likely that such debt would be below investment grade. In addition, we (but, for the avoidance of doubt, not our Investment Adviser or Administrator) may also generate revenue in the form of commitment, loan origination, structuring or diligence fees, fees for providing managerial assistance to our portfolio companies, and possibly consulting fees. Certain of these fees may be capitalized and amortized as additional interest income over the life of the related loan.

Expenses

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided through the Administration Agreement and the Investment Management Agreement.

The costs associated with the Investment Adviser’s investment professionals and staff, when and to the extent engaged in providing us investment advisory and management services, are paid for by the Investment Adviser, other than to the extent described below and more specifically in the Investment Management Agreement.

In addition to the fees contemplated under the Investment Management Agreement, we bear all other fees, costs and expenses of our activities, operations, administration and transactions, including, but not limited to, the following:

(i)	all costs and expenses with respect to the actual or proposed acquisition, financing, holding, monitoring or disposition of our investments, whether such investments are ultimately consummated or not, including, origination fees, syndication fees, due diligence costs, broken deal expenses, bank service fees, fees and expenses of custodians, transfer agents, consultants, experts, travel expenses incurred for investment-related purposes, outside legal counsel, consultants and accountants, administrator’s fees of third-party administrators (subject to clause (xxiv) below) and financing costs (including interest expenses);

(ii)	organizational and offering expenses related to the offering and sale of our Shares or any other securities issued by us, including any underwriting discounts or commissions and any related legal or accounting fees and expenses;

(iii)	expenses for liability insurance, including officers and independent directors liability insurance, cyber insurance and other insurance;

(iv)	extraordinary expenses incurred by us (including litigation);

(v)	indemnification and contribution expenses provided, that we will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law;

(vi)	taxes and other governmental fees and charges;

(vii)	administering and servicing and special servicing fees paid to third parties for our benefit, including any third-party valuation firms, legal fees, or fees associated with the retention of any sub-administrator or third-party compliance firm;

(viii)	costs of Company-related operational and accounting software and related expenses;

(ix)	cost of software (including the fees of third-party software developers) used by the Investment Adviser and its affiliates to track and monitor our investments (specifically, cost of software related to data warehousing, portfolio administration/reconciliation, loan pricing and trade settlement attributable to the Company);

(x)	expenses related to the valuation or appraisal of our investments and our net asset value (including the cost and expenses of any independent valuation firms);

(xi)	risk, research and market data-related expenses (including software) incurred for our investments, including in connection with conducting due diligence on a proposed portfolio holding;

(xii)	fees, costs and expenses (including legal fees and expenses) incurred to comply with any applicable law, rule or regulation (including regulatory filings such as financial statement filings, ownership filings (Section 16 or Section 13 filings), blue sky filings and registration statement filings, as applicable) to which we are subject or incurred in connection with any governmental inquiry, investigation or proceeding involving us, provided that we will not bear such fees, costs or expenses to the extent that the relevant conduct is not indemnifiable under applicable law;

(xiii)	costs associated with our winding-up, liquidation, dissolution and termination;

(xiv)	other legal, operating, accounting, tax return preparation and consulting, auditing and administrative expenses in accordance with the Investment Management Agreement and the Administration Agreement and fees for outside services provided to us or on our behalf;

(xv)	expenses of the Board (including the reasonable costs of legal counsel, accountants, financial advisors and/or such other advisors and consultants engaged by the Board, as well as travel and out-of-pocket expenses related to the attendance by directors at Board meetings and performance of their Board responsibilities) to the extent permitted under applicable law;

(xvi)	annual or special meetings of the Shareholders;

(xvii)	costs and expenses associated with preparing, filing and delivering to Shareholders periodic and other reports and filings required under federal securities laws as a result of our status as a BDC;

(xviii)	our ongoing offering expenses and any marketing-related expenses;

(xix)	federal and state registration fees pertaining to us;

(xx)	costs of Company-related proxy statements and related materials, Shareholders’ reports and notices;

(xxi)	costs associated with obtaining fidelity bonds as required by the 1940 Act;

(xxii)	printing, mailing and all other similar direct expenses relating to us;

(xxiii)	expenses incurred in preparation for or in connection with (or otherwise relating to) any initial public offering or other debt or equity offering conducted by us, including but not limited to external legal and accounting expenses, printing costs, travel and out-of-pocket expenses related to marketing efforts;

(xxiv)	our allocable portion of overhead, including office equipment and supplies, rent and our allocable portion of the compensation paid to accounting, compliance and administrative staff employed by the Investment Adviser or its affiliates who provide services to us necessary for our operation, including related taxes, health insurance and other benefits, including the allocable portion of the compensation of our chief financial officer and chief compliance officer and their respective staffs;

(xxv)	costs, fees and expenses related to debt, including expenses associated with the establishment or operation of any credit facility or other leverage that we may utilize;

(xxvi)	interest payable on debt incurred by the Fund;

(xxvii)	any exchange listing fees;

(xxviii)	independent audits and the engagement of outside accountants and legal counsel;

(xxix)	any material acquisition, merger, consolidation, reorganization, asset sale or other business combination involving us; and

(xxx)	costs related to sales and purchases of our Shares, including in connection with any tender offers or repurchase offers relating thereto.

We bear our allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of our officers who provide operational and administrative services under the Administration Agreement, their respective staffs and other professionals who provide services to us (including, in each case, employees of the Administrator or an affiliate) who assist with the preparation, coordination and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to us. We reimburse the Investment Adviser (or its affiliates) for an allocable portion of the compensation paid by the Investment Adviser (or its affiliates) to such individuals (based on the percentage of time such individuals devote, on an estimated basis, to our business and affairs and to acting on our behalf).

In addition, from time to time, the Investment Adviser may pay amounts owed by us to third-party providers of goods or services. We will subsequently reimburse the Investment Adviser for those amounts paid on our behalf. We will also reimburse the Investment Adviser for the allocable portion of the compensation paid by the Investment Adviser or its affiliates to our chief compliance officer, chief financial officer and other professionals who spend time on those related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs). All of the expenses described above are ultimately borne by our Shareholders.

Investment-related expenses with respect to investments in which we invest together with one or more parallel funds (or co-investment vehicles) will generally be allocated among all such entities on the basis of capital invested by each such entity into the relevant investment; provided that if the Investment Adviser reasonably believes that such allocation method would produce an inequitable result to any such entity, the Investment Adviser may allocate such expenses among such entities in any other manner that the Investment Adviser believes in good faith to be fair and equitable.

We are permitted to enter into credit facilities. In connection with borrowings, our lenders may require us to pledge assets, commitments and/or the right to draw down on commitments.

Hedging

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

We intend to qualify as a “limited derivatives user” under the new SEC Rule 18f-4 under the 1940 Act, which will require us to limit our derivatives exposure to 10% of our net assets at any given time, excluding certain currency and interest rate hedging transactions.

Financial Condition, Liquidity and Capital Resources

We are currently in the development stage and have not commenced investment operations. To date, we only have nominal capital from an affiliate of the Investment Adviser that was contributed as part of our legal formation.

We expect to generate cash from (1) drawing down capital in respect of Shares, (2) cash flows from investments and operations and (3) borrowings from banks or other lenders. We will seek to enter into any bank debt, credit facility or other financing arrangements on at least customary market terms; however, we cannot assure you we will be able to do so.

Our primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including expenses, the Management Fee and, to the extent permitted under the 1940 Act, any indemnification obligations), (3) debt service of any borrowings and (4) cash distributions to our Shareholders.

Critical Accounting Policies

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. Our critical accounting policies, including those relating to the valuation of our investment portfolio, are described below. The critical accounting policies should be read in connection with our risk factors as disclosed in “Item 1A.—Risk Factors.”

Investments at Fair Value

Loan originations are recorded on the date of the binding commitment, which is generally the funding date. Investment transactions purchased on a secondary basis are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values and also includes the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Under the 1940 Act, we are required to carry our portfolio investments at market value or, if there is no readily available market value, at fair value as determined by our Board. Typically, there is not a public market for the securities of the privately held companies in which we invest. As a result, we value these securities quarterly at fair value as determined in good faith by our Investment Adviser in its capacity as our Valuation Designee under Rule 2a-5 under the 1940 Act, subject to oversight by our Board. Investments for which market quotations are readily available are typically valued at those market quotations. To validate market quotations, we utilize a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available, as is expected to be the case for substantially all of our investments, are valued at fair value as determined in good faith by the Valuation Designee subject to oversight by our Board, based on, among other things, the input of the Investment Adviser, our audit committee and independent third-party valuation firms engaged at the direction of the Valuation Designee.

As part of the valuation process, the Valuation Designee takes into account relevant factors in determining the fair value of our investments, including and in combination of:

•	the estimated enterprise value of a portfolio company (that is, the total fair value of the portfolio company’s net debt and equity);

•	the nature and realizable value of any collateral;

•	the portfolio company’s ability to make payments based on its earnings and cash flow;

•	the markets in which the portfolio company does business;

•	a comparison of the portfolio company’s securities to any similar publicly traded securities; and

•	overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future.

When an external event, such as a purchase transaction, public offering or subsequent equity sale occurs, the Valuation Designee considers whether the pricing indicated by the external event corroborates our valuation.

The Valuation Designee undertakes a multi-step valuation process, which includes, among other procedures, the following:

•	Communication with the valuation committee (the “Valuation Committee”) of the Axar Funds, which Valuation Committee oversees the implementation and administration of the valuation policies and procedures of the Axar Funds, including us, and any independent third-party valuation firms (each, a “Valuation Agent”) retained by such Valuation Committee;

•	Consider factors which may impact the fair value determination of an individual position, including, without limitation: last quoted price, Company and/or market news; market information from broker/dealers and other counterparties; cash flow forecasts; market value of comparable investment opportunities; timing of expected events impacting the valuation of the asset; and

•	Review and approve the final fair value determination based on the price range or estimate values provided by the Valuation Agents to the Valuation Committee;

The Valuation Designee will conduct this valuation process on a quarterly basis, and will provide the Board with certain quarterly and annual reports as required under Rule 2a-5 of the 1940 Act.

In connection with debt and equity investments that are valued at fair value in good faith by the Valuation Designee, the Valuation Designee intends to engage Valuation Agents to perform certain limited procedures that the Valuation Designee has identified and requested them to perform.

We apply Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurement (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, we consider our principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in the determination of fair value. In accordance with ASC 820, these levels are summarized below:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.

•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfers occur. In addition to using the above inputs in investment valuations, we apply the valuation policy approved by our Board that is consistent with ASC Topic 820. Consistent with the valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When a security is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), we subject those prices to various additional criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment. For example, we review pricing and methodologies provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs. Some additional factors considered include the number of prices obtained, as well as an assessment as to their quality, such as the depth of the relevant market relative to the size of our position.

Our accounting policy on the fair value of our investments is critical because the determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our consolidated financial statements express the uncertainty with respect to the possible effect of these valuations, and any change in these valuations, on the consolidated financial statements.

Interest and Dividend Income Recognition

Interest income is recorded on an accrual basis and includes the amortization of discounts and premiums. Discounts and premiums to par value on securities purchased or originated are amortized into interest income over the contractual life of the respective security using the effective interest method. The amortized cost of investments represents the original cost adjusted for the amortization of discounts and premiums, if any.

Unless providing services in connection with an investment, such as syndication, structuring or diligence, all or a portion of any loan fees received by us will be deferred and amortized over the investment’s life using the effective interest method.

Loans are generally placed on non-accrual status when principal or interest payments are past due by 30 days or more or when management has reasonable doubt that the borrower will pay principal or interest in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to such loan’s principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest payments have been paid and, in management’s judgment, the borrower is likely to make principal and interest payments in the future. Management may determine to not place a loan on non-accrual status if, notwithstanding any failure to pay, the loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Our accounting policy on interest and dividend income recognition is critical because it involves the primary source of our revenue and, accordingly, is significant to the financial results as disclosed in our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to financial market risks, including changes in interest rates.

Valuation Risk

We plan to invest primarily in illiquid debt securities of private companies. Most of our investments will not have a readily available market price, and we ((x) through an unaffiliated Valuation Agent, or (y) through our Investment Adviser and/or Administrator) will value these investments at fair value as determined in good faith by the Valuation Designee in accordance with our valuation policy.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 1. Business—Valuation of Portfolio Securities.”

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We also fund portions of our investments with borrowings. Our net investment income is affected by the difference between the rate at which we invest and the rate at which we borrow. Accordingly, we cannot assure you that a significant change in market interest rates will not have a material adverse effect on our net investment income.

We will regularly measure our exposure to interest rate risk. We will assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate-sensitive assets to our interest rate-sensitive liabilities. Based on that review, we will determine whether or not any hedging transactions are necessary to mitigate exposure to changes in interest rates.

We may in the future hedge against interest rate fluctuations by using hedging instruments such as additional interest rate swaps, futures, options and forward contracts. While hedging activities may mitigate our exposure to adverse fluctuations in interest rates, certain hedging transactions that we may enter into in the future, such as interest rate swap agreements, may also limit our ability to participate in the benefits of changes in interest rates with respect to our portfolio investments.

Currency Risk

From time to time, we may make investments that are denominated in a foreign currency. These investments are translated into U.S. dollars at each balance sheet date, exposing us to movements in foreign exchange rates. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us. We may seek to utilize instruments such as, but not limited to, forward contracts to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates. We also have the ability to borrow in certain foreign currencies under a revolving credit facility. Instead of entering into a foreign exchange forward contract in connection with loans or other investments we have made that are denominated in a foreign currency, we may borrow in that currency to establish a natural hedge against our loan or investment. To the extent the loan or investment is based on a floating rate other than a rate under which we can borrow under a revolving credit facility, we may seek to utilize interest rate derivatives to hedge our exposure to changes in the associated rate.

ITEM 3. PROPERTIES.

We maintain our principal executive office at 402 W 13th Street, Floor 5, New York, New York 10014. We do not own any real estate. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

We have not yet commenced commercial activities and will not do so until the Initial Closing. To date, we only have nominal capital from an affiliate of the Investment Adviser that was contributed as part of our legal formation. We will not raise additional capital prior to the Initial Closing, at which point we will raise capital from the issuance of privately offered Shares.

We have not yet issued any unregistered securities. To date, we only have nominal capital of $2000 from Axar Capital that was contributed in exchange for 200 Shares as part of our legal formation. As such, immediately prior to the Offering, Axar Capital is expected to own 100% of our outstanding Shares. Following the completion of the Offering, Axar Capital’s ownership position in our Shares is expected to represent less than 1% of the outstanding Shares.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Board of Directors and Executive Officers

Our business and affairs are managed under the direction of the Board. The responsibilities of the Board include, among other things, the oversight of our investment activities, the quarterly and non-quarterly valuation of our assets, oversight of our financing arrangements and corporate governance activities. Our Board consists of five members, three of whom are not “interested persons” of the Company, the Investment Adviser, Axar Capital or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the Board. These individuals are referred to as Independent Directors. Our Board elects the Company’s executive officers, who serve at the discretion of the Board.

Directors

Information regarding our Board is set forth below. The directors have been divided into two groups—Independent Directors and interested directors. Interested directors are “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act. The address for each director is c/o Axar Credit Opportunities Fund, Inc., 402 W 13th Street, 5th Floor, New York, New York 10014.

Name	Age	Position(s)	Expiration of Term
Independent Directors
[ ]	[●]	Director	[●]
[ ]	[●]	Director	[●]
[●]	[●]	Director	[●]
Interested Directors			[●]
Andrew Axelrod	[●]	Director, President and Chief Executive Officer	[●]
[Timothy Parrott]	[●]	Director, [Secretary]	[●]

The Board is divided into three classes, with the members of each class each serving staggered, three-year terms. The terms of our Class S directors will expire at the 2024 annual meeting of Shareholders, the term of our Class D director will expire at the 2025 annual meeting of Shareholders and the terms of our Class I directors will expire at the 2026 annual meeting of Shareholders.

Ms. [  ] and [         ] serve as Class S directors (with a term expiring in 2024). Mr. [Parrott] serves as a Class D director (with a term expiring in 2025). Messrs. [Axelrod] and [  ] serve as Class I directors (with a term expiring in 2026).

Meetings and Attendance

All directors are expected to attend at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they serve. We require each director to make a diligent effort to attend all board and committee meetings.

Board Attendance at the Annual Meeting

Our policy is to encourage our directors to attend each annual Shareholder meeting; however, such attendance is not required at this time.

Executive Officers Who Are Not Directors

Information regarding each person who is an executive officer of the Company but who is not a director is as follows:

Name	Age	Position(s)
Ricardo Mosquera	[●]	Chief Compliance Officer
Lionel Benichou	[●]	Treasurer and Chief Financial Officer

The address for each executive officer is c/o Axar Capital, 402 W 13th Street, 5th Floor, New York, New York 10014.

Biographical Information

Directors

Each of our directors has demonstrated high moral character and integrity, superior credentials and recognition in his respective field and the relevant expertise and experience upon which to be able to offer advice and guidance to our management. Each of our directors also has sufficient time available to devote to our affairs, is able to work with the other members of the Board and contribute to our success and can represent the long-term interests of our Shareholders as a whole. We have selected our current directors to provide a range of backgrounds and experience to our Board. Set forth below is biographical information for each director, including a discussion of the director’s particular experience, qualifications, attributes or skills that led us to conclude, as of the date of this Registration Statement, that the individual should serve as a director, in light of our business and structure.

Independent Directors

[●]

[●]

[●]

Interested Directors

Andrew Axelrod is the Managing Partner and Portfolio Manager of Axar Capital Management L.P and is ultimately responsible for all investment, risk and business management functions. Before founding Axar in 2015, Mr. Axelrod previously served as a Partner and Co-Head of North American Investments for Mount Kellett Capital Management, a private investment organization with over $7 billion of assets under management from 2009 to 2015. Prior to joining Mount Kellett, Mr. Axelrod worked at Kohlberg Kravis Roberts & Co. L.P. from 2007 to 2009 and The Goldman Sachs Group, Inc. Mr. Axelrod graduated magna cum laude with a B.S. in Economics from Duke University.

Timothy Parrott is the Co-Founder and President of Axar Capital and oversees corporate development as well as all non-investment related functions at the firm. Prior to co-founding Axar Capital, Mr. Parrott was the President and Co-founder of Tactica Capital Management LP (“Tactica”), a long-short equity hedge fund based in New York. Before his role at Tactica, he was the Managing Director of Investment Solutions for Lyxor Asset Management Inc., where he advised institutional investors on custom hedge fund mandates and platform solutions. Mr. Parrott has over 20 years of experience in the financial services industry, including serving as Executive Director and Head of the European Futures business for Lehman Brothers in London. He graduated with a Bachelor of Arts from Dartmouth College.

We believe Messrs. Axelrod’s and Parrott’s respective knowledge of and relationship with our Investment Adviser, as well as their respective broad experiences in the financial services sector provide them with skills and valuable insight in handling complex financial transactions and issues, which makes each of them well qualified to serve on our Board.

Executive Officers Who Are Not Directors

Ricardo Mosquera has served as Chief Operating Officer as well as Chief Compliance Officer at Axar Capital Management LP since 2015. Prior to Axar, Mr. Mosquera was the Chief Operating Officer and Chief Compliance Officer at Tactica from 2012 to 2014. Before joining Tactica, he was Head of Portfolio and Hedge Fund Quantitative Analysis at Lyxor Asset Management, Inc., creating many of the models applied to monitor the performance and risk of institutional hedge fund investments. Mr. Mosquera also served as the Head of Middle Office and Product Development for PlusFunds Group Inc., a $3 billion hedge fund managed account platform. Mr. Mosquera has over 25 years of U.S. and international financial services experience. Mr. Mosquera holds a Master of Arts in Mathematics and a Bachelor of Science in Mathematics & Computer Science from Binghamton University.

Lionel Benichou has served as Chief Financial Officer at Axar Capital Management LP since 2017. Prior to joining Axar, Mr. Benichou was a Vice President at Altemis Capital Management, LLC, (“Altemis”), a spin-off from Credit Suisse Asset Management, where he was responsible for the management of multi-strategy hedge fund of funds portfolios from 2013 to 2015. Before his role at Altemis, Mr. Benichou spent seven years at Credit Suisse in New York within the Asset Management Division. Mr. Benichou was a member of the Credit Suisse Hedge Fund Index team and his responsibilities included the middle office management of multi-strategy hedge fund of funds portfolios. Earlier in his career, Mr. Benichou was a senior financial analyst at PlusFunds Group Inc. in New York, a $3 billion hedge fund managed account platform. Mr. Benichou holds an MBA in International Management from the European Business School in Paris, France.

Our Board has adopted a code of ethics that applies to our executive officers, which forms part of our broader compliance policies and procedures. See “Item 1. Business—Compliance Policies and Procedures.”

Board Leadership Structure

Our Board monitors and performs an oversight role with respect to our business and affairs, compliance with regulatory requirements and the services, expenses and performance of our service providers. Among other things, our Board approves the appointment of our Administrator and officers, reviews and monitors the services and activities performed by our Administrator and officers and reviews the performance of our independent public accounting firm.

Under our bylaws, our Board may designate a chairman to preside over the meetings of the Board and meetings of the Shareholders and to perform such other duties as may be assigned to the chairman by the Board. We do not have a fixed policy as to whether the chairman of the Board should be an Independent Director and believe that we should maintain the flexibility to select the chairman and reorganize the leadership structure, from time to time, based on the criteria that is in the best interests of us and our Shareholders at such times.

Andrew Axelrod, our Chief Executive Officer and President, will serve as the chairman of the Board. Mr. Axelrod is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act because he is the President and Chief Executive Officer of the Company, serves on the investment committee and is the managing partner of Axar Capital, the managing member of the Investment Adviser. We believe that Mr. Axelrod’s history with Axar Capital, familiarity with our investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the chairman of our Board. We believe that we are best served through this existing leadership structure, as Mr. Axelrod’s relationship with Axar Capital provides an effective bridge and encourages an open dialogue between management and the Board, ensuring that both groups act with a common purpose.

The Board does not currently have a designated lead Independent Director. We are aware of the potential conflicts that may arise when an interested director is Chairman of the Board, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the Independent Directors in executive session without the presence of interested directors and management, as well as the establishment of an Audit Committee, consisting solely of Independent Directors for the purposes of the NYSE corporate governance rules and Rule 10A-3 under the Exchange Act. During executive sessions, the chairman of the Audit Committee or his designee will serve as presiding director. In addition, our corporate governance practices include the appointment of our chief compliance officer, with whom the Independent Directors meet in executive session without the presence of interested directors and other members of management for administering our compliance policies and procedures.

Board’s Role in Risk Oversight

Our Board performs its risk oversight function primarily through (1) its two standing committees which report to the Board, each of which is comprised solely of Independent Directors, and (2) active monitoring by our chief compliance officer and our compliance policies and procedures. Overall responsibility for our oversight rests with the Board. We have entered into the Investment Management Agreement pursuant to which the Investment Adviser will manage the Company on a day-to-day basis. The Board is responsible for overseeing the Investment Adviser and our other service providers in accordance with the provisions of the 1940 Act, applicable provisions of state and other laws and our charter. The Board is currently composed of five members, three of whom are directors who are not “interested persons” of us or the Investment Adviser as defined in the 1940 Act. The Board meets in person at regularly scheduled quarterly meetings each year. In addition, the Board may hold special in-person or telephonic meetings or informal conference calls to discuss specific matters that may arise or require action between regular meetings. As described below, the Board has established a Nominating and Corporate Governance Committee and an Audit Committee, and may establish ad hoc committees or working groups from time to time, to assist the Board in fulfilling its oversight responsibilities.

The Board has appointed Mr. Axelrod, our chief executive officer and president, to serve in the role of as the chairman of the Board. Mr. Axelrod is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act because he is our president and chief executive officer, serves on the investment committee of Axar Capital and is the managing partner of Axar Capital. We believe that Mr. Axelrod’s history with Axar Capital, familiarity with the our investment platform, and extensive knowledge of the financial services industry and the investment valuation process in particular qualify him to serve as the chairman of our Board. We believe that we are best served through this existing leadership structure, as Mr. Axelrod’s relationship with Axar Capital provides an effective bridge and encourages an open dialogue between management and the Board, ensuring that both groups act with a common purpose.

The Board reviews matters related to its leadership structure annually. The Board has determined that the Board’s leadership structure is appropriate because it allows the Board to exercise informed and independent judgment over the matters under its purview and it allocates areas of responsibility among committees of directors and the full Board in a manner that enhances effective oversight. We intend to continue to re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that its continues to meet our needs.

We are subject to a number of risks, including investment, compliance, operational and valuation risks, among others. Risk oversight forms part of the Board’s general oversight of us and is addressed as part of various Board and committee activities. Day-to-day risk management functions are subsumed within the responsibilities of the Investment Adviser and other service providers (depending on the nature of the risk), which carry out our investment management and business affairs. The Investment Adviser and other service providers employ a variety of processes, procedures and controls to identify various events or circumstances that give rise to risks, to lessen the probability of their occurrence and to mitigate the effects of such events or circumstances if they do occur. Each of the Investment Adviser and other service providers has their own independent interest in risk management, and their policies and methods of risk management will depend on their functions and business models. The Board recognizes that it is not possible to identify all of the risks that may affect the Company or to develop processes and controls to eliminate or mitigate their occurrence or effects. As part of its regular oversight of us, the Board interacts with and reviews reports from, among others, the Investment Adviser, our chief compliance officer, our independent registered public accounting firm and legal counsel, as appropriate, regarding risks faced by us and applicable risk controls. The Board may, at any time and in its discretion, change the manner in which it conducts risk oversight.

Committees of the Board

We currently have two standing committees: the Audit Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee operates pursuant to the Audit Committee Charter. The Audit Committee Charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its responsibilities for our accounting and reporting processes and the audits of its financial statements by overseeing and monitoring:

•	the quality and integrity of our financial statements,

•	the adequacy of our system of internal controls,

•	the financial reporting process, including the valuation of investments, the review of the independence and performance of, as well as communicate openly with, our independent registered public accounting firm, and

•	our compliance with legal and regulatory requirements.

Our Audit Committee has the sole authority to approve the engagement and review the performance of our independent registered public accounting firm.

Our Board has designated [ ] as our “audit committee financial expert” pursuant to the provisions of Item 407(d)(5) of Regulation S-K, and pursuant to the Audit Committee Charter, our Audit Committee consists solely of members who are Independent Directors for the purposes of Rule 10A-3 under the Exchange Act.

Messrs. [  ] and [ ] and Ms. [  ] are the members of the Audit Committee, and [  ] serves as Chairman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee Charter sets forth the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for:

•	selecting, researching and nominating directors for election by our Shareholders,

•	selecting nominees to fill vacancies on the Board or a committee of the Board,

•	developing and recommending to the Board a set of corporate governance principles, and

•	overseeing the evaluation of the Board and our management.

The Nominating and Corporate Governance Committee considers nominees to the Board recommended by a Shareholder, if that Shareholder complies with the advance notice provisions of our bylaws, as described below. The Nominating and Corporate Governance Committee seeks candidates who possess the background, skills and expertise to make significant contributions to the Board, to us and to our Shareholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as they deem relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to our affairs;

•	are able to work with the other members of the Board and contribute to our success;

•	can represent the long-term interests of our stockholders as a whole; and

•	are selected such that the Board represent a range of backgrounds and experience.

The Nominating and Corporate Governance Committee has not adopted formal policies with regard to the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee's goal of creating a Board that best serves our needs and the interest of our Shareholders.

The members of the Nominating and Corporate Governance Committee are Messrs. [  ] and [ ] and Ms. [  ], each of whom is an Independent Director. [ ] serves as Chairman.

Portfolio Management

The Investment Adviser is responsible for managing our day-to-day business affairs and management of our investment portfolio. The Investment Adviser’s investment team is led by Mr. Axelrod. For more information regarding the business experience of Mr. Axelrod, see “Item 5—Biographical Information—Directors—Interested Directors. ” We consider Mr. Axelrod to be our portfolio manager. Mr. Axelrod also oversees the day-to-day management of the other Axar Funds, which had approximately $[ ] in total assets as of [ ], 2023. As a result, Mr. Axelrod may face conflicts of interest in allocating investment opportunities between us and the other investment vehicles that he manages. Mr. Axelrod receives no direct compensation but is indirectly entitled to a portion of the profits earned by the Investment Adviser, which includes any fees payable to the Investment Adviser under the terms of the Investment Management Agreement less expenses incurred by the Investment Adviser in performing its services under the Investment Management Agreement, by virtue of Mr. Axelrod’s financial interests in Axar Capital, which owns 100% of the equity interests in the Investment Adviser.

ITEM 6. EXECUTIVE COMPENSATION.

(a)            Compensation of Executive Officers

We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of Axar Capital, the Investment Adviser or their respective affiliates, pursuant to the terms of the Investment Management Agreement and the Administration Agreement, as applicable. Our day-to-day investment and administrative operations are managed by the Investment Adviser and the Administrator. Most of the services necessary for the origination and administration of our investment portfolio are provided by investment professionals employed by Axar Capital, the Investment Adviser, or their respective affiliates.

None of our executive officers will receive direct compensation from us. We will reimburse the Investment Adviser the allocable portion of the compensation paid by the Investment Adviser (or its affiliates) to our chief compliance officer and chief financial officer and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to our business and affairs). Axar Capital, through its financial interests in the Investment Adviser, is entitled to a portion of the profits earned by the Investment Adviser, which includes any fees payable to the Investment Adviser under the terms of the Investment Management Agreement, less expenses incurred by the Investment Adviser in performing its services under the Investment Management Agreement.

(b)            Compensation of Independent Directors

We pay each Independent Director a $[50,000] annual retainer for serving as a director. In addition, the chairman of the Audit Committee and the Nominating and Corporate Governance Committee each receives an additional annual fee of $[10,000]. No compensation will be paid to directors who are “interested persons,” as that term is defined under the 1940 Act.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

(a)            Transactions with Related Persons; Review, Approval or Ratification of Transaction with Related Persons

Investment Management Agreement; Administration Agreement

We will enter into the Investment Management Agreement with our Investment Adviser pursuant to which we will pay the Investment Adviser a fee for investment advisory and management services consisting of two components—a base management fee and an incentive fee. We will also enter into an Administration Agreement with the Administrator, pursuant to which we will make payments equal to an amount that reimburses the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement.

The Investment Management Agreement and the Administration Agreement are expected to be approved by our Board at the initial Board meeting. Unless earlier terminated as described below, each of the Investment Management Agreement and the Administration Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by our Board or by the affirmative vote of the holders of a majority of our outstanding voting securities, and, in either case, if also approved by a majority of our Independent Directors. The Investment Management Agreement and the Administration Agreement will automatically terminate in the event of an assignment. See “Item 1A. Risk Factors—Our ability to achieve our investment objective depends on our Investment Adviser’s ability to manage and support our investment process. If our Investment Adviser were to lose a significant number of its key professionals, or terminate the Investment Management Agreement, our ability to achieve our investment objective could be significantly harmed.” Notwithstanding the foregoing, each of the Investment Management Agreement and the Administration Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ notice by the affirmative vote of the holders of a majority of our then-outstanding voting securities, as determined in accordance with the 1940 Act, or by our Board.

License Agreement

We have entered into a License Agreement with the Investment Adviser that grants us a non-exclusive, royalty-free license to use the mark “Axar” and any derivative thereof.

Potential Conflicts of Interest

Our executive officers and directors, as well as the current or future members of the Investment Adviser, serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as us or of investment funds managed by our affiliates. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us and our Shareholders.

We, the Investment Adviser and our respective direct or indirect members, partners, officers, directors, employees, agents and affiliates may be subject to certain potential conflicts of interest in connection with our activities and investments. For example, the terms of the fees payable under the Investment Management Agreement may create an incentive for the Investment Adviser to approve and cause us to make more speculative investments than we would otherwise make in the absence of such fee structure.

Our executive officers, certain of our directors and certain other finance professionals of the Investment Adviser also serve as executives of Axar Capital and Axar Capital controls the Investment Adviser. In addition, our executive officers and directors and the members of the Investment Team serve or may serve as officers, directors or principals of entities that operate in the same, or a related, line of business as we do or of investment funds, accounts or other investment vehicles managed by our affiliates, including the Axar Funds. These investment funds, accounts or other investment vehicles may have investment objectives similar to our investment objective. We may compete with entities managed by the Investment Adviser and its affiliates, including the Axar Funds, for capital and investment opportunities. As a result, we may not be given the opportunity to participate in certain investments made by investment funds, accounts or other investment vehicles managed by the Investment Adviser or its affiliates or by members of the Investment Team, including the Axar Funds. However, in order to fulfill its fiduciary duties to each of its clients, the Investment Adviser intends to allocate investment opportunities in a manner that is fair and equitable over time and is consistent with the Investment Adviser’s allocation policy, so that we are not disadvantaged in relation to any other client, taking into account such factors as the relative amounts of capital available for new investments, cash on hand, existing commitments and reserves, the investment programs and portfolio positions of the participating investment accounts, the clients for which participation is appropriate, targeted leverage level, targeted asset mix and any other factors deemed appropriate.

The Investment Adviser and its affiliates have policies and procedures in place designed to manage the potential conflicts of interest between the Investment Adviser’s fiduciary obligations to us and its similar fiduciary obligations to other clients, including the Axar Funds. An investment opportunity that is suitable for multiple clients of the Investment Adviser and its affiliates may not be capable of being shared among some or all of such clients and affiliates due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. There can be no assurance that the Investment Adviser’s or its affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Not all conflicts of interest can be expected to be resolved in our favor.

The Company has adopted certain policies and procedures to manage conflicts of interest, including a code of ethics. See “—Certain Business Relationships.” Additionally, as described above under “Item 1. Business—Proxy Voting Policies and Procedures,” we have delegated our proxy-voting responsibility to our Investment Adviser, which has adopted certain proxy-voting policies and procedures.

Certain Business Relationships

Certain of our current directors and officers may serve as directors or officers of the Investment Adviser.

We may enter into transactions with portfolio companies, in our ordinary course of business, that may be considered related party transactions. Under such circumstances, in order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, and us, companies controlled by us and our employees and directors. Furthermore, under such circumstances, we will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek board review and approval or exemptive relief, as applicable, for such transaction. Our Board reviews these procedures on a quarterly basis.

We have adopted a code of ethics which applies to, among others, our senior officers, including our chief executive officer and chief financial officer, as well as all of our officers, directors and employees. Our code of ethics requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests. Pursuant to such code of ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our chief compliance officer.

Director Independence

For information regarding the independence of our directors, see “Item 5—Directors and Executive Officers.”

Indebtedness of Management

None.

(b)            Promoters and Certain Control Persons

The Investment Adviser may be deemed a promoter of the Company. We will enter into the Investment Management Agreement with the Investment Adviser. The Investment Adviser, for its services to us, will be entitled to receive Management Fees. In addition, under the Investment Management Agreement, we expect, to the extent permitted by applicable law and in the discretion of our Board, to indemnify the Investment Adviser and certain of its affiliates. See “Item 1. Business—Investment Management Agreement.”

ITEM 8. LEGAL PROCEEDINGS.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect on financial statements.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

Market Information

Our outstanding Shares will be offered and sold in transactions exempt from registration under Section 4(a)(2) and Regulation D of the Securities Act. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is currently no public market for the Shares and we do not expect one to develop.

Because the Shares are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted and (ii) the Shares are registered under applicable securities laws or specifically exempted from registration (in which case, the Shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required).

Accordingly, an investor must be willing to bear the economic risk of an investment in our Shares. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on our Shares and to execute such other instruments or certifications as are reasonably required by us.

Shares will be offered for subscription on a continuous basis. Each investor in the private offering will purchase Shares pursuant to a subscription agreement. The initial price per share for Shares in the primary offering will be $25.00 per Share. Thereafter, the purchase price per Share will equal the NAV per share, as of the effective date of the purchase.

Shareholders

Our common Shareholders are entitled to one vote for each Share held on all matters submitted to a vote of Shareholders, and to receive distributions declared by the Board. Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding our Shareholders.

Valuation of Portfolio Securities

We will determine the net asset value per share of our Shares quarterly and as necessary for each Closing, which will be subject to the limitations of Section 23(b) under the 1940 Act (which generally prohibits us from issuing Shares at a price below the then-current net asset value of our Shares as determined within 48 hours, excluding Sundays and holidays, of such issuance (taking into account any investment valuation adjustments from the latest quarterly valuation date in accordance with our valuation policy), subject to certain exceptions). The net asset value per share is equal to the value of our total assets minus liabilities and any preferred shares outstanding divided by the total number of Shares outstanding.

Investments are valued at the end of each fiscal quarter. Substantially all of our investments are expected to be in loans that do not have readily ascertainable market prices. Assets that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the Valuation Designee, see “Item 2—Financial Information—Critical Accounting Policies—Investments at Fair Value.” Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately our portfolio investments and could lead to undervaluation or overvaluation of our Shares. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.

Distributions

To obtain and maintain our RIC tax status, we must distribute (or be treated as distributing) in each taxable year dividends for tax purposes of an amount equal to at least 90% of our investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short-term capital gains over net long-term capital losses, as well as other taxable income, excluding any net capital gains reduced by deductible expenses) and 90% of our net tax-exempt income for that taxable year. As a RIC, we generally will not be subject to corporate-level U.S. federal income tax on our investment company taxable income and net capital gains that we distribute to shareholders. In addition, to avoid the imposition of a nondeductible 4% U.S. federal excise tax, we must distribute (or be treated as distributing) in each calendar year an amount at least equal to the sum of:

•	98% of our ordinary net income for the calendar year, excluding ordinary gains and losses, recognized during a calendar year;

•	98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the twelve-month period ending on October 31 of such calendar year; and

•	100% of any income or gains recognized, but not distributed in preceding years.

While we intend to distribute income and capital gains to minimize exposure to the 4% excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

We generally expect to distribute substantially all of our earnings on a quarterly basis, but will reinvest dividends on behalf of those investors that do not elect to receive their dividends in cash. One or more of the considerations described below, however, could result in the deferral of dividend distributions until the end of the fiscal year:

We may make investments that are subject to tax rules that require us to include amounts in our income before we receive cash corresponding to that income or that defer or limit our ability to claim the benefit of deductions or losses. For example, if we hold securities issued with OID, that OID may be accrued in income before we receive any corresponding cash payments. Similarly, the terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

In cases where our taxable income exceeds our available cash flow, we will need to fund distributions with the proceeds of sale of securities or with borrowed money, and may raise funds for this purpose opportunistically over the course of the year.

In certain circumstances (e.g., where we are required to recognize income before or without receiving cash representing such income), we may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding U.S. federal income and excise taxes. Accordingly, we may have to sell investments at times we would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thereby be subject to corporate-level U.S. federal income tax.

If in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and distributions will be taxable to our shareholders as ordinary dividends to the extent of our current or accumulated earnings and profits, and distributions would not be required. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s tax basis, and any remaining distributions would be treated as capital gain. If we fail to qualify as a RIC for a period greater than two consecutive taxable years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the taxable year) that we elect to recognize on requalification or when recognized over the next five years.

In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our shareholders their share of the foreign taxes paid by us.

Reports to Shareholders

We plan to furnish or make available to our Shareholders an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we intend to comply with the periodic reporting requirements of the Exchange Act.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

We have not yet issued any unregistered securities. To date, we only have nominal capital of $2000 from an affiliate of the Investment Adviser that was contributed in exchange for 200 Shares as part of our legal formation. It is expected that all Shares will be issued and sold in reliance upon the available exemptions from the registration requirements of Section 4(a)(2) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The following description is based on relevant portions of the Maryland General Corporation Law (“MGCL”) and our charter and bylaws. This summary is not necessarily complete, and we refer you to the MGCL and our charter and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized stock consists of 500,000,000 shares of common stock, par value $0.001 per share, all of which are initially designated as common stock and [100,000,000] of which are initially designated as preferred stock. There are no outstanding options or warrants to purchase our common stock. No common stock has been authorized for issuance under any equity compensation plans. Our fiscal year-end is December 31. Under Maryland law, our Shareholders generally are not personally liable for our debts or obligations.

Under our charter, our Board is authorized to classify and reclassify any unissued stock into other classes or series of stock, including preferred stock, without obtaining Shareholder approval. As permitted by the MGCL, our charter provides that a majority of our entire Board, without any action by our Shareholders, may amend the charter from time to time to increase or decrease the aggregate number of Shares of stock or the number of Shares of stock of any class or series that we have authority to issue. However, with respect to all other amendments to the charter (other than certain ministerial amendments that may be approved by the Board without a stockholder vote under the MGCL), we may amend our charter only if such amendment is declared advisable by our Board and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Set forth below is a chart describing the classes of our stock to be outstanding as to the date we commence this offering:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding Exclusive of Amount Under Column (3)
Common Stock	500,000,000	—	200
Preferred Stock	[100,000,000]

Our charter also provides that the Board may classify or reclassify any unissued Shares into one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the Shares. There is currently no market for our Shares, and we can offer no assurances that a market for our Shares will develop in the future. Unless the Board or any officer determines otherwise, we will issue all Shares of our stock in uncertificated form.

Common Stock

Under the terms of the charter, all Shares have equal rights as to dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and other distributions may be paid to our Shareholders if, as and when authorized by the Board and declared by us out of funds legally available therefor. Shares of common stock have no preemptive, exchange, conversion or redemption rights and Shareholders generally have no appraisal rights. Shares of common stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay, or otherwise provide for, all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of Shareholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding Shares can elect all of our directors, and holders of less than a majority of such common stock will be unable to elect any director.

Preferred Stock

Under the terms of our charter, the Board may authorize us to issue shares of preferred stock in one or more classes or series, without Shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. In the event we issue shares of preferred stock in the future, we will make any required disclosure to Shareholders.

Preferred stock could be issued with terms that would adversely affect our common Shareholders. Preferred stock could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. These voting powers may negatively affect common Shareholders, and the interests of holders of preferred shares may otherwise differ from the interests of common Shareholders. Any members of the Board elected by holders of preferred shares will represent both common Shareholders and holders of preferred shares. Such members of the Board may have a conflict of interest when the interests of Common Shareholders differ from those of holders of preferred shares.

The issuance of any preferred stock must be approved by a majority of the Independent Directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act to indemnify any present or former director or officer of the Company or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee, who is made, or threatened to be made, a party to, or witness in, a proceeding by reason of his or her service in such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as such and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor.

In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

We expect to enter into indemnification agreements with each of our Independent Directors. The indemnification agreements provide our directors the maximum indemnification and advance of expenses permitted under Maryland law and the 1940 Act.

We have obtained liability insurance for our Independent Directors, which will be paid for by us.

Certain Provisions of the MGCL and Our Charter and Bylaws

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Election of Directors; Term

Our bylaws provide that an annual meeting of the Shareholders for the election of directors, amongst other things, will be held on a date and at a time set by the Board. Accordingly, we will hold an annual meeting of the Shareholders at which a nominee for director shall be elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of Shareholders duly called and at which a quorum is present. Each director will hold office for a term ending at the next annual meeting of Shareholders following his or her election and when his or her successor is duly elected and qualifies. At each annual meeting of our Shareholders, the successors to the directors whose terms expire at each such meeting will be elected to hold office for a one-year term expiring at the next annual meeting of Shareholders following their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Pursuant to our charter, the Board may amend the bylaws from time to time to alter the vote required to elect a director.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than eleven. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL providing that, except as may be provided by our Board in setting the terms of any class or series of preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act.

Our charter also provides that any director, or the entire Board, may be removed at any time, with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Our charter also provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. Our charter prohibits any Shareholder from transferring shares of stock to a person who makes a tender offer which does not comply with such provisions unless such Shareholder has first offered such shares of stock to us at the tender offer price in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.

Action by Stockholders

Under the MGCL, unless a corporation’s charter provides otherwise (which our charter does not), Shareholder action can be taken only at an annual or special meeting of Shareholders or by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a Shareholder-requested special meeting of Shareholders discussed below, may have the effect of delaying consideration of a Shareholder proposal until the next annual meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws provide that with respect to an annual meeting of Shareholders, nominations of persons for election to our Board and the proposal of business to be considered by Shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a Shareholder who was a Shareholder of record at the record date set by our Board for the purpose of determining Shareholders entitled to vote at the meeting, at the time of giving notice as provided for in our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of Shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) by or at the discretion of our Board or (2) provided that the special meeting has been called for the purpose of electing directors, by a Shareholder who was a Shareholder of record at the record date set by our Board for the purpose of determining Shareholders entitled to vote at the meeting, at the time of giving notice as provided for in our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws. The purpose of requiring Shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform Shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Shareholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholders proposals if proper procedures are not followed. They may also have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our Shareholders.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of Shareholders may be called by our Board and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the Shareholders requesting the meeting, a special meeting of Shareholders will be called by the secretary of the Company upon the written request of Shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Certain Matters

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert to another form of entity, transfer all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of these matters by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our bylaws further provide that our bylaws may be amended, altered, repealed or replaced and new bylaws may be adopted, either (a) by the vote of the stockholders entitled to cast at least a majority of the votes entitled to be cast thereon at any duly organized annual or special meeting of stockholders, or (b) by vote of a majority of the Board; provided, however, that any amendment to the provision of the bylaws relating to amendments will require the vote of (i) a majority of the Board and (ii) stockholders entitled to cast at least a majority of the votes entitled to be cast thereon at any duly organized annual or special meeting of stockholders.

Appraisal Rights

As permitted by the MGCL, our charter provides that Shareholders will not be entitled to exercise appraisal rights unless a majority of our entire Board determines that such rights shall apply.

Business Combinations

Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder, which we refer to as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder. The Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act; provided that the business combination is first approved by our board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

The Business Combination Act will not apply to us to the extent we have less than 100 beneficial owners.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply (a) to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our Shares and, as a result, any control shares of the Company will have the same voting rights as all of the other Shares of the Company. Such provision could be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Maryland Control Share Acquisition Act only if the Board determines that it would be in our best interest and we determine (after consultation with SEC staff) that our being subject to the Maryland Control Share Acquisition Act does not conflict with the 1940 Act. We have been advised that the SEC staff currently believes that opting into the Maryland Control Share Acquisition Act would be inconsistent with certain provisions of the 1940 Act, and would therefore be unavailable to us.

The Maryland Control Share Acquisition Act will not apply to us to the extent we have less than 100 beneficial owners.

Forum Selection Clause

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any Internal Corporate Claim, as defined by the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or employees to us or to our Shareholders, (d) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the MGCL or our charter or bylaws, or (e) any action asserting a claim against us or any of our directors, officers or employees that is governed by the internal affairs doctrine shall be, in each case, the Supreme Court for the State of New York, New York County or the Circuit Court for Baltimore City, Maryland, or, if those courts do not have jurisdiction, the United Stated District Courts located in the Southern District of New York or the United States District Court for the District of Maryland, Northern Division. By accepting our Shares in connection with this offering, you are agreeing to be bound by these provisions. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States of America, or any rules or regulations promulgated thereunder.

While the applicability of forum selection clauses to claims brought under federal securities law may be subject to challenge, including pursuant to Section 44 under the 1940 Act which generally provides that federal courts shall have exclusive jurisdiction for any suits or actions brought to enforce any liability or duty created under the 1940 Act, the forum selection clause included in our bylaws will likely make it more difficult for a stockholder to successfully pursue litigation against us or those covered by our forum selection clause in another jurisdiction, including one that may be more favorable to such Shareholder.

Conflict with the 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

See “Item 11. Description of Registrant’s Securities to be Registered—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

We expect to enter into indemnification agreements with our Independent Directors (each, an “Indemnitee”). The indemnification agreements are intended to provide the directors the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that we shall indemnify the Independent Director who is a party to the agreement, or an Indemnitee, including the advancement of legal expenses, if, by reason of his corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending or completed proceeding, to the maximum extent permitted by Maryland law and the 1940 Act.

Under the Investment Management Agreement, we may, to the extent permitted by applicable law in the discretion of our Board, indemnify the Investment Adviser and certain of its affiliates, as described under “Item 1. Business—Investment Management Agreement.”

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

We set forth below a list of our audited financial statements included in this Registration Statement.

Page

Index to Financial Statements	F-[ ]
Report of Independent Registered Public Accounting Firm	F-[ ]
Statement of Assets and Liabilities as of [ ]	F-[ ]
Statement of Operations for the period from [ ] (inception) through [ ]	F-[ ]
Statement of Changes in Net Assets for the period from [ ] (inception) through [ ]	F-[ ]
Statement of Cash Flows for the period from [ ] (inception) through [ ]	F-[ ]
Notes to the Financial Statements	F-[ ]

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a)           List separately all financial statements filed

The financial statements included in this Registration Statement are listed in Item 13 and commence on page F-[ ].

(b)           Exhibits

3.1           Form of Articles of Amendment and Restatement*

3.2           Form of Bylaws*

4.1           Form of Subscription Agreement*

10.1         Form of Investment Management Agreement*

10.2         Form of Administration Agreement*

10.3         Form of Indemnification Agreement*

10.4         Form of Custody Agreement by and between the Registrant and*

10.5         Form of Trademark License Agreement*

21.1         List of Subsidiaries—None

(*) To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AXAR CREDIT OPPORTUNITY FUND, INC.

By:	/s/ Andrew Axelrod
Name: Andrew Axelrod
Title: Director, President, Chief Executive Officer and Chief Investment Officer

Date: January 24, 2023